Exhibit 10.2

Execution Version

PURCHASE AGREEMENT

by and among

GROUP 1 AUTOMOTIVE, INC.,

GPB PORTFOLIO AUTOMOTIVE, LLC,

CAPSTONE AUTOMOTIVE GROUP, LLC,

CAPSTONE AUTOMOTIVE GROUP II, LLC,

AUTOMILE PARENT HOLDINGS, LLC,

AUTOMILE TY HOLDINGS, LLC

and

PRIME REAL ESTATE HOLDINGS, LLC

Dated as of September 12, 2021

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(continued)

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Exhibits

EXHIBIT A	Purchase Price Calculation/Accounting Principles
EXHIBIT B	Form of Bill of Sale and Assignment and Assumption Agreement
EXHIBIT C	Form of Assignment Agreement for Transferred Interests
EXHIBIT D	Form of Intellectual Property Assignment Agreement
EXHIBIT E	Form of Purchase Price Allocation
EXHIBIT F	Debt Commitment Letter
EXHIBIT G	Form of Certificate of Non-Foreign Status
EXHIBIT H	Form of Escrow Agreement

ANNEX A	Non-Dealership Lessees
ANNEX B	Non-Business Entities
ANNEX C	Dealerships

iv1

This PURCHASE AGREEMENT, dated as of September 12, 2021 (this “Agreement”), is made by and among Group 1 Automotive, Inc., a Delaware corporation (the “Purchaser”), GPB Portfolio Automotive, LLC, a Delaware limited liability company, Capstone Automotive Group, LLC, a Delaware limited liability company, Capstone Automotive Group II, LLC, a Delaware limited liability company, Automile Parent Holdings, LLC, a Delaware limited liability company, and Automile TY Holdings, LLC, a Delaware limited liability company (each, a “Seller” and collectively, the “Sellers”), and Prime Real Estate Holdings, LLC, a Delaware limited liability company (the “Real Estate Equity Seller”). The Sellers and the Real Estate Equity Seller are collectively referred to herein as the “Seller Parties.” Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.01.

WHEREAS, the Sellers conduct the Business directly or indirectly through certain of their respective Subsidiaries;

WHEREAS, the Real Estate Equity Seller holds equity interests in Subsidiaries that own certain real estate or real property interests used in connection with the Business;

WHEREAS, the Seller Parties directly or indirectly through the other Selling Entities own or have rights to the Purchased Assets (including the Transferred Interests); and

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Seller Parties and the other Selling Entities desire to sell, transfer, assign and deliver to the Purchaser, and the Purchaser desires to (a) purchase, acquire, assume and accept from the Seller Parties and the other Selling Entities all of their respective right, title and interest in and to all of the Purchased Assets and (b) assume the Assumed Liabilities; and

WHEREAS, in connection with the purchase of the Purchased Assets, the Purchaser or its Affiliate is willing to employ Business Employees immediately following the Closing or Delayed Closing, as applicable, as set forth in Section 7.06 herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Purchaser and each Seller Party hereby agrees as follows:

ARTICLE I

Definitions; Interpretation

SECTION 1.01.     Definitions.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.

“Ancillary Agreements” means the Bill of Sale and Assignment and Assumption Agreement, the Assignment Agreements for Transferred Interests, the Intellectual Property Assignment Agreement and the Escrow Agreement.

“Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act (as defined below), the Federal Trade Commission Act, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Asset Taxes” means ad valorem, property, excise, sales, use and similar Taxes based upon the operation or ownership of the Purchased Assets, the assets of the Transferred Entities or the Business, but excluding, for the avoidance of doubt, Income Taxes and Transfer Taxes.

“Automile” means Automile Holdings, LLC, a Delaware limited liability company. “Balance Sheet Date” means July 31, 2021.

“Business” means (a) the business of the Selling Entities operated at or with respect to the Dealerships and relating to (i) the sale and distribution of automobiles and other related equipment, components, spare parts and accessories at or with respect to the Dealerships and

(ii) repair and maintenance services provided with respect to automobiles and related activities conducted at or with respect to the Dealerships, (b) the business of the Transferred Entities of owning and leasing real estate to the Dealerships and certain other Persons set forth on Annex A and (c) the business of the Selling Entities of owning and operating collision centers. For avoidance of doubt, none of the entities set forth on Annex B is or will be deemed to be engaged in the Business.

“business day” means a day except a Saturday, a Sunday or other day on which banks in the State of New York are authorized or required by Law to be closed.

“Business Employee” means each employee of Automile who is set forth in Section 1.01(a) of the Disclosure Letter (by such employee’s associate ID number and location), including each such employee who is on leave of absence (including medical leave, personal leave, extended COVID-19-related leave, military leave, workers compensation leave, short-term disability and long-term disability) or paid or unpaid time-off, as such list may be updated in accordance with Section 7.06(a).

“Capital Improvements Reimbursement Amount” means (x) the aggregate amount of actual costs and expenses incurred and paid by the Selling Entities prior to the Closing with respect to each capital improvement project related to certain Transferred Real Property, which projects are each described on Section 1.01(b) of the Disclosure Letter, including (i) the project name and location, (ii) the actual costs incurred to date and (iii) the maximum amount budgeted for each such project less (y) the actual amounts paid to the applicable Selling Entity under the Financial Assistance Letter of Agreement, dated September 15, 2020 between Mazda Motor of America, Inc. and AMR Auto Holdings-MN, L.L.C.

“Cash” means all cash and cash equivalents, net of uncleared checks outstanding and in process wire transfers, of a Person but excludes security deposits and damage deposits (including under any leases of Real Property), and Customer Deposits (which for the avoidance of doubt are dealt with in Closing Current Assets and Closing Current Liabilities).

“Closing Cash” means, in each case determined as of 11:59 p.m., New York City time, on the day immediately preceding the Closing Date in accordance with the Purchase Price Calculation/Accounting Principles, all Cash of the Transferred Entities.

“Closing Current Assets” means, in each case as determined as of 11:59 p.m., New York City time, on the day immediately preceding the Closing Date, the current assets of the Business that are specifically listed by type as set forth in Section 1.01(c)-1 of the Disclosure Letter, calculated in accordance with the Purchase Price Calculation/Accounting Principles or, with respect to Taxes, the Tax Allocation Principles.

“Closing Current Liabilities” means, in each case as determined as of 11:59 p.m., New York City time, on the day immediately preceding the Closing Date, the current Liabilities of the Business that are specifically listed by type as set forth in Section 1.01(c)-2 of the Disclosure Letter, calculated in accordance with the Purchase Price Calculation/Accounting Principles or, with respect to Taxes, the Tax Allocation Principles.

“Closing Debt” means all Indebtedness owed in respect of (a) the applicable bank financing used to purchase the vehicle inventory of the Seller Group and secured by such vehicle inventory or (b) financing used to purchase Transferred Owned Real Property and secured by such Transferred Owned Real Property.

“Closing Debt Amount” means the total amount of Closing Debt as of immediately prior to the Closing.

“Closing Demonstrator Vehicles Price” means, in each case determined as of 11:59 p.m., New York City time, on the day immediately preceding the Closing Date in accordance with the Purchase Price Calculation/Accounting Principles, the aggregate value of all Demonstrator Vehicles of the Business included in the Purchased Assets.

“Closing Loaner Vehicles Price” means, in each case determined as of 11:59 p.m., New York City time, on the day immediately preceding the Closing Date in accordance with the Purchase Price Calculation/Accounting Principles, the aggregate value of all Loaner Vehicles of the Business included in the Purchased Assets.

“Closing Manufacturer Parts and Accessories Price” means, in each case determined as of 11:59 p.m., New York City time, on the day immediately preceding the Closing Date in accordance with the Purchase Price Calculation/Accounting Principles, the aggregate value of all Manufacturer Parts and Accessories of the Business included in the Purchased Assets.

“Closing New Vehicles Price” means, in each case determined as of 11:59 p.m., New York City time, on the day immediately preceding the Closing Date in accordance with the Purchase Price Calculation/Accounting Principles, the aggregate value of all New Vehicles of the Business included in the Purchased Assets.

“Closing Non-Manufacturer Parts and Accessories Price” means, in each case determined as of 11:59 p.m., New York City time, on the day immediately preceding the Closing Date in accordance with the Purchase Price Calculation/Accounting Principles, the aggregate value of all Non-Manufacturer Parts and Accessories of the Business included in the Purchased Assets.

“Closing Other Assets” means, in each case determined as of 11:59 p.m., New York City time, on the day immediately preceding the Closing Date in accordance with the Purchase Price Calculation/Accounting Principles, the aggregate value of all other assets of the Business included in the Purchased Assets and not otherwise included in Closing Purchase Price under another category.

“Closing Supplies Price” means, in each case determined as of 11:59 p.m., New York City time, on the day immediately preceding the Closing Date in accordance with the Purchase Price Calculation/Accounting Principles, the aggregate value of all Supplies of the Business included in the Purchased Assets.

“Closing Tires Price” means, in each case determined as of 11:59 p.m., New York City time, on the day immediately preceding the Closing Date in accordance with the Purchase Price Calculation/Accounting Principles, the aggregate value of all Tires of the Business included in the Purchased Assets.

“Closing Used Vehicles Price” means, in each case determined as of 11:59 p.m., New York City time, on the day immediately preceding the Closing Date in accordance with the Purchase Price Calculation/Accounting Principles, the aggregate value of all Used Vehicles of the Business included in the Purchased Assets.

“Closing Work in Process Price” means, in each case determined as of 11:59 p.m., New York City time, on the day immediately preceding the Closing Date in accordance with the Purchase Price Calculation/Accounting Principles, the aggregate value of all Work in Process of the Business included in the Purchased Assets.

“Code” means the Internal Revenue Code of 1986, as amended.

“Conforming Estoppel” means a written estoppel certificate, addressed to the Purchaser and the Purchaser’s lenders, executed by the landlord, sublandlord or licensor under each of the Material Transferred Real Property Leases, which (a) shall be in form and substance mutually acceptable to the Purchaser and the Seller Parties, (b) shall be dated no earlier than thirty (30) days prior to the Closing Date, (c) shall include statements (i) certifying that such Material Transferred Real Property Lease is unmodified (except as identified in the estoppel certificate and which contains no material modifications that have not been made available to Purchaser by Sellers) and is in full force and effect, (ii) setting forth the rent and other charges and describing the dates to which rent and other charges have been paid, and (iii) setting forth the dates of commencement and expiration of the term thereof, (d) shall certify that (i) there is no material default on the part of either the Selling Entity or Transferred Entity party to such Material Transferred Real Property Lease, on the one hand, or on the part of such landlord, sublandlord or licensor, on the other hand, under such Material Transferred Real Property Lease, and (ii) no event has occurred that would constitute a material default upon either or both of the passage of time or giving of notice under such Material Transferred Real Property Lease on the part of either the Selling Entity or Transferred Entity that is party thereto or on the part of such landlord, sublandlord or licensor thereunder, and (e) shall contain such other statements, certifications, and representations on the part of the part of such landlord, sublandlord or licensor as may be reasonably requested by the Purchaser or its lenders, provided that the foregoing requirements are subject to and may be limited by any relevant estoppel provisions in the Material Transferred Real Property Leases. For the purposes hereof, a “material default” on the part of the Selling Entity or Transferred Entity that is party to a Material Transferred Real Property Lease is a default or breach that, if not cured, confers to the landlord, sublandlord or licensor thereunder, pursuant to the express terms of the applicable Transferred Real Property Lease, the right or option to terminate such Transferred Real Property Lease.

“Consent” means any consent, approval or authorization of, notice to or designation, registration, declaration or filing with, any third party, including Permits.

“Contract” means any legally binding contract, agreement, deed, mortgage, lease, sublease, license, sublicense, purchase order, statement of work or commitment, instrument, or arrangement.

“Controlled Group Liability” means any and all Liabilities (a) under any “multiemployer plan” (as defined in Section 3(37) of ERISA), (b) under Title IV of ERISA, (c) under Section 302 of ERISA or Sections 412, 430(k), and 4971 of the Code, and (d) as a result of the failure to comply with the continuation of coverage requirements of ERISA Section 601 et seq., and Section 4980B of the Code.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Laws, directives, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, or related requirements, guidelines or recommendations of any customer of the Seller Group, in each case, in connection with or in response to COVID-19, including the Coronavirus Aid, Relief and Economic Security Act and the Families First Act.

“Dealerships” means the dealerships listed on Annex C hereto.

“Debt Financing” means any debt financing incurred or intended to be incurred by the Purchaser or any of its Subsidiaries in order to finance all or a portion of the Closing Purchase Price and the other amounts required to be paid by the Purchaser to consummate the Transactions, including but not limited to the debt financing contemplated by the Debt Commitment Letter.

“Delayed Business Employee” means, to the extent a Dealership becomes a Delayed Closing Dealership, (i) any Business Employee whose primary employment location is at such Dealership or (ii) any other Business Employee who the parties reasonably agree in writing to designate as a Delayed Business Employee.

“Demonstrator Vehicles” means each of the Selling Entities’ untitled vehicles used as demonstrator vehicles of the Dealerships.

“Employee” means (a) the Business Employees and (b) any employee of the Seller Group whose employment therewith terminated prior to the date hereof or terminates prior to the Closing Date.

“Environmental Assessment” means all or any portion of the following tasks:

(a) site inspections at reasonable times of any and all Transferred Real Properties and improvements, buildings, fixtures and equipment thereon; (b) review and copy of any and all Records, including environmental files, environmental site assessment reports, records, and correspondence; (c) interviews with the owners, operators and occupants of the Transferred Real Properties and improvements, buildings, fixtures and equipment thereon as well as any of their respective employees, agents and representatives that may have Knowledge of environmental matters; (d) interviews with Governmental Authority personnel and review of Governmental Authority records; (e) evaluation of existing, or performance of new, environmental site assessments, including a so-called Phase I environmental site assessment; and (f) sampling, testing, boring, drilling or other invasive investigation activities, including a so-called Phase II environmental site assessment (collectively, “Phase II Activities”) at, on, under, or about any or all of the Transferred Real Properties and improvements, buildings, fixtures and equipment thereon.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the applicable rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Person, any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) (l) of ERISA that includes such Person, or that is a member of the same “controlled group” as such Person pursuant to Section 4001(a) (14) of ERISA.

“Escrow Agent” means Bank of America, National Association.

“Escrow Agreement” means that certain Escrow Agreement, dated as of the Closing Date, by and among the Seller Parties, the Purchaser and the Escrow Agent, in substantially the form set forth as Exhibit H.

“Excluded Tax Returns” means all Tax Returns of the Seller Group other than (i) a Tax Return of a Transferred Entity or (ii) Tax Returns for Asset Taxes of any member of the Seller Group other than the a Selling Entity of a Transferred Entity.

“Final Purchase Price” means the Closing Purchase Price (as hereafter defined) as finally adjusted pursuant to Section 2.07 to reflect the Final Closing Amounts.

“Financial Statements” means the following financial statements (in each case, along with the notes and schedules thereto): (a) the audited consolidated balance sheets of GPB Prime Holdings, LLC and its subsidiaries as of December 31, 2020 and December 31, 2019, and the related audited consolidated statements of income, statements of members’ capital and statements of cash flows of GPB Prime Holdings, LLC and its subsidiaries for the years ended December 31, 2020 and December 31, 2019; (b) the unaudited consolidated balance sheet of GPB Prime Holdings, LLC and its subsidiaries as of July 31, 2021, and the related unaudited consolidated statement of operations, unaudited consolidated statement of members’ equity and unaudited consolidated statement of cash flows for period ended July 31, 2021; (c) the audited combined balance sheet of the New York Metro Dealerships as of December 31, 2020, and related audited combined statements of income, statements of members’ equity and statements of cash flows of the New York Metro Dealerships for the year ended December 31, 2020; and (d) the unaudited combined balance sheet of the New York Metro Real Estate & Dealerships as of July 31, 2021, and related unaudited combined statement of operations of the New York Metro Real Estate & Dealerships for period ended July 31, 2021.

“Financing Sources” means (a) the Persons who have provided, provide or will provide the Debt Financing, including any Persons named in any debt commitment letters, joinder agreements, indentures or credit agreements or similar agreements entered into in connection therewith or relating thereto and (b) each such Persons’ Affiliates, officers, directors, employees and representatives, advisors, counsels and consultants and their successors and assigns.

“Fixed Assets” means all fixed assets owned and used in the Business, including furniture, shop equipment, parts and accessories, equipment, machinery, lifts, compressors, alignment racks, computer equipment, in each case used in the Business and located at the Transferred Real Property; provided, however, it shall exclude all other leasehold improvements, and other Real Property improvements (including any construction in progress) and vehicles of any type.

“Fixed Assets Price” means the aggregate value of all Fixed Assets, calculated in accordance with the Purchase Price Calculation/Accounting Principles.

“Fraud” shall mean an actual and intentional fraud by a Person with respect to the making of the representations and warranties made pursuant to Article IV or Article V, as applicable; provided, that at the time such representation or warranty was made (a) such representation or warranty was materially inaccurate, (b) such Person had actual knowledge (and not imputed or constructive knowledge), without any duty of inquiry or investigation, of the material inaccuracy of such representation or warranty, (c) such Person had the specific intent to deceive another Person to enter into this Agreement and (d) the other Person has acted in justifiable reliance to its detriment on such materially inaccurate representation or warranty and suffered or incurred financial injury or other damages as a result of such reliance; provided that, with respect to the representations and warranties of the Seller Parties contained in Article IV, the phrase “by a Person” in the preceding clause shall only include the individuals set forth on Section 1.01(d) of the Disclosure Letter under the caption “Knowledge of the Sellers” in their respective capacities as employees and/or officers of the applicable Seller Parties. For the avoidance of doubt, “Fraud” shall not include any claim for equitable fraud, promissory fraud or any tort (including a claim for fraud) based on negligence, recklessness or a similar theory under Delaware law.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any government, court, regulatory, taxing or administrative agency, commission or authority or other legislative, executive or judicial governmental entity (in each case including any self-regulatory organization), whether federal, state or local, domestic, foreign or multinational.

“Hazardous Materials” means any material, substance, chemical, or waste (or combination thereof) that is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, petroleum, oil, or words of similar meaning or effect under, or as to which liability might arise pursuant to, any Environmental Law, including, but not limited to, asbestos or asbestos containing materials, radioactive materials, lead, polychlorinated biphenyls, per and polyfluoroalkyl substances, petroleum or petroleum products, solid waste, toxic mold, and radon gas.

“Highline” means Highline Management, Inc., an Affiliate of the Seller Group. “Holdback Amount” means an amount equal to $45 million subject to a proportionate reduction for any ROFR Assets.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Income Taxes” means any income, capital gains, franchise and similar Taxes.

“Indebtedness” means, with respect to any Person, without duplication, and including all accrued and unpaid interest thereon, premiums and penalties or other amounts owing in respect of: (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (c) all reimbursement obligations of such Person under letters of credit, bank guarantees or similar facilities, but only to the extent drawn upon, (d) all obligations of such Person as lessee that are capitalized in accordance with GAAP; provided, that none of the Transferred Real Property Leases shall be deemed to be leases required to be capitalized for purposes of this Agreement and shall be treated as operating leases hereunder, (e) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement, (f) all obligations of such Person under interest rate or currency swap transactions or commodity hedges (valued at the termination value thereof), (g) all Indebtedness of any other Person referred to in clauses (a) through (f) above the payment of which such first Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations. For avoidance of doubt, Indebtedness shall not include any (1) reimbursement obligations for finance, insurance and other aftermarket products (also known as “chargebacks”) sold by the Seller Group prior to the Closing Date (“Chargebacks”) or (2) We Owes.

“Independent Expert” means Dixon Hughes Goodman LLP, or if such Person is unable or unwilling to serve or is no longer independent from each of the parties at the time of its appointment, another nationally recognized independent public accounting firm reasonably agreed upon by the Purchaser and the Sellers in writing.

“Information Security and Privacy Requirements” means (a) all applicable Laws concerning the privacy, data protection or security of Personally Identifiable Information or the Selling Entities or Transferred Entities’ IT Systems or data, including the following Laws and their implementing regulations, in each case to the extent applicable: the Health Insurance Portability and Accountability Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, state data security Laws, state data breach notification Laws, and Laws governing online marketing or telemarketing; (b) the Selling Entities’ and Transferred Entities’ privacy policies; (c) the requirements of any agreements or codes of conduct to which the Selling Entities or Transferred Entities are bound related to the processing of Personally Identifiable Information or the security of the Selling Entities’ and Transferred Entities’ IT Systems or data; and (d) the Payment Card Industry Data Security Standards and, to the extent the Selling Entities or Transferred Entities purport to adhere to any other industry standards, such other industry standards.

“Insured Transferred Real Property” means those parcels of Transferred Real Property with respect to which the Purchaser elects to purchase title insurance at Closing.

“Intellectual Property” means all industrial and intellectual property rights of any kind, including rights in and to: (a) patents and patent applications, together with all reissuances, divisionals, revisions, extensions, reexaminations, provisionals, continuations and continuations- in-part with respect thereto (collectively, “Patents”), (b) trademarks, service marks, trade names, service names, trade dress, logos, internet domain names, and other identifiers of source, and all applications, registrations and renewals therefor, together with the goodwill associated with any of the foregoing (collectively, “Trademarks”), (c) all copyrights, database rights, and other rights in works of authorship, and all applications and registrations therefor (collectively, “Copyrights”), and (d) trade secrets and other proprietary information and know-how.

“Intellectual Property Assignment Agreement” means the intellectual property assignment agreement to be entered into between the applicable Selling Entities and the Purchaser with respect to the assignment of the Transferred Intellectual Property to the Purchaser, in substantially the form attached hereto as Exhibit D.

“IRS” means the U.S. Internal Revenue Service.

“IT Systems” means (a) all computing and/or communications systems and equipment, including any internet, intranet, extranet, e-mail, or voice mail systems and the hardware associated with such systems; (b) all software, the tangible media on which it is recorded (in any form) and all supporting documentation, data and databases; and (c) all peripheral equipment related to the foregoing, including printers, scanners, switches, routers, network equipment, and removable media.

“Knowledge” means (a) with respect to the Purchaser for any matter in question, the actual knowledge of the individuals listed on Section 1.01(d) of the Disclosure Letter under the caption “Knowledge of the Purchaser” and (b) with respect to the Seller Parties for any matter in question, the actual knowledge of the individuals listed on Section 1.01(d) of the Disclosure Letter under the caption “Knowledge of the Sellers”.

“Liabilities” means any debts, damages, fines, liabilities, obligations, commitments or claims (whether direct or indirect, accrued or unaccrued, known or unknown, fixed or contingent, matured or unmatured, disputed or undisputed, liquidated or unliquidated, due or to become due, determined or determinable or otherwise, and whether in contract, tort, strict liability or otherwise) and including all costs and expenses relating thereto (including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation).

“Lien” means any pledge, lien, charge, encumbrance, security interest, option, hypothecation, mortgage, deed of trust, reservation, conditional sale or other title retention agreement, easement, right-of-way, servitude, restrictive covenant or any other similar restriction or limitation, and whether arising by Contract, Law or otherwise.

“Loaner Vehicles” means each of the Selling Entities’ vehicles that are either untitled or registered in any Manufacturer loaner vehicle program (e.g., “TRAC”).

“Loss” means any loss, Liability, Tax, damage, penalty, fine, judgment, suit, action, cause of action, assessment, award, cost or expense (including amounts paid in settlement or compromise) incurred or suffered, including reasonable legal fees and expenses (including reasonable costs of investigation and defense and reasonable attorneys’ and other professionals’ fees), whether or not involving a third-party claim.

“Manufacturer” means any Person set forth on Section 1.01(e) of the Disclosure Letter.

“Manufacturer Agreement” means any framework agreement, dealer agreement, retailer agreement, letter agreement, franchise agreement, sales and service agreement or security agreement between a Manufacturer and a Selling Entity or Transferred Entity, as applicable (or, with respect to Section 3.02, the Purchaser or any of its Affiliates).

“Manufacturer Parts and Accessories” means all of the Selling Entities’ inventory of parts and accessories from the Manufacturers held for sale at the Dealerships.

“Material Adverse Effect” means any effect, change, occurrence, circumstance or event that has, individually or in the aggregate, a material adverse effect on the business, results of operations or financial condition of the Business, the Purchased Assets and the Transferred Entities, taken as a whole; provided, however, that no effect, change, occurrence, circumstance or event arising out of, attributable to, or resulting from, the following matters (either alone or in combination) shall constitute or (except as expressly described below) be taken into account in determining whether a Material Adverse Effect has occurred, is continuing or would reasonably be expected to occur: (a)(i) the economic, business, financial, political or regulatory environment generally affecting the industry in which the Business operates or (ii) the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes or prospective changes in interest or exchange rates, commodity prices, monetary policy or inflation or in government spending and budgets (including any government shutdown), or (b)(i) changes or prospective changes in Law or in GAAP or in accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, (ii) the negotiation, execution, announcement or performance of this Agreement or the other Transaction Documents or the consummation or the pendency of the Transactions, including the impact thereof on relationships, contractual or otherwise, with customers, Manufacturers, suppliers, distributors, partners, employees or regulators, or any Action arising from or relating to this Agreement, any other Transaction Document or the Transactions (provided, that the provisions of this clause (ii) shall not apply to the representations and warranties in Section 4.02(b) or Section 4.03)), (iii) acts of war (whether or not declared), military activity, sabotage, cyber-intrusion, civil disobedience or domestic or international terrorism, or any escalation or worsening or de-escalation or improvement thereof, (iv) pandemics (including COVID-19), epidemics, disease outbreaks or other public health conditions (or COVID-19 Measures or other restrictions that relate to, or arise out of, a pandemic, epidemic or disease outbreak), earthquakes, floods, hurricanes, wildfires, blackouts, tornados or other natural disasters, weather-related events, or any similar force majeure events, or any escalation or worsening in each case thereof, (v) any action taken by the Seller Group that is required by this Agreement or any other Transaction Document or taken at the Purchaser’s written request, or the failure to take any action by the Seller Group if that action is not permitted by this Agreement or any other Transaction Document, (vi) any change resulting or arising from the identity of, or any facts or circumstances relating to, the Purchaser or any of its Affiliates, (vii) any change or prospective change in the credit ratings of the Seller Group or any of their Affiliates, (viii) any failure by the Business to meet any internal or external projections or forecasts for any period (it being understood that the exceptions in clauses (vii) and (viii) shall not prevent or otherwise affect a determination that the underlying cause of any such failure (if not otherwise falling within any of the exceptions provided by clause (a) and clauses (b)(i)  through (vi) hereof) is a Material Adverse Effect) or (ix) any provision by any Manufacturer of any termination or divestment notices with respect to any Manufacturer Agreement (or enforcement of any such notices previously received by the Seller Group or its Affiliates) or any notice of exercise or intent to exercise any right of first refusal or similar right; provided further that any effect, change or event referred to in clause (a) may be taken into account in determining whether there has been a Material Adverse Effect to the extent such effect, change or event has a material disproportionate adverse effect on the Business, the Purchased Assets and the Transferred Entities, taken as a whole, as compared to other participants in the industry in which the Business operates (in which case only such incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Material Adverse Effect).

“Material Environmental Defect” means, at any individual piece of the Transferred Real Property or any operations thereon, a condition or occurrence on or before the date of this Agreement that is identified as a result of any Environmental Assessment activities conducted by or on behalf of the Purchaser and indicates either (i) any violation of or noncompliance with Environmental Laws; or (ii) a liability or obligation under applicable Environmental Law to perform any investigation, remediation, monitoring, corrective or curative action, treatment, clean- up, abatement, containment, removal, mitigation, or response or restoration work with respect to Hazardous Materials, taking into consideration the use of the property by the Business as of the date hereof (excluding any Permitted Lien) for which the aggregate Material Environmental Defect Estimated Costs to cure such condition(s) or defect(s) exceeds $250,000; provided, only a condition or defect that individually exceeds $25,000 shall be considered in the calculation of the whether the $250,000 threshold is met.

“Material Environmental Defect Estimated Costs” means the reasonable estimated costs associated with a Material Environmental Defect.

“Material Transferred Real Property Lease” means any Transferred Real Property Lease that (i) covers or is for the principal premises of a Dealership, or (ii) is for a parking lease or license that is necessary to meet manufacturer guidelines under a Manufacturer Agreement.

“New Vehicles” means each of the Selling Entities’ new, untitled, unregistered and unused 2021 and subsequent model years Manufacturer vehicles including vehicles in transit.

“Non-Manufacturer Parts and Accessories” means all of the Selling Entities’ inventory of parts and accessories (other than those that are Manufacturer Parts and Accessories) held for sale at the Dealerships.

“Owned Real Estate Price” means the aggregate value of all Transferred Owned Real Property (including, for avoidance of doubt, all Transferred Owned Real Property owned by Transferred Entities), calculated in accordance with the Purchase Price Calculation/Accounting Principles.

“Payoff Letters” means customary payoff letter(s) provided by the Seller Group prior to the Closing Date, signed by the Persons to which the Closing Debt is payable (or an agent or trustee on behalf of such Persons), setting forth (a) the amount required to pay off in full at the Closing all amounts owing in connection with such Indebtedness (including, but not limited to, the outstanding principal, accrued and unpaid interest and prepayment and other penalties); (b) wire transfer instructions for the payment of such amounts; and (c) the commitment to release any and all Liens that such Person may hold on any of the Purchased Assets secured by such Closing Debt within a designated time period after the Closing Date upon receipt of the payoff amount set forth therein.

“Permitted Lien” means (a) Liens for Taxes, assessments or other charges by Governmental Authorities not yet due and delinquent or, if delinquent, the amount or validity of which is being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established under GAAP, (b) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or which arise in the ordinary course of business and are not otherwise material or that are not yet delinquent or where the amount or validity of which is being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established under GAAP, (c) with respect to Real Property, (i) Liens, conditions and restrictions under leases, subleases, licenses or occupancy agreements that are disclosed in the Disclosure Letter, including statutory Liens of landlords thereunder, (ii) Liens not created by any member of the Seller Group that affect the underlying fee interest of any leased Real Property, including any master leases or ground leases, (iii) minor defects or imperfections of title, easements, declarations, covenants, conditions, rights-of-way, permits, licenses, reciprocal easement agreements, encroachments and other similar restrictions; provided, that any such items do not and would not reasonably be expected to materially (A) interfere with the present use of the related Real Property or (B) impair the value of such Real Property, (iv) requirements of zoning, entitlement, building, land use and other similar Laws, or (v) any matters or set of facts that an up-to-date survey or inspection would show that do not and would not reasonably be expected to materially (A) interfere with the present use of the related Real Property or (B) impair the value of such Real Property, (d) Liens created by or for the benefit of the Purchaser or any of its Affiliates, (e) Liens discharged at or prior to the Closing (provided that such Liens shall not constitute “Permitted Liens” from and after Closing), (f) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security, (g) Liens arising under equipment or personal property leases with third parties entered into in the ordinary course of business, (h) purchase options, rights of first refusal and other Liens (including certain rights of set-off and title retention), as applicable, in favor of a Manufacturer arising under a Manufacturer Agreement or the documents executed and delivered in connection with any of the foregoing in this clause (h), (i) with respect to the Transferred Interests, transfer restrictions under applicable securities Laws or under the organizational documents of the Transferred Entities, (j) non-exclusive licenses with respect to Intellectual Property, (k) Liens in the ordinary course of business to secure floorplan financing and (l) those Liens set forth on Section 1.01(f) of the Disclosure Letter; provided, however, that no mortgages, deeds of trust, security interests, judgment Liens, Liens for Taxes (other than Liens for Taxes not yet due and delinquent or, if delinquent, the amount or validity of which is being contested in good faith and by appropriate proceedings), mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens (other than Liens described in clause (b) of this definition) or any other monetary Liens encumbering any Transferred Owned Real Property or encumbering the leasehold interest of any member of the Seller Group in any Transferred Leased Real Property shall be deemed or considered a Permitted Lien to the extent not fully released and satisfied at or prior to Closing.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority.

“Personally Identifiable Information” means any information relating to an identified or identifiable natural person and any other information that is considered “personally identifiable information,” “personal information,” or “personal data” under applicable privacy, data protection or security Laws.

“Purchase Price Calculation/Accounting Principles” means the principles set forth on Exhibit A and, to the extent not inconsistent therewith, GAAP, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classification, judgments, elections, inclusions, exclusions, and valuation and estimation methodologies) used and applied by the Seller Group in the preparation of the applicable Financial Statements; provided that if such accounting principles, practices, procedures, applicable policies and methods used and applied by the Seller Group in the preparation of the applicable Financial Statements and GAAP are inconsistent, the accounting principles, practices, procedures, policies and methods used and applied by the Seller Group (to the extent that the differences between GAAP and such principles, practices, procedures, policies or methods is clearly and expressly set forth in Exhibit A or otherwise described in the Financial Statements) in the preparation of the applicable Financial Statements shall control; provided further that the Purchase Price Calculation/Accounting Principles (a) shall not include any purchase accounting or other adjustment arising out of the consummation of the Transactions and (b) shall be based on facts and circumstances as they exist as of immediately prior to the Closing and shall exclude the effect of any act, decision or event occurring on or after the Closing and (c) shall follow the defined terms contained in this Agreement.

“Purchaser Fundamental Representations” means Section 5.01 (Organization; Standing), Section 5.02(a) (Authority; Noncontravention) and Section 5.07 (Brokers and Other Advisors).

“Real Property” means all land, buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances relating to the foregoing.

“Records” means all books and records, including all environmental assessments, audit reports, studies, and similar or related documentation and correspondence addressing potentially material environmental Liabilities relating to the Business or operations thereof or the Purchased Assets and all Tax records, Tax Returns and Tax related work papers, books of account, stock records and ledgers, financial, accounting and personnel records, invoices, customers’ and suppliers’ lists, customer sales, lease, finance and service records (both hard copy and electronic format, including deal jackets), other distribution lists, sales and purchase records and operating, production and other manuals, in any form or medium.

“Release” means any releasing, depositing, spilling, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing into the indoor or outdoor environment.

“Representatives” means, with respect to any Person, its officers, directors, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, other advisors and other representatives.

“Required Information” means (a) with respect to GPB Prime Holdings, LLC and its subsidiaries, (i) audited consolidated balance sheets and related consolidated statements of income, members’ capital and cash flows for the three most recently completed fiscal years ended at least 90 days prior to the Closing Date, (ii) unaudited consolidated balance sheets and related consolidated statements of operations and cash flows for each interim fiscal quarter ended since the last audited financial statements and at least 45 days prior to the Closing Date and (iii) internal consolidated balance sheets and related consolidated statements of income and cash flows for each interim fiscal month ended since the last quarterly financial statements and at least 30 days prior to the Closing Date and (b) with respect to the New York Metro Dealerships, (i) audited combined balance sheet and related combined statements of income, members’ equity and cash flows as of and for the year ended December 31, 2020 and any additional completed fiscal years ended at least 90 days prior to the Closing Date, (ii) unaudited combined balance sheets and related combined statement of operations for each interim fiscal quarter ended since the last audited financial statements and at least 45 days prior to the Closing Date and (iii) internal combined balance sheets and related combined statements of operations for each interim fiscal month ended since the last quarterly financial statements and at least 30 days prior to the Closing Date.

“Retained Businesses” means all businesses, operations and activities directly or indirectly conducted or formerly conducted by the Seller Group other than the Business (including all businesses, operations and activities related to any dealerships sold or disposed of prior to the date hereof).

“ROFR Assets” means any Dealership and the Purchased Assets related thereto (including any Transferred Real Property related thereto and the Transferred Interests of any Transferred Entity that owns or leases such Transferred Real Property) that are subject to a right of first refusal or similar right that would restrict, prohibit or delay the transfer of such Dealership and related Purchased Assets to the Purchaser.

“ROFR Notice” means a notice of exercise of a right of first refusal or similar right by the applicable Manufacturer that complies with the terms of the applicable Manufacturer Agreement and is received by the Seller Group prior to the Closing Date with respect to any ROFR Assets.

“SEC Monitor” means Joseph T. Gardemal III, in his capacity as the court- appointed monitor over defendant GPB Capital Holdings, LLC pursuant to the Order Appointing Monitor dated February 11, 2021 [Dkt. No. 23], as amended on April 14, 2021 [Dkt. No. 39], in SEC v. GPB Capital Holdings LLC, et al., No. 21-cv-00583-MKB-VMS, in the United States District Court Eastern District of New York.

“Seller Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA, whether or not subject to ERISA), “employee welfare benefit plan” (as defined in Section 3(1) of ERISA, whether or not subject to ERISA) or bonus, pension, profit sharing, deferred compensation, incentive compensation, stock or other equity ownership, stock or other equity purchase, stock or other equity appreciation, restricted stock or other equity, stock or other equity repurchase rights, stock or other equity option, phantom stock or other equity, performance, employment, change in control, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, agreement, arrangement or understanding, in each case, (a) that is sponsored, contributed to or maintained by (i) any Transferred Entity or (ii) any other member of the Seller Group or (b) with respect to which any Transferred Entity could reasonably be expected to have any Liability, and, in each case, in which any Business Employee participates.

“Seller Fundamental Representations” means Section 4.01 (Organization; Standing), Section 4.02(a) (Authority; Enforceability; Noncontravention), Section 4.04 (Capitalization; Title to Transferred Interests); and Section 4.20 (Brokers and Other Advisors).

“Seller Group” means, collectively, (a) the Sellers and each of their respective direct and indirect Subsidiaries and (b) the Real Estate Equity Seller and each of its direct and indirect Subsidiaries that are Transferred Entities.

“Seller Taxes” means (a) any and all Income Taxes imposed by any applicable Law on the Seller Group, any of the Seller Group’s direct or indirect owners or Affiliates or any consolidated, affiliated, combined or unitary group of which any of the foregoing is or was a member, (b) any and all Taxes allocable to the Seller Parties pursuant to Section 7.11 (taking into account, and without duplication of, such Taxes effectively borne by the Seller Parties as a result of (i) any Taxes taken into account in the computation of Closing Current Liabilities and (ii) any payments made from one party to the other in respect of Taxes pursuant to Section 7.11(b)(iii)), (c) any and all Taxes resulting from a breach of the representations and warranties set forth in Section 4.11 (determined without regard to any materiality or Knowledge qualifiers or any scheduled items) or a breach by the Seller Parties of any covenant set forth in Section 6.01(b)(ix), (d) any and all Taxes imposed on or with respect to the ownership or operation of the Excluded Assets or that are attributable to any asset or business of the Seller Parties that is not part of the Purchased Assets and (e) any and all Taxes (other than the Taxes described in clauses (a), (b) or (c) of this definition) imposed on or with respect to the ownership or operation of the Purchased Assets, the Transferred Entities or the Business for any taxable period (or portion of any Straddle Period) ending before the Closing Date (determined by applying the Tax Allocation Principles).

“Selling Entities” means, collectively, the members of the Seller Group that own or have rights to or under any Purchased Assets or Transferred Interests or that have Liabilities in respect of, or that are otherwise subject to, any Assumed Liabilities, and “Selling Entity” means any of the Selling Entities.

“SNDA” means a subordination, non-disturbance and attornment agreement, executed by the holder of a fee simple mortgage or deed of trust encumbering the fee simple interest of the applicable landlord, sublandlord or licensor under a Transferred Real Property Lease, or by the holder of any master leases or ground leases of the underlying fee interest of any Real Property subject to a Transferred Real Property Lease, as the case may be, in the form requested by the Purchaser or by the Purchaser’s lenders, or in the form required by such applicable Transferred Real Property Lease, as the case may be.

“Straddle Period” means any Tax period beginning before and ending on or after the Closing Date.

“Subsidiary” or “Subsidiaries” when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Supplies” means all of the Selling Entities’ miscellaneous supply inventories constituting indirect materials used or usable in vehicle sales and service operations (including but not limited to the parts catalog, gas, oil and grease) but not held for sale, specifically excluding Manufacturer Parts and Accessories and Non-Manufacturer Parts and Accessories.

“Tax” or “Taxes” means (a) any taxes, assessments, fees, and other charges of any kind or nature whatsoever imposed by any Governmental Authority, including income, profits, gross receipts, net proceeds, alternative or add on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, social contributions, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other taxes, together with any interest, fines, penalty, additions to or additional amounts imposed by any Governmental Authority with respect thereto or with respect to any Tax Return, whether disputed or not, and (b) any liability in respect of any item described in clause (a) that arises by reason of a contract, assumption, transferee or successor liability, the operation of Law (including by participating in a consolidated, affiliated, combined or unitary Tax Return) or otherwise.

“Tax Action” means any audit, examination, contest, litigation or other proceeding with respect to Taxes with or against any Governmental Authority.

“Tax Allocation Principles” means the Tax allocation principles set forth in Section 7.11(b)(ii).

“Tax Return” means any return (including any return of a consolidated, affiliated, combined or unitary group), form, statement, report, information return, disclosure, claim or declaration, including any supplement, schedule or attachment thereto and any amendment thereof, with respect to Taxes that is filed or required to be filed with a Governmental Authority.

“Technology” means technology, accounts on third-party platforms and other embodiments of Intellectual Property, including (a) social media, directory assistance, reputation management and e-commerce sites and accounts (including eBay, Facebook, Instagram, Twitter, Yelp, DealerRater, Edmunds and Google programs), and (b) computer software, data, documentation, telephone and data numbers, website addresses, and e-mail addresses.

“Tires” means all of the Selling Entities’ inventory of tires held for sale at the Dealerships, specifically excluding Manufacturer Parts and Accessories, Non-Manufacturer Parts and Accessories, and Supplies.

“Title Insurance Company” mean a title insurance company and underwriter selected by the Purchaser.

“Title Policies” means, collectively, ALTA “extended coverage” owner’s and lender’s policies of title insurance, with such endorsements as may be reasonably required by the Purchaser or its lenders (to the extent the same are available in the applicable jurisdiction), and otherwise in form and substance reasonably satisfactory to the Purchaser or its lenders, as the case may be (including coverage amount and deletion of the “gap” exception for matters arising between the effective date of the title commitment and the Closing Date), effective as of the Closing Date, insuring, as the case may be, the applicable Selling Entity or Transferred Entity member’s good and marketable fee simple or leasehold title to the applicable parcel of Insured Transferred Real Property, or the Lien of any mortgage or deed of trust in favor of the Purchaser’s lenders encumbering the Insured Transferred Real Property, in each case free and clear of all Liens, except for Permitted Liens of these types described in items (c) and (d) of the definition of “Permitted Liens”, and with the standard printed exceptions endorsed or modified to the reasonable satisfaction of the Purchaser and its lenders.

“Transaction Documents” means, collectively, this Agreement and the agreements and instruments executed and delivered in connection with the Transactions, including the Ancillary Agreements and the other documents and agreements contemplated hereby and thereby.

“Transactions” means the consummation of the purchase and sale of the Purchased Assets (including the Transferred Interests) and the assumption of the Assumed Liabilities and the other transactions contemplated by this Agreement and the other Transaction Documents.

“Transferred Employee” means each Business Employee who, as of the Closing Date and each Delayed Business Employee who, as of the applicable Delayed Closing (or, in each case, if applicable, such later date that such employee commences employment with the Purchaser or one of its Affiliates), has received an offer of employment from the Purchaser or one of its Affiliates pursuant to Section 7.06(b), and has accepted such offer (or has not expressly rejected such offer) and assumed employment with the Purchaser or its Affiliate.

“Transferred Entities” means each of AMR Real Estate Holdings, LLC, 510 Sunrise Realty, LLC, 3670 Oceanside Realty, LLC and 1855 Hylan Realty, LLC.

“Transferred Interests” means the issued and outstanding equity interests in the Transferred Entities held by the Selling Entities.

“Transferred Pre-Closing Contractual Liabilities” means Liabilities of any Selling Entity under any Transferred Contract to the extent arising out of breaches or violations by the applicable Selling Entity of such Transferred Contract to the extent occurring prior to the Closing Date, including any Liability relating to a suit, proceeding, demand or claim brought after the Closing Date with respect to such breaches or violations by the Selling Entity occurring prior to the Closing Date, but excluding in all cases any breaches or violations arising out of, caused by or related to the negotiation, execution, delivery or performance of this Agreement, the Transaction Documents or the consummation of the Transactions.

“Transferred Real Property Lease Consents” means Consents, in each case in form and substance reasonably acceptable to the Purchaser, from the respective landlord, sublandlord or licensor under each of the Transferred Real Property Leases, consenting to the assignment or deemed assignment of such Transferred Real Property Lease as a result of the consummation the Transactions.

“Used Vehicles” means each of Selling Entities’ vehicles, other than New Vehicles, Demonstrator Vehicles, Loaner Vehicles and vehicles used by the Seller Group in its operations or titled in the name of a Selling Entity.

“We Owes” means any obligations of any Dealership relating to (i) parts, accessories, or services due a customer where the Dealership has taken one or more of the following actions: (A) promised in writing on a Delivery Receipt/Accessories Due Form (or similar form) such part, accessory, service, or repair to the customer at the time of vehicle purchase; (B) received payment from a customer for a part or accessory order that is not in stock; or (C) scheduled a future repair for a customer and received payment for the repair in advance or (ii) any Marketing Program.

“Work in Process” means pending service orders written by Selling Entities in relation to the Business in the ordinary course of business.

SECTION 1.02.     Other Defined Terms. The following terms are defined on the page of this Agreement set forth after such term below:

Terms Not Defined in Section 1.01	Section
Acquisition Engagement	Section 11.11(a)
Action	Section 4.09
Affiliate Agreement	Section 4.18(a)(vii)
Agreement	Preamble
Allocation	Section 3.05(a)
Alternative Financing	Section 7.18(d)
Announcement	Section 7.02
Assignment of Interests	Section 3.04(a)(iii)
Assumed Liabilities	Section 2.03(a)
Bankruptcy and Equity Exception	Section 4.02(a)
Bill of Sale and Assignment and Assumption Agreement	Section 3.04(a)(i)
Chargeback Reserve	Section 7.23
Closing	Section 3.01
Closing Amounts	Section 2.01(b)(xviii)
Closing Date	Section 3.01
Closing Purchase Price	Section 2.01(b)
Closing Statement	Section 2.01
COBRA	Section 7.07
COBRA Recipients	Section 7.07
Collective Bargaining Agreements	Section 4.13(a)
Confidentiality Agreement	Section 7.03(i)
Continuation Period	Section 7.06(c)(i)
Contracting Parties	Section 11.10(a)
Credit Support Items	Section 7.13
Customer Deposits	Section 2.02(a)(xiii)
Debt Commitment Letter	Section 5.04(b)
Delayed Closing	Section 3.02
Delayed Closing Date	Section 3.02
Delayed Closing Dealership	Section 3.02
Delayed Closing Purchased Assets	Section 3.02
Delayed Purchased Asset	Section 2.04(a)
Delayed Purchased Asset Arrangement	Section 2.04(a)
Deposit	Section 2.10
Deposit Interest	Section 2.10
Disclosure Letter	Article IV
Disputed Environmental Matters	Section 7.03(g)
DOJ	Section 7.01(c)
Environmental Consultant	Section 7.03(g)
Environmental Defect Notice	Section 7.03(c)
Environmental Laws	Section 4.14(a)
Escrow Account	Section 2.09(b)
Escrow Option	Section 7.03(c)

Terms Not Defined in Section 1.01	Section
Excess COBRA Liabilities	Section 7.07
Excess Recovery	Section 10.09(a)
Excluded Assets	Section 2.02(b)
Excluded Contracts	Section 2.02(b)(iii)
Excluded Liabilities	Section 2.03(b)
Executive Employees	Section 7.06(b)
Existing Counsel	Section 11.11(a)
Final Closing Amounts	Section 2.07(e)
Final Purchase Price Adjustment	Section 2.07(e)
FTC	Section 7.01(c)
Goodwill Price	Section 2.01(b)(i)
Holdback Amount Termination Date	Section 2.09(b)
Holdback Partial Release Date	Section 2.09(b)
HSR Approval	Section 7.01(b)
Inactive Employee	Section 7.06(b)
Indemnified Party	Section 10.04(a)(i)
Indemnifying Party	Section 10.04(a)(i)
Judgment	Section 4.09
Laws	Section 4.10(a)
Manufacturer Approval	Section 3.02
Marketing Programs	Section 4.17(b)
Master Price List	Exhibit A
Material Business Contract	Section 4.18(a)
MMR Value	Exhibit A
Multiemployer Plan	Section 4.12(d)
Nonparty Affiliates	Section 11.10(a)
Notice of Disagreement	Section 2.07(a)
Other Holdback Partial Release Date	Section 2.09(b)
Permits	Section 4.10(b)
PPP	Section 7.22
Pre-Closing Insurance Claims	Section 7.05
Preliminary Environmental Holdback	Section 7.03(d)
Price Reduction Option	Section 7.03(c)
Property Review Period	Section 7.03(b)
Purchased Assets	Section 2.02(a)
Purchaser	Preamble
Purchaser Consultant	Section 7.03(b)
Purchaser Indemnitees	Section 10.02
Purchaser Parties’ Appraisal	Exhibit A
Real Property Deposits	Section 2.02(a)(xiii)
Real Estate Equity Seller	Preamble
Restraints	Section 8.01(a)
Revised Closing Statement	Section 2.07(a)
Securities Act	Section 5.06
Seller Indemnifying Parties	Section 10.07

Terms Not Defined in Section 1.01	Section
Seller Indemnitees	Section 10.03
Seller Parties	Preamble
Seller Parties’ Appraisal	Exhibit A
Seller Parties’ Election	Section 7.03(c)
Sellers	Preamble
Solvent	Section 5.05
Termination Date	Section 9.01(b)(i)
Third Party Claim	Section 10.04(a)(i)
Third Party Leases	Section 4.16(b)
Transfer Taxes	Section 7.11(a)
Transferred Contracts	Section 2.02(a)(ix)
Transferred Entity Marks	Section 7.20
Transferred Intellectual Property	Section 2.02(a)(viii)
Transferred Leased Real Property	Section 2.02(a)(i)
Transferred Owned Real Property	Section 2.02(a)(i)
Transferred Permits	Section 2.02(a)(vi)
Transferred Real Property	Section 2.02(a)(i)
Transferred Real Property Leases	Section 2.02(a)(i)
Transferred Records	Section 2.02(a)(vii)
Transferred Registered Intellectual Property	Section 4.15(a)
Used Vehicle Schedule	Exhibit A
WARN Act	Section 7.06(f)

SECTION 1.03.     Interpretation.

(a)           The headings contained in this Agreement, in any Annex, Exhibit or Schedule hereto (including the Disclosure Letter) and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Annexes, Exhibits and Schedules attached hereto (including the Disclosure Letter) or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Annex, Exhibit or Schedule (including the Disclosure Letter) but not otherwise defined therein shall have the meaning defined in this Agreement.

(b)           The specification of any dollar amount in any representation or warranty contained in Article IV or Article V is not intended to imply that such amount, or higher or lower amounts, are or are not material for purposes of this Agreement or any other Ancillary Agreement, and no party shall use the fact of the setting forth of any such amount in any dispute or controversy between or among the parties as to whether any obligation, item or matter not described herein or included in the Disclosure Letter is or is not material for purposes of this Agreement or any other Ancillary Agreement. Any exception or qualification set forth on the Disclosure Letter with respect to a particular representation, warranty or covenant contained in this Agreement shall be deemed to be an exception or qualification with respect to all other applicable representations, warranties and covenants contained in this Agreement to the extent any description of facts regarding the event, item or matter disclosed is adequate so as to make reasonably apparent or otherwise make the other parties reasonably aware that such exception or qualification is applicable to such other representations, warranties or covenants whether or not such exception or qualification is so numbered or separately disclosed. The inclusion of information in any section of the Disclosure Letter hereto shall not be construed as an admission that such information is material to the Business or the Purchased Assets.

(c)           The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(d)           All references herein to “dollars”, “U.S. Dollars” or “$” shall be deemed to be references to the lawful money of the United States.

(e)           The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”.

(f)            If any time period for giving notice or taking action hereunder expires on a day which is not a business day, the time period shall automatically be extended to the business day immediately following such non-business day.

(g)           Unless the context requires otherwise (i) any definition of or reference or citation to any Law, Contract or other document herein shall be construed as referring or citing to such Law, Contract or other document as from time to time amended, supplemented or otherwise modified, including by succession of comparable successor Laws, and to the rules and regulations promulgated thereunder, (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement, (v) this Agreement shall be deemed to have been drafted jointly by the Purchaser and the Sellers, and this Agreement shall not be construed against any party as the principal draftsperson hereof, (vi) the word “or” shall not be exclusive, (vii) the phrase “to the extent” shall mean the degree to which a subject or other item extends and shall not simply mean “if”, (viii) each accounting term set forth herein and not otherwise defined shall have the meaning accorded it under GAAP, (ix) the phrases “provided”, “delivered”, or “made available” or words of similar import, when used in this Agreement, shall mean that the documents, items or information has been provided directly to the Purchaser or its Representatives or posted in the “data room” (virtual) hosted by Datasite and established by the Sellers or their Representatives and to which the Purchaser and its Representatives have had access prior to the date of this Agreement unless the parties otherwise agree (it being agreed that the Purchaser and its Representatives shall be deemed to have had access to such documents, items or information where the same was provided to a limited number of the Purchaser’s Representatives pursuant to “clean team” or other agreed upon restrictions), (x) any action or inaction by the Purchaser, the Seller Group or any of their respective Affiliates that are reasonably necessary to respond to COVID-19, COVID-19 Measures and any related Laws issued in connection therewith shall be deemed to be in the “ordinary course” and “consistent with past practice” as applicable and (xi) all references herein to the “parties” are to the parties hereto and a “party” means the Purchaser or the Seller Parties, as applicable.

ARTICLE II

Purchase and Sale; Assumption of Liabilities

SECTION 2.01. Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (or, solely with respect to any Delayed Closing Purchased Assets, the applicable Delayed Closing), the Seller Parties shall, and shall cause each of the other Selling Entities to, sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from each Selling Entity all of such Selling Entity’s right, title and interests in, to and under the Purchased Assets, in each case free and clear of any Liens (other than Permitted Liens) in exchange for:

(a)            the assumption by the Purchaser of the Assumed Liabilities; and

(b)           the payment by the Purchaser to the account or accounts designated by the Seller Parties pursuant to Section 2.06 of an amount in cash in U.S. Dollars equal to the sum of the amounts set forth in Section 2.01(b)(i) through Section 2.01(b)(xviii) (the “Closing Purchase Price”), which, in the case of the amounts in Section 2.01(b)(ii) through Section 2.01(b)(xviii), shall be as shown in the Closing Statement as described below:

(i)            $600 million (the “Goodwill Price”); provided, that if any ROFR Notice(s) have been received prior to Closing, the Goodwill Price shall be reduced by the goodwill amount allocated pursuant to Section 3.05 to the Dealership(s) subject to such ROFR Notice(s); plus

(ii)            the Owned Real Estate Price; plus

(iii)           the Fixed Assets Price; plus

(iv)          the Closing New Vehicles Price; plus

(v)           the Closing Used Vehicles Price; plus

(vi)          the Closing Loaner Vehicles Price; plus

(vii)         the Closing Demonstrator Vehicles Price; plus

(viii)        the Closing Manufacturer Parts and Accessories Price; plus

(ix)           the Closing Non-Manufacturer Parts and Accessories Price; plus

(x)            the Closing Supplies Price; plus

(xi)           the Closing Tires Price; plus

(xii)          the Closing Work in Process Price; plus

(xiii)         the Closing Cash; plus

(xiv)         the Closing Other Assets; plus

(xv)          the Closing Current Assets, excluding all Cash and deferred Tax assets and the items set forth above; plus

(xvi)         the Capital Improvements Reimbursement Amount; minus

(xvii)        the Transferred Pre-Closing Contractual Liabilities, if any, which are known in an amount to be mutually agreed to between the parties in good faith as of the Closing Date; minus

(xviii)       the Closing Current Liabilities, excluding all Indebtedness and deferred Tax Liabilities (the items set forth in Section 2.01(b)(iv)  through this Section 2.01(b)(xviii) together, the “Closing Amounts”).

The Closing Purchase Price is subject to adjustment as set forth in Section 2.07. No later than three (3) business days prior to the anticipated Closing Date, the Seller Parties shall prepare in good faith and deliver to the Purchaser a statement (the “Closing Statement”) setting forth the following, in each case, calculated and prepared in accordance with the terms of this Agreement and the Purchase Price Calculation/Accounting Principles: (A) the Owned Real Estate Price, (B) the Fixed Assets Price, and (C) the Seller Parties’ good faith estimate of each of the Closing Amounts, together with the information used to calculate each of the components thereof and a calculation of the Closing Purchase Price. The Seller Parties will also deliver to the Purchaser the Closing Debt Amount to be paid by the Purchaser at Closing in accordance with Section 3.04(b)(v).

SECTION 2.02.      Purchased Assets; Excluded Assets.

(a)           Purchased Assets. The term “Purchased Assets” shall mean the Selling Entities’ respective right, title and interest in, to and under, if any, the following assets at the time of the Closing (or, solely with respect to any Delayed Closing Purchased Assets, the applicable Delayed Closing) used in the Business:

(i)             Real Property. The (A) Real Property set forth on Section 2.02(a)(i)(A) of the Disclosure Letter (collectively, the “Transferred Owned Real Property”) and (B) Real Property set forth on Section 2.02(a)(i)(B) of the Disclosure Letter (the “Transferred Leased Real Property”, and collectively with the Transferred Owned Real Property, the “Transferred Real Property”) which is the subject of a lease, sublease, license or occupancy agreement (collectively, the “Transferred Real Property Leases”) under which a member of the Seller Group is a party as lessee, sublessee, licensee or occupant thereunder;

(ii)      Vehicles. All (w) New Vehicles, (x) Used Vehicles, (y) Demonstrator Vehicles and (z) Loaner Vehicles;

(iii)            Parts, Accessories and Supplies; Tires. All (w) Manufacturer Parts and Accessories, (x) Non-Manufacturer Parts and Accessories, (y) Supplies and (z) Tires; Business;

(iv)          WIP. All Work in Process;

(v)           Goodwill. All goodwill generated by or associated with the

(vi)          Permits. All Permits used or held for use in the Business to the extent transferable (the “Transferred Permits”);

(vii)         Transferred Records. All Records to the extent relating to the Purchased Assets, the Transferred Entities or the Business (but excluding any such Records to the extent not reasonably separable from Records that do not relate to the Business or the transfer of which is not permitted under applicable privacy Laws without Consent or any personnel Records (collectively, the “Transferred Records”); provided, that Purchased Assets shall not include any Excluded Tax Return;

(viii)        Intellectual Property. All Intellectual Property (x) owned by any Selling Entity and (y) used or held for use in the Business (the “Transferred Intellectual Property”);

(ix)          Technology. All Technology (x) owned by any Selling Entity and( y) used or held for use in the Business;

(x)            Contracts. All Contracts that relate to the Business, including Contracts with annual payments by a Selling Entity or Transferred Entity or to a Selling Entity or Transferred Entity of more than $75,000 and which are not terminable with no more than 90 days’ notice without penalty, which such Contracts are set forth on Section 2.02(a)(x) of the Disclosure Letter (collectively, the “Transferred Contracts”), in each case specifically excluding the Excluded Contracts and any Transferred Real Property Leases which are identified separately in Section 2.02(a)(i);

(xi)           Claims. All affirmative claims, causes of action, rights to indemnification, rights of offset or counterclaim and defenses, in each case, to the extent related to the Business or the Purchased Assets (including all rights and claims in respect of any warranties extended by suppliers, manufacturers, or otherwise);

(xii)          Accounts Receivable. All billed and unbilled accounts receivable, notes receivable and similar rights to receive payments or rebates existing as of immediately prior to the Closing (or, solely with respect to any Delayed Closing Purchased Assets, the applicable Delayed Closing) and arising out of the Business to the extent included in the calculation of Closing Current Assets;

(xiii)         Cash. All (A) Cash of any Transferred Entities as of immediately prior to the Closing to the extent included in the calculation of Closing Cash, (B) amounts held on behalf of customers as deposits, including amounts held or reserved to fund We Owes, to the extent included in the calculation of Closing Current Assets and Closing Current Liabilities (“Customer Deposits”) and (C) Cash deposits (including security deposits and damages deposits) relating to the Transferred Real Properties to the extent included in the calculation of Closing Current Assets (“Real Property Deposits”);

(xiv)         Prepaid Items. All credits, prepaid expenses, deferred charges, advance payments and security and other deposits arising out of the operation or conduct of the Business to the extent included in the calculation of Closing Current Assets;

(xv)          Fixed Assets. All Fixed Assets;

(xvi)        Transferred Interests. One hundred percent (100%) of the Transferred Interests; and

(xvii)        Other Assets. All other assets (tangible or intangible) used or held for use by the Business, in each case other than any such assets that are expressly listed as Excluded Assets in any of clauses (i) through (xv) of Section 2.02(b) or assets of the type described in clauses (i) through (xvi) of this Section 2.02(a).

(b)            Excluded Assets. The term “Excluded Assets” shall mean the right, title and interest in, to and under all assets of any member of Seller Group or any of their respective Affiliates that do not constitute Purchased Assets, including the following:

(i)            Accounts Receivable. All (i) billed and unbilled accounts receivable, notes receivable and similar rights to receive payments or rebates of any member of the Seller Group or any of their respective Affiliates to the extent relating to the Retained Businesses or the other Excluded Assets, whether arising before, on or after the Closing Date and (ii) receivables considered Contracts in Transit;

(ii)            Cash. All Cash of any member of the Seller Group or any of their respective Affiliates (other than Customer Deposits, Real Property Deposits and Cash of the Transferred Entities, in each case to the extent constituting a Purchased Asset);

(iii)           Guarantees. Any guarantee, letter of credit, surety bond (including any performance bond), credit support arrangement or other assurance of payment issued by the any member of Seller Group or any of their respective Affiliates, including any of the same that are, in whole or in part, for the benefit of the Business or with respect to any Purchased Asset or Assumed Liability;

(iv)          Insurance. All existing and prior insurance policies and agreements and documents related thereto or self-insurance programs arranged or maintained by any member of Seller Group or any of their respective Affiliates and all rights of any nature thereto except as expressly set forth in Section 7.05;

(v)           Tax Assets. All Tax credits, Tax refunds, Tax reclaim rights and other Tax assets of any member of the Seller Group or any of their respective Affiliates with respect to Seller Taxes;

(vi)          Real Property. All (A) Real Property and leasehold, subleasehold and licensee interests, including any prepaid rent, security deposits and options to renew or purchase in connection therewith, in each case other than the Transferred Real Property and (B) letters of credit securing any Transferred Real Property, including those set forth on Section 2.02(b)(vi) of the Disclosure Letter;

(vii)         Certain Records. All (A) Records not expressly identified as Transferred Records, (B) personnel Records maintained by the Seller Group or any of their respective Affiliates, (C) Excluded Tax Returns, (D) Records (including accounting Records) relating to Excluded Tax Returns and all financial Records relating to the Business that form part of the Seller Group’s or any of its Affiliates’ general ledger or otherwise constitute accounting Records, (E) Records prepared in connection with the Transactions and the sale process, including bids received from other Persons and internal and external analyses relating to the Business, the Purchased Assets, the Assumed Liabilities or the Retained Businesses, (F) back-up copies of the Transferred Records retained by the Seller Group and their respective Affiliates in the ordinary course of business or pursuant to internal compliance, document retention or similar policies and procedures, (G) Records subject to attorney work product protection, attorney-client or other established legal privilege if such Records cannot be transferred without losing such privilege, in each case whether generated before, on or after the Closing Date and (H) Records with respect to Excluded Assets or Excluded Liabilities (including any claims or Actions included therein);

(viii)        Contracts. All rights of any member of the Seller Group or any of their respective Affiliates under (A) this Agreement and the other Transaction Documents,

(B) any Contracts other than the Transferred Contracts, (C) any (x) Affiliate Agreements (except as otherwise mutually agreed by the parties in a Transaction Document), (y) Manufacturer Agreements (other than the Manufacturer Agreement specifically set forth on Section 2.02(b)(viii)-1 of the Disclosure Letter), and (z) Contracts described on Section 2.02(b)(viii)-2 of the Disclosure Letter and (D) any Contracts relating exclusively to the Retained Businesses, in each case whether arising before, on or after the Closing Date (collectively, the “Excluded Contracts”);

(ix)           Benefit Plans. All the assets of or relating to, and all rights under, any employee compensation, benefit or welfare plan, agreement, arrangement or understanding or any related Contract between any Person and any member of the Seller Group or any of their respective Affiliates (including Seller Benefit Plans);

(x)            Corporate Organizational Records. The organizational documents, qualifications to do business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals and blank stock certificates and minute books, stock transfer books and other Records relating to the organization, maintenance and existence of the Selling Entities and each of their Affiliates (other than, for the avoidance of doubt, any rights in the same with respect to the Transferred Entities to the extent arising out of the ownership of the Transferred Interests);

(xi)           Equity Interests. All shares of capital stock, membership interests or other equity interests of (A) any member of the Seller Group and each of their Affiliates or (B) other Persons that are owned or held by any member of the Seller Group or any of their respective Affiliates (other than the Transferred Interests);

(xii)         Permits. All Permits of the Seller Group or any of their respective Affiliates other than the Transferred Permits;

(xiii)            Excluded Claims. All affirmative claims, causes of action, defenses, rights of offset or counterclaim (x) to the extent not relating to the Business or the Purchased Assets, including any of the same to the extent relating to the Retained Businesses or (y) to the extent related to the Excluded Assets or the Excluded Liabilities;

(xiv)            ROFR Assets. Any assets (including assets that would otherwise be Purchased Assets) that, pursuant to a ROFR Notice, become ROFR Assets; and

(xv)            Additional Excluded Assets. All escheatable deposits and other claims, causes of action and/or assets listed on Section 2.02(b)(xv) of the Disclosure Letter.

(c)            Notwithstanding anything to the contrary herein or in any of the other Transaction Documents (i) the Selling Entities shall not be required to transfer any assets of the Transferred Entities other than through the transfer of the Selling Entities’ right, title and interest in the Transferred Interests, and the Purchaser’s sole interest in the assets of the Transferred Entities shall be through its ownership of the Transferred Interests and (ii) the Purchaser is not purchasing, and no Selling Entities are selling, assigning, transferring, conveying or delivering, pursuant to this Agreement or any of the other Transaction Documents, any of the Selling Entities’ (or any of their respective Affiliates’) right, title or interest in any asset that is not a Purchased Asset.

(d)            Notwithstanding any contrary provision in this Agreement, nothing in this Agreement is or is intended to be a sale or transfer of any Manufacturer Agreement or of rights pursuant to any Manufacturer Agreement (other than, in each case, the Contract specifically set forth on Section 2.02(b)(viii)-1 of the Disclosure Letter).

SECTION 2.03.      Assumed Liabilities; Excluded Liabilities.

(a)            Assumed Liabilities. The term “Assumed Liabilities” shall mean only the following Liabilities of the Seller Group and no other Liabilities (including Excluded Liabilities set forth in subsections (i) – (x) of Section 2.03(b), which shall in no event constitute Assumed Liabilities):

(i)            Accounts Payable. All accrued receipts and accounts payable and other current Liabilities of the Selling Entities or any of their respective Affiliates to the extent arising out of or relating to the operation or conduct of the Business and included in Closing Current Liabilities;

(ii)            Transferred Contract Liabilities. All Liabilities to the extent arising under the Transferred Contracts (including any Transferred Pre-Closing Contractual Liabilities, without limitation of any rights of the Purchaser pursuant to Section 10.02(d)) but excluding any liability arising out of or relating to fraud or criminal actions by a Selling Entity;

(iii)            Taxes. All Liabilities for Taxes (A) to the extent arising out of, related to or in respect of the Purchased Assets or the Business and (B) of the Transferred Entities, excluding, in each case, Seller Taxes;

(iv)            Environmental Liabilities. All Liabilities to the extent arising out of or relating to the Business or any Purchased Asset and arising under or relating to any applicable Environmental Law, except for all Liabilities excluded under Section 2.03(b)(vii);

(v)            Business Claims. All Liabilities to the extent arising out of or relating to the operation or conduct of the Business or any Purchased Asset from and after the Closing;

(vi)            Employment Matters. All (A) employment, labor, compensation, employee welfare and employee benefits related Liabilities (including in respect of Actions and claims) to the extent relating to any Transferred Employee and arising from and after the Closing; (B) any Liabilities as may be mutually agreed by the parties in a Transaction Document; (C) Liabilities expressly and directly assumed by the Purchaser pursuant to Section 7.06; and (D) Excess COBRA Liabilities;

(vii)            Customer Deposits and Related. All Liabilities in respect of (A) Customer Deposits (including in respect of new vehicle orders of customers), (B) We Owes, and (C) Chargebacks; and

(viii)            Real Property. All Liabilities to the extent arising out of or relating to the Transferred Real Property.

(b)            Excluded Liabilities. The Seller Group acknowledges and agrees that neither the Purchaser nor any of its Affiliates will be liable for and will not be deemed to have assumed any of the following liabilities (the “Excluded Liabilities”), all of which shall remain the sole responsibility of the Seller Group:

(i)            Indebtedness. All Indebtedness of the Selling Entities or any of their respective Affiliates;

(ii)            Transaction Expenses. All legal, accounting, financial advisory, consulting, finders and other fees and expenses, including any such fees and expenses related to the solicitation of any other potential purchasers of the Business or otherwise incurred in connection with the Transactions, in each case, incurred by or at the direction of the Selling Entities or their Affiliates on or before the Closing Date;

(iii)            Taxes. Any and all Seller Taxes;

(iv)            Employees and Benefits. Except as otherwise expressly set forth in Section 7.06 or except as may be mutually agreed by the parties in a Transaction Document, all (A) employment, labor, compensation, employee welfare and employee benefits related Liabilities (including in respect of Actions and claims) (i) in respect of any Transferred Employees arising prior to the Closing or (ii) in respect of any Employee or former employee of Seller or any of its Affiliates who is not a Transferred Employee and (B) Liabilities related to any Seller Benefit Plan, including all Controlled Group Liabilities;

(v)            Excluded Assets. All Liabilities to the extent arising out of or relating to any Excluded Asset;

(vi)            Scheduled Items. All Liabilities set forth or described on Section 2.03(b)(vi) of the Disclosure Letter;

(vii)            Environmental Matters. Any (a) fines, penalties and other monetary sanctions imposed by a Governmental Authority prior to the Closing and arising from violations of or liability under Environmental Laws to the extent arising from events or occurrences in connection with or relating to the Business or any operation thereof or any Purchased Assets prior to the date of this Agreement, and (b) Liabilities to the extent arising from any presence, Release or threatened Release of Hazardous Materials at, on, under or from any real property offsite of the Transferred Real Property where Seller or its Affiliates have transported or arranged for the transport or disposal of Hazardous Materials;

(viii)            Retained Businesses. All Liabilities to the extent relating to or arising out of any of the Retained Businesses;

(ix)            Scheduled Disputes/Claims. All Liabilities relating to or arising out of the matters set forth on Section 2.03(b)(ix) of the Disclosure Letter and any additional claims, proceedings and actions which may hereafter arise with respect to such matters or any other activities involving or constituting criminal or fraudulent activities on the part of the Seller Group or any of their Affiliates, including the Transferred Entities; and

(x)            Other Liabilities. All other Liabilities of the Selling Entities or any of their respective Affiliates that are not Assumed Liabilities, whether or not relating to the conduct of the Business or ownership or use of the Purchased Assets prior to the Closing.

(c)            At the Closing, the Purchaser shall assume the Assumed Liabilities and shall agree to pay, honor, discharge and perform the Assumed Liabilities in full when due in accordance with their terms.

SECTION 2.04.      Non-Transferable Assets.

(a)            To the extent that the sale, conveyance, assignment or transfer or attempted sale, conveyance, assignment or transfer to the Purchaser of any Purchased Asset is prohibited by or would contravene any applicable Law or would require any Consent of any Governmental Authority or other third party (such Consents including, without limitation, the Transferred Real Property Lease Consents) and such Consents shall not have been obtained at or prior to the Closing (or, solely with respect to any Delayed Closing Purchased Assets, the applicable Delayed Closing), this Agreement shall not constitute a sale, conveyance, assignment or transfer, or an attempted sale, conveyance, assignment or transfer of such Purchased Asset (any such Purchased Asset, a “Delayed Purchased Asset”). Other than with respect to Consents under the Antitrust Laws, which are the subject of Section 7.01, during the period commencing on the date hereof and continuing until one (1) year after the Closing Date (or, in the case of a Transferred Contract or Transferred Real Property Lease, at the option of the applicable Selling Entity, until the expiration of the term of such Contract or Transferred Real Property Lease (without giving effect to any extensions thereof following the Closing)) (i) each party shall use reasonable best efforts to provide or cause to be provided to the other party such assistance as such other party reasonably requests in connection with securing such Consents and (ii) if any such Consents are not secured at or prior to the Closing, until the earlier of (A) obtaining such Consent and (B) the term set forth in the lead- in to this sentence, the parties shall use their respective reasonable best efforts to cooperate in any reasonable arrangement (any such arrangement complying with this Section 2.04, a “Delayed Purchased Asset Arrangement”) proposed by either the Purchaser or the Seller Parties that is permitted by Law under which the Purchaser shall obtain the rights and benefits (as determined on an after-tax basis taking into account solely items related to such Delayed Purchased Asset Arrangement) and bear the burdens and obligations of ownership of any such Delayed Purchased Asset such that the parties would be placed in a substantially similar position as if such Delayed Purchased Asset had been conveyed at the Closing (or, solely with respect to any Delayed Closing Purchased Assets, the applicable Delayed Closing); provided that, no member of the Seller Group shall be required to (1) pay any consideration therefor, (2) commence, defend or participate in any Action, or (3) offer or grant any accommodation (financial or otherwise) to any third party in connection therewith; provided further that the Purchaser shall indemnify and hold harmless each member of the Seller Group, their Affiliates and their respective Representatives from and against any and all Losses arising out of or relating to any Delayed Purchased Asset held by such Person for the benefit of the Purchaser pursuant to and arising during the term of any related Delayed Purchased Asset Arrangement. In furtherance of the foregoing, the Purchaser shall, or shall cause a designee to, promptly pay, perform or discharge when due any Liability arising under any Delayed Purchased Asset from and after the Closing Date. If any such Consent is obtained after the Closing, the Selling Entities shall transfer, assign and deliver (or cause to be transferred, assigned and delivered) such Delayed Purchased Asset to the Purchaser at no additional cost as soon as reasonably practicable thereafter.

(b)            Within three (3) business days following the execution of this Agreement, the applicable Selling Entities shall provide notice to each Manufacturer whose Consent is required under the applicable Manufacturer Agreement of the execution of this Agreement, and as required pursuant to the applicable Manufacturer Agreement, a copy of this Agreement or other short form document with respect to the applicable Dealerships, the Purchaser’s contact information and other customary materials. The Seller Parties will use their reasonable best efforts to cooperate with the Purchaser in order for the Purchaser to submit as promptly as reasonably practicable to each such Manufacturer (in accordance with the Manufacturer Agreements) whose Consent is required for the parties to consummate the sale or transfer of the applicable Purchased Assets or other transactions contemplated by this Agreement with respect to the applicable Dealerships a request for the Manufacturer’s Consent to the applicable transactions; provided, that no member of the Seller Group or any of their Affiliates shall have any obligation to pay money or offer or make any concession or grant any accommodation (financial or otherwise) to any Manufacturer or other third party in connection with the cooperation provided hereunder. Without limitation of the foregoing, with respect to any such Consents required under any Manufacturer Agreements (including but not limited to any waiver of any rights of first refusal or similar rights thereunder), the Purchaser shall promptly take, or cause to be taken, any and all reasonable actions necessary to secure, and shall use reasonable best efforts to secure, any such Consents and resolve any objections asserted with respect to any of the Transactions raised by any Manufacturer. The Purchaser shall use reasonable best efforts to keep the Sellers hereto informed in all material respects and on a timely basis of (i) any material communication received by the Purchaser from, or given by the Purchaser to, any Manufacturer in each case regarding any of the Transactions, and (ii) completion and submission of any application for Consent under or in relation to the Manufacturer Agreements.

SECTION 2.05. Purchaser’s Recording and Similar Responsibilities. Notwithstanding the foregoing provisions of this Article II, it shall be the Purchaser’s responsibility (a) to record any assignments contemplated by the Intellectual Property Assignment Agreement following execution thereof by a Selling Entity at the Closing and (b) to bear all fees, duties and other costs (other than Transfer Taxes, which are governed by Section 7.11(a)) payable in connection with (i) the transfer of such Intellectual Property and (ii) the recording and registration of title to the Purchased Assets, as and when required by applicable Law or local custom, in the name of the Purchaser and its Affiliates.

SECTION 2.06. Payment of Closing Purchase Price. Subject to the terms and conditions hereof, at the Closing, the Purchaser shall pay or cause to be paid to the Selling Entities in immediately available funds by wire transfer to one or more bank accounts designated by the Seller Parties at least two (2) business days prior to the Closing Date, cash in U.S. Dollars in an amount equal to the Closing Purchase Price, less (i) the Closing Debt Amount to be wired pursuant to Section 3.04(b)(v) below, less (ii) the Holdback Amount to be wired to the Escrow Agent pursuant to Section 2.09 and (iii) any Delayed Closing Amount, if any, to be wired to the Escrow Agent pursuant to Section 3.02. The Closing Purchase Price is subject to further adjustment after the Closing Date as provided in Section 2.07.

SECTION 2.07.      Closing Purchase Price Adjustment.

(a)            Unless the parties shall have previously mutually agreed in writing that any portions of the estimated Closing Amounts are to be considered the Final Closing Amounts (as defined below) for purposes hereof (which agreement shall be irrevocable), or with respect to the Final Closing Amount for Used Vehicles which will be irrevocably finalized by the parties no later than five (5) days after the Closing, then, as promptly as practicable, and in any event within forty- five (45) days after the Closing Date (except the Final Closing Amounts for Used Vehicles), the Purchaser shall prepare and deliver to the Seller Parties a statement (the “Revised Closing Statement”) setting forth the Purchaser’s good faith calculation of the Closing Amounts (including all of the components thereof set forth in the definition thereof), together with such schedules and data with respect to the determination thereof as are appropriate to support the calculations set forth in the Revised Closing Statement. The Revised Closing Statement shall be prepared in accordance with the terms of this Agreement and the Purchase Price Calculation/Accounting Principles. The parties agree that the purpose of preparing the Revised Closing Statement and determining the Final Closing Amounts (and all components thereof) and the related adjustments contemplated by this Section 2.07 is to measure the amount of the Final Closing Amounts (and all components thereof) in accordance with the terms of this Agreement and the Purchase Price Calculation/Accounting Principles, and such process is not intended to permit the introduction of different accounting methods, policies, principles, practices, procedures, judgments, classifications or estimation methodologies for the purpose of determining the Final Closing Amounts (and all components thereof) other than those set forth in the Purchase Price Calculation/Accounting Principles. Following the delivery of the Revised Closing Statement, the Purchaser shall provide the Seller Parties and their Representatives with reasonable access to the Transferred Records, work papers and other documents that were used in the preparation of, or otherwise relate to, the Revised Closing Statement, internal and external accountants, relevant personnel and properties of the Purchaser and its Subsidiaries, to permit the Seller Parties and their Representatives to review the Revised Closing Statement and the Purchaser’s calculation of the Closing Amount (and all components thereof) as set forth therein. The Revised Closing Statement shall become final and binding upon the parties on the thirtieth (30th) day following receipt thereof by the Seller Parties, unless the Seller Parties give written notice of their disagreement with the Revised Closing Statement (a “Notice of Disagreement”) to the Purchaser prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted and include the Seller Parties’ calculation of the Closing Amounts. If a timely Notice of Disagreement is received by the Purchaser, then the Revised Closing Statement (as revised in accordance with this sentence) shall become final and binding upon the parties on the earlier of (i) the date on which the Purchaser and the Seller Parties resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement and (ii) the date on which all such disputed matters are finally resolved in writing by the Independent Expert pursuant to the procedures set forth in this Section 2.07. During the thirty (30) day period following the delivery of a Notice of Disagreement, the Purchaser and the Seller Parties shall work in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. At the end of such thirty (30) day period, the Purchaser and the Seller Parties shall submit to the Independent Expert for review any and all matters that remain in dispute and were included in the Notice of Disagreement. The parties shall instruct the Independent Expert to render its decision as to such disputed items and the effect of its decision on the Revised Closing Statement as promptly as practicable but in no event later than sixty (60) days after the date of such submission. Each party shall furnish to the Independent Expert such working papers and other relevant documents and information relating to the disputed items, and shall provide interviews, answer questions and otherwise cooperate with the Independent Expert as the Independent Expert may reasonably request in connection with its determination of such disputed items. In the event either party shall participate in teleconferences or meetings with, or make presentations to, the Independent Expert, the other party shall be entitled to reasonable advance notice of, and to participate in, such teleconferences, meetings or presentations. The terms of appointment and engagement of the Independent Expert shall be as agreed upon between the parties in writing.

(b)            In resolving any such disputed item, the Independent Expert (i) shall act in the capacity of an expert and not as an arbitrator, (ii) shall limit its review to matters specifically set forth in the Notice of Disagreement as to a disputed item (other than matters thereafter resolved by mutual written agreement of the parties) and (iii) shall not assign a value to any disputed item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party in the Revised Closing Statement or in the Notice of Disagreement, as applicable. The Independent Expert is not authorized to, and shall not, make any other determination, including (A) any determination with respect to any matter included in the Revised Closing Statement or the Notice of Disagreement that was not submitted for resolution to the Independent Expert, (B) any determination as to whether the Purchase Price Calculation/Accounting Principles were followed with respect to the Financial Statements, (C) any determination as to the accuracy of the representations and warranties in this Agreement, or (D) any determination as to compliance by any party with any of its respective covenants in this Agreement. Any dispute not within the scope of the disputed items to be resolved by the Independent Expert pursuant to this Section 2.07 shall be resolved as otherwise provided in this Agreement.

(c)            The final determination by the Independent Expert of the disputed items submitted to it pursuant to this Section 2.07 shall (i) be in writing, (ii) include the Independent Expert’s calculation of the Closing Amounts, (iii) include the Independent Expert’s determination of each disputed item submitted to it pursuant to this Section 2.07 and (iv) include a brief summary of the Independent Expert’s reasons for its determination regarding each such disputed item.

(d)            The final determination of the disputed items by the Independent Expert shall be final and binding upon the parties and an order may be entered in respect thereof by a court having jurisdiction over the party against which such determination is to be enforced. Each party agrees that it shall not have any right to, and shall not, institute any Action (as defined below) of any kind challenging such determination by the Independent Expert, which shall be the sole remedy of the parties with respect to the items properly subject to submission to Independent Expert under this Section 2.07, except that the foregoing will not preclude an Action to enforce such determination or to challenge such determination on the ground that it is inconsistent with the terms of this Agreement. The fees and expenses of the Independent Expert incurred pursuant to this Section 2.07 shall be borne 50% by the Seller Parties and 50% by the Purchaser.

(e)            Following the Closing Amounts becoming final and binding upon the parties pursuant to this Section 2.07 (such final amounts, the “Final Closing Amounts”), a payment (the “Final Purchase Price Adjustment”) shall be made by or on behalf of the applicable party in accordance with this Section 2.07(e). The Final Purchase Price Adjustment shall be an amount equal to the Closing Purchase Price minus the Final Purchase Price and, (i) if the Final Purchase Price Adjustment is positive, an amount equal to the Final Purchase Price Adjustment shall be paid to the Purchaser (or one or more Affiliates designated by the Purchaser in such amounts designated by the Purchaser) by the Seller Parties (or one or more Affiliates designated by the Seller Parties in such amounts designated by the Seller Parties) and (ii) if the Final Purchase Price Adjustment is negative, an amount equal to the absolute value of the Final Purchase Price Adjustment shall be paid to the Seller Parties (or one or more Affiliates designated by the Seller Parties) by the Purchaser (or one or more Affiliates designated by the Purchaser). Any payments pursuant to this Section 2.07(e) shall be made in U.S. Dollars by wire transfer of immediately available funds to an account or accounts designated by the receiving party within five (5) days after the Closing Statement becomes final and binding upon the parties. The Final Purchase Price Adjustment shall be treated as an adjustment to the Closing Purchase Price for all applicable Tax purposes, except as otherwise required pursuant to a final “determination” (within the meaning of Section 1313(a) of the Code) or similar determination under applicable state, local or non-U.S. Tax Law.

SECTION 2.08. Withholding. The Purchaser and its Affiliates shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any amount payable to any Person pursuant to this Agreement, any amounts that the Purchaser reasonably determines may be required to be deducted and withheld and paid to the applicable Governmental Authority under applicable Tax Law. Any amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made. As soon as reasonably practicable in advance of the expected Closing Date, the Purchaser will deliver a schedule of any expected withholding amounts to the Seller Parties.

The Purchaser and the Seller Parties shall reasonably cooperate, and shall cause their respective controlled Affiliates to reasonably cooperate, in order to reduce or eliminate to the extent permissible under applicable Tax Law the amount of any such deduction or withholding on payments made pursuant to this Agreement under applicable Tax Law.

SECTION 2.09.      Holdback Amount.

(a)            The Purchaser will deliver the Holdback Amount to the Escrow Agent at Closing to be held and disbursed by the Escrow Agent pursuant to the terms of the Escrow Agreement and this Agreement. The Holdback Amount shall be applied to satisfy the applicable obligations of the Seller Parties in accordance with the terms of this Agreement as set forth below, with any earnings or interest accruing on the Holdback Amount being for the benefit of the Seller Parties. All interest or other income earned with respect to the Holdback Amount shall be allocated to the Seller Parties and reported by the Escrow Agent to the Internal Revenue Service, or any other taxing authority, on IRS Form 1099 (or other appropriate form) as income earned from the Holdback Amount by the Seller Parties whether or not such income is distributed.

(b)            Until twelve (12) months after the Closing Date (the “Holdback Partial Release Date”), any Holdback Amount remaining in the escrow account established for purposes of holding the Holdback Amount pursuant to the Escrow Agreement (the “Escrow Account”) shall be available (subject to the terms of this Agreement and the Escrow Agreement) to compensate the Purchaser solely for indemnifiable Losses pursuant to Section 10.02. Promptly (but in any event within ten (10) business days) following the Holdback Partial Release Date, the Purchaser and the Seller Parties shall submit joint instructions to the Escrow Agent providing for the release of an amount equal to 50% of the Holdback Amount initially deposited with the Escrow Agent less the sum of (i) the amount of claims that have been paid prior to the Holdback Partial Release Date and (ii) any amounts then subject to a claim hereunder; provided, that if such sum is a negative amount, then no portion of the Holdback Amount shall be released on the Holdback Partial Release Date. Following the Holdback Partial Release Date until the date that is twenty-four (24) months following the Closing Date (the “Holdback Amount Termination Date”) the remaining Holdback Amount remaining in the Escrow Account shall be available (subject to the terms of this Agreement and the Escrow Agreement) to compensate the Purchaser solely for indemnifiable Losses in accordance with Section 10.02. Promptly (but in any event within ten (10) business days) following the Holdback Amount Termination Date, the Purchaser and the Seller Parties shall submit joint instructions to the Escrow Agent providing for the release of all amounts then remaining in the Escrow Account, less any amounts then subject to a claim hereunder, which amounts shall continue to be held by the Escrow Agent pursuant to this Agreement and the Escrow Agreement until such claim is resolved.

SECTION 2.10. Deposit. As soon as reasonably practicable following the execution of this Agreement, the Purchaser will deliver or cause to be delivered a deposit of cash in an amount equal to $20,000,000 by wire transfer of immediately available funds into escrow to be held and disbursed by the Escrow Agent pursuant to the terms of an escrow agreement to be agreed by the Escrow Agent and the parties hereto (the “Deposit”). If the Transaction is consummated, at the Closing (as defined below) the Purchaser and the Seller Parties shall submit joint instructions to the Escrow Agent providing for the release of the Deposit and any earnings or interested accrued thereon (“Deposit Interest”) to the Seller Parties, and the Deposit and any Deposit Interest will be applied against the Closing Purchase Price. If this Agreement is terminated pursuant to Section 9.01(d) prior to the Closing, the Purchaser and the Seller Parties shall submit joint instructions to the Escrow Agent providing for the release of the Deposit and any Deposit Interest to the Seller Parties. If the Closing does not occur and the termination of the Agreement occurs other than pursuant to Section 9.01(d), the Purchaser and the Seller Parties shall submit joint instructions to the Escrow Agent providing for the release of the Deposit and any Deposit Interest to the Purchaser. The parties acknowledge and agree that the retention of the Deposit pursuant to the preceding sentence shall not constitute a waiver or satisfaction of any claim for breach or default, and shall not constitute liquidated damages.

ARTICLE III

Closing; Closing Deliveries

SECTION 3.01.     Closing.

(a) Initial Closing. The closing of the purchase and sale of the Purchased Assets, the transfer of the Transferred Employees (other than any Inactive Employee) and the assumption of the Assumed Liabilities (the “Closing”) shall take place at 10:00 a.m., Central Time, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 155 N. Wacker Drive, Chicago, Illinois 60606 on the first Monday that is at least ten (10) business days after all conditions to the obligations of the Purchaser and the Seller Parties under Article VIII shall have been satisfied or, to the extent permitted by applicable Law, waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at such time), or at such other place and date as the parties may agree; provided, that, unless the Purchaser otherwise consents in writing, the Closing shall not occur until the earlier of (i) the 75th day after the date hereof and (ii) the date on which all necessary Consents under Manufacturer Agreements are obtained and each Manufacturer for each Dealership has issued to the Purchaser a dealership sales and service agreement for each Dealership, or commitment therefor, on terms and conditions reasonably acceptable to the Purchaser, that permits the Purchaser to operate such Dealership. The date on which the Closing occurs is referred to herein as the “Closing Date.”

SECTION 3.02. Delayed Closing. If, on the Closing Date, a Manufacturer has not issued and delivered to the Purchaser a conditional approval letter or other correspondence confirming the Manufacturer’s intent to enter into a new Manufacturer Agreement with the Purchaser on terms and conditions reasonably acceptable to the Purchaser (“Manufacturer Approval”), with respect to any particular Dealership (such Dealership, a “Delayed Closing Dealership”), then (a) such Delayed Closing Dealership and the Purchased Assets related thereto (collectively, the “Delayed Closing Purchased Assets”) will not be transferred, assigned and conveyed to the Purchaser at Closing, but rather the Purchaser will deposit the portion of the Closing Purchase Price, as set forth in the Allocation or as otherwise mutually agreed in writing by the parties (the “Delayed Closing Amount”), into escrow to be held and disbursed by the Escrow Agent pursuant to the terms of the Escrow Agreement and as agreed by the parties hereto, and (b) the Delayed Business Employees will not be transferred to the Purchaser or its Affiliates on the Closing Date, but rather the Purchaser will, or will cause its Affiliates to, make conditional offers of employment to the Delayed Business Employees pursuant to Section 7.06(b). Pending Manufacturer Approval, the Purchaser will not assume any Assumed Liabilities to the extent arising out of or in connection with the Delayed Closing Purchased Assets, and the Delayed Closing Purchased Assets will not be transferred by the Selling Entities to the Purchaser, but will be retained and operated by Selling Entities until the closing of sale of the Delayed Closing Purchased Assets to the Purchaser or to a third party (a “Delayed Closing”). The date on which any Delayed Closing occurs is referred to herein as the “Delayed Closing Date” with respect to such Delayed Closing.

SECTION 3.03. Effectiveness. For all economic, accounting and Tax purposes (in each case, to the extent permitted by applicable Law), the consummation of the transactions contemplated by this Agreement shall be deemed to take place on the Closing Date at 12:01 a.m., Central Time.

SECTION 3.04.      Transactions to be Effected at the Closing.

(a)            At the Closing, the Seller Parties shall deliver or cause to be delivered to the Purchaser the following:

(i)            a duly executed counterpart of a bill of sale and assignment and assumption agreement substantially in the form of Exhibit B (the “Bill of Sale and Assignment and Assumption Agreement”);

(ii)            a duly executed counterpart of the Intellectual Property Assignment Agreement;

(iii)            with respect to any Transferred Interests an Assignment of Interests in substantially the form of Exhibit C (“Assignment of Interests”) and with respect to Transferred Interests that are certificated, certificates representing such Transferred Interests, duly endorsed (or accompanied by stock powers endorsed in blank), and, to the extent any Transferred Interests are not in certificated form, other evidence of ownership or assignment;

(iv)            with respect to each Transferred Leased Real Property for which lessor Consent was obtained (or was otherwise not required), an executed counterpart of the applicable Selling Entity (and if applicable, lessor) to an assignment of lease in the form reasonably agreed by the parties thereto;

(v)            the certificates contemplated in Section 8.02;

(vi)            as and to the extent customarily required to transfer title, all instruments of title for the New Vehicles, Used Vehicles, Demonstrator Vehicles and Loaner Vehicles (or an application for title with respect to Used Vehicles);

(vii)            with respect to each Selling Entity (or if the separate existence of such Selling Entity is disregarded for U.S. federal income tax purposes, such Selling Entity’s regarded owner), a certificate of non-foreign status for such Selling Entity (or, if applicable, its regarded owner) in the form attached as Exhibit G;

(viii)            customary title affidavits, evidence of authority and resolutions, evidence of good standing, organizational documents and such other documents, agreements, instruments, certificates, affidavits and information reasonably and customarily required by the Title Insurance Company (in each case, in form and substance reasonably satisfactory to the Sellers) in order to issue, at Closing, the Title Policies, executed (and acknowledged, as applicable) by the Seller Group members and such other Persons as may be reasonably requested by the Title Insurance Company;

(ix)            a duly executed counterpart of the Escrow Agreement; and

(x)            the Payoff Letters (other than with respect to any Closing Debt not paid by Seller Parties at the Closing pursuant to Section 3.04(b)(v) below).

(b)            At the Closing, the Purchaser shall deliver or cause to be delivered to the Seller Parties or the relevant designees the following:

(i)            the Closing Purchase Price in accordance with Section 2.06(iii);

(ii)            a duly executed counterpart of the Bill of Sale and Assignment and Assumption Agreement;

(iii)            with respect to each Transferred Leased Real Property for which lessor Consent was obtained (or was otherwise not required), an executed counterpart of the Purchaser to an assignment of lease in the form reasonably agreed by the parties;

(iv)            a duly executed counterpart of the Intellectual Property Assignment

Agreement;

(v)            the Closing Debt Amount to the holders thereof (as designated by the Seller Parties); provided that any Closing Debt that the Purchaser and the Seller Parties reasonably agree is related to any Delayed Closing Purchased Assets need not be paid by the Seller Parties at the Closing to the extent so related to such Delayed Closing Purchased Assets and shall instead be paid by the Seller Parties no later than the applicable Delayed Closing;

(vi)            duly executed counterparts of the Escrow Agreement, executed by the Purchaser and the Escrow Agent;

(vii)            the Holdback Amount and any Delayed Closing Amount to the Escrow Agent; and

(viii)      the certificates contemplated in Section 8.03.

SECTION 3.05.      Allocation of Closing Purchase Price.

(a)           An allocation of the Goodwill Price among the Dealerships will be agreed to by the parties as promptly as practicable but in no event later than the tenth (10th) business day after the date hereof. At least ten (10) days prior to the expected Closing Date, the Seller Parties shall provide the Purchaser with an allocation, substantially in the format set forth as Exhibit E hereto, of the Closing Purchase Price (as determined as of the applicable date of such allocation) and the applicable Assumed Liabilities (together with any other amounts constituting consideration for U.S. Federal income tax purposes) among (i) the Purchased Assets (including the Transferred Interests) and (ii) a further allocation of such amounts allocated to the Transferred Interests among the assets of the Transferred Entities in accordance with Section 1060 of the Code and the Treasury regulations promulgated thereunder and consistent with the amounts paid to the applicable Seller Parties (or their designees) pursuant to Section 2.06(iii) (the “Allocation”) for the Purchaser’s review and comment. The Purchaser and the Seller Parties shall use commercially reasonable efforts to agree to the Allocation within thirty (30) days following the Closing Date (or within such other time period as mutually agreed to between the Purchaser and the Seller Parties). If the Purchaser and the Seller Parties are unable to resolve any disputed item in the Allocation within thirty (30) days following the Closing Date (or within such other time period as mutually agreed to between the Purchaser and the Seller Parties), any remaining disputed items shall be determined by the Independent Expert in accordance with the procedures set forth in Section 2.07.

(b)           The Seller Parties and the Purchaser shall, and shall cause their respective controlled Affiliates to, reasonably cooperate to adjust the Allocation to reflect any subsequent adjustments to (i) the consideration paid for the Purchased Assets (including the Transferred Interests), (ii) the Closing Purchase Price or (iii) any other amounts constituting consideration for U.S. federal income tax purposes. The Seller Parties and the Purchaser shall report consistently with the Allocation on all Tax Returns, including IRS Form 8594, which the Purchaser and the Seller Parties shall timely file with the IRS, and neither the Purchaser nor any Seller Party shall take any position in any Tax Return that is inconsistent with the Allocation, as adjusted, in each case, unless required to do so by a final “determination” as defined in Section 1313(a) of the Code (or any similar provision of applicable state, local, or non-U.S. Tax Law); provided, however, that neither the Purchaser nor any Seller Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax Action in connection with the Allocation.

ARTICLE IV

Representations and Warranties of the Seller Parties

Each Seller Party represents and warrants to the Purchaser that as of the date of this Agreement and the Closing Date (except in instances when a representation is made as of a specific date, and then such representations shall be made as of such date only), except as set forth in the confidential disclosure letter delivered by the Seller Parties to the Purchaser concurrently with or prior to the execution of this Agreement (the “Disclosure Letter”):

SECTION 4.01. Organization; Standing. Each Selling Entity and Transferred Entity is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite power and authority necessary to carry on the Business as it is now being conducted, except (other than with respect to such entity’s due organization and valid existence) as would not reasonably be expected to be material to the Business. Except as would not reasonably be expected to be material to the Business, each Selling Entity and Transferred Entity is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the conduct of the Business by it or the character or location of the Purchased Assets owned or leased by it makes such licensing or qualification necessary.

SECTION 4.02.      Authority; Enforceability; Noncontravention.

(a)            Each Selling Entity has all necessary power and authority to execute and deliver the Transaction Documents to which such Selling Entity is or will be a party and to perform its respective obligations hereunder and thereunder and to consummate the applicable Transactions. The execution, delivery and performance by each Selling Entity of the Transaction Documents to which such Selling Entity is or will be a party, and the consummation by it of the applicable Transactions, have been duly authorized by all necessary action on the part of such Selling Entity and no other corporate or similar action on the part of such Selling Entity is necessary to authorize the execution, delivery and performance by such Selling Entity of the Transaction Documents to which such Selling Entity is or will be a party and the consummation by it of the applicable Transactions. This Agreement has been, and each of the other Transaction Documents to which a Selling Entity is or will be a party has been or will be, as applicable, duly executed and delivered by each Selling Entity party thereto and, assuming the due authorization, execution and delivery hereof or thereof by the Purchaser or its applicable Affiliate, each Transaction Document constitutes (or upon the due authorization, execution and delivery hereof or thereof by the Purchaser or its applicable Affiliate will constitute) a legal, valid and binding obligation of each Selling Entity party thereto, enforceable against such Selling Entity in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b)            Neither the execution and delivery by each Selling Entity of the Transaction Documents to which such Selling Entity is or will be a party, the consummation by such Selling Entity of the applicable Transactions, nor the performance or compliance by such Selling Entity with the applicable terms or provisions hereof or thereof, will (i) conflict with or violate any provision of the organizational documents of such Selling Entity or any of the Transferred Entities or (ii) assuming that the Consents referred to in Section 4.03 are obtained prior to the Closing and the filings referred to in Section 4.03 are made and any waiting periods thereunder have terminated or expired prior to the Closing, and the Consents on Section 4.02(b) of the Disclosure Letter are obtained, (A) violate any Law or Judgment applicable to such Selling Entity or any of the Purchased Assets, (B) violate or constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, any Transferred Contract or any Permit included in the Purchased Assets or give rise to a right of termination, cancellation or acceleration or loss of a material benefit under any Transferred Contract or any Permit included in the Purchased Assets or (C) result in the creation of any Lien (other than a Permitted Lien) on any of the Purchased Assets, except, in the case of the foregoing clause (b), as would not, individually or in the aggregate, reasonably be expected to be material to the Business. The Transferred Entities have not conducted, and do not currently conduct, any material operations other than their respective ownership and leasing of the Transferred Real Property.

SECTION 4.03. Governmental Approvals. Except for filings required under, and compliance with other applicable requirements of, the HSR Act, no Consent of any Governmental Authority is necessary for the execution and delivery by each Selling Entity of the Transaction Documents to which such Selling Entity is or will be a party, and as set forth on Section 4.03 of the Disclosure Letter, the performance by such Selling Entity of its obligations hereunder or thereunder and the consummation by such Selling Entity of the applicable Transactions, other than such other Consents that, if not obtained, made or given, would not reasonably be expected to be material to the Business.

SECTION 4.04.      Capitalization; Title to Transferred Interests.

(a)            Section 4.04(a) of the Disclosure Letter sets forth the number of authorized, issued and outstanding equity interests in such Transferred Entity, the record and beneficial owners thereof and the jurisdiction of organization of such Transferred Entity. The Transferred Entities do not own, directly or indirectly, any equity interests in any other Person. True and complete copies of the organizational documents of the Transferred Entities have been made available to the Purchaser.

(b)            The Transferred Interests have been duly authorized and validly issued. There are no outstanding warrants, options, agreements, subscriptions, convertible or exchangeable securities or other Contracts that have been entered into or issued with respect to any Transferred Entity pursuant to which the Transferred Entities are or may become obligated to issue, sell, purchase, return or redeem any limited liability company interests or other equity interests of the Transferred Entities, or any security convertible or exercisable or exchangeable therefor, and no equity securities or other equity interests of the Transferred Entities are reserved for issuance for any purpose. None of the issued and outstanding Transferred Interests was issued in violation of any preemptive rights, rights of first offer, rights of first refusal or similar rights. Other than, or as set forth in, the applicable organizational documents of the applicable Transferred Entities as provided to the Purchaser under Section 4.04(a), there are no voting trusts, member agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Transferred Interests.

(c)            A Selling Entity has good and valid title to each of the Transferred Interests and, upon consummation of the Transactions, good and valid title to the Transferred Interests shall pass to the Purchaser, free and clear of all Liens (other than Permitted Liens).

SECTION 4.05.      Title to Tangible Property.

(a)            A Selling Entity has good and valid title to, or a valid leasehold interest in or license to, all of the tangible Purchased Assets, free and clear of any Liens (other than Permitted Liens).

(b)            Except in each case as would not reasonably be expected to be material to the Business, or as set forth on Section 4.05(b) of the Disclosure Letter, all tangible Purchased Assets (i) have been maintained in accordance with the ordinary course policies, procedures and standards of the Business, and are not the subject of any deferred maintenance or deferred capital expenditures and (ii) are in normal operating condition and repair, ordinary course wear and tear excepted.

SECTION 4.06. Sufficiency of Assets. Except (a) as set forth in Section 4.06 of the Disclosure Letter, (b) for Manufacturer Agreements and licenses to operate as a motor vehicle dealer held by members of the Seller Group, (c) for insurance policies (including self-insurance) of the Business obtained by any member of the Seller Group or any of their Affiliates and (d) for services and other rights that are to be made available pursuant to the other Transaction Documents, the Purchased Assets and the assets owned by the Transferred Entities (and, to the extent applicable, the Delayed Closing Purchased Assets and the ROFR Assets) constitute all of the assets necessary for the conduct of the Business in all material respects as currently conducted by the Seller Group as of the date of this Agreement.

SECTION 4.07. Financial Statements. Section 4.07 of the Disclosure Letter sets forth true and correct copies of the Financial Statements. The Financial Statements (a) have been derived from the Records of the Business (as applicable), (b) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, subject, in the case of interim Financial Statements, to the absence of footnotes and to normal year-end adjustments) and (c) fairly present in all material respects the financial position and results of operations of the Business as of or for the periods shown therein. With respect to the Business, the Seller Group has no material Liabilities included in the Assumed Liabilities, except (i) Liabilities reflected or recorded in the Financial Statements; (ii) Liabilities under Contracts (other than Liabilities arising with respect to a breach or default by the Seller Group); and (iii) Liabilities incurred in the ordinary course of business since the Balance Sheet Date, and which are not, individually or in the aggregate, material to the Business. The Seller Group maintains a system of internal accounting controls sufficient to provide reasonable assurance that transactions are recorded as necessary to permit preparation of the Financial Statements in accordance with GAAP and to maintain accountability for assets.

SECTION 4.08. Absence of Certain Changes. Since the Balance Sheet Date through the date of this Agreement, (a) except for the execution and performance of this Agreement and the other Transaction Documents and the discussions, negotiations and transactions related thereto, the Business has been conducted in all material respects in the ordinary course of business and (b) taking into account any COVID-19 Measures as described in Section 6.01(c), there has not been, nor has there occurred (i) any effect, change or event that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) any knowing waiver of material claims or rights of material value of the Seller Group under any provision of any Material Business Contract, other than waivers granted in the ordinary course of business; (iii) any material modification of payment terms with customers or suppliers pursuant to any Material Business Contract; (iv) any material change in any method of accounting or accounting practice for the Business, except as required by GAAP (or any interpretation thereof) or by applicable Law, or as disclosed in the Financial Statements; (v) any change in any material method of accounting for Tax purposes with respect to the Purchased Assets, the assets of the Transferred Entities or the Business; (vi) any threatened in writing condemnation or eminent domain proceedings that would materially affect any Transferred Real Property or (vii) entry into any agreement or commitment, whether in writing or otherwise, that in any way legally binds Seller to take any action described in this Section 4.08(b)(ii)-(vi).

SECTION 4.09. Legal Proceedings. Except as set forth on Section 4.09 of the Disclosure Letter, there is no material (a) pending or, to the Knowledge of the Sellers, threatened in writing legal or administrative proceeding, suit, investigation, arbitration, petition, plea, charge, complaint, demand, litigation, mediation, hearing, inquiry, claim (including any counterclaim) or action (an “Action”) against any Selling Entity or Transferred Entity arising out of or relating to the Business by or before any Governmental Authority or (b) outstanding order, judgment, settlement, injunction, ruling, writ, decree, decision, verdict, subpoena, mandate, precept, directive, consent, approval, award, assessment or arbitration award of any Governmental Authority (a “Judgment”) arising out of or relating to any Selling Entity or Transferred Entity in connection with the Business.

SECTION 4.10.      Compliance with Laws; Permits.

(a)            Except as set forth on Section 4.10(a) of the Disclosure Letter, each Selling Entity and Transferred Entity is, and has at all times been, in compliance in all material respects with all state, local, foreign or federal laws (including common law), statutes, ordinances, codes, rules or regulations, constitutions, orders, Judgments or other legal requirements enacted, adopted, or promulgated, or applied by any Governmental Authority (“Laws”) applicable to the Business.

(b)            The licenses, permits, registrations, consents, exemptions, variances, certificates, approvals, quality certifications, rights and authorizations from Governmental Authorities (collectively, “Permits”) held by the Selling Entities relating to the Business and constituting Purchased Assets (or held by Transferring Entities) constitute all material Permits necessary for the conduct of the Business as currently conducted. A list of all such material Permits as of the date hereof is set forth in Section 4.10(b) of the Disclosure Letter. Each Selling Entity and Transferred Entity, is, and has at all times been, in compliance in all material respects with the terms of the Transferred Permits.

SECTION 4.11.      Tax Matters.

(a)            All material Tax Returns required to be filed with respect to the Business, the Purchased Assets or the Transferred Entities have been duly and timely filed (taking into account any valid extensions of the due date for filing), and each such Tax Return is true, correct and complete in all material respects.

(b)            All material Taxes owed with respect to the Business, the Purchased Assets or the Transferred Entities have been timely paid in full, whether disputed or not, and whether or not shown as due on any Tax Return.

(c)            All material Tax withholding and deposit requirements imposed with respect to the Business, the Purchased Assets or the Transferred Entities have been satisfied in all material respects, and all information reporting requirements with respect to the Business, the Purchased Assets or the Transferred Entities have been complied with in all material respects.

(d)            No claim has been made by a Governmental Authority in a jurisdiction where Tax Returns are not filed by a Transferred Entity that such Transferred Entity is or may be subject to taxation in that jurisdiction.

(e)            There is no unresolved material Tax Action with respect to the Purchased Assets, the Business, or any Transferred Entity pending or ongoing or, to the Knowledge of the Sellers, that has been threatened in writing, and no extension of time or waiver of the limitations period relating to material Taxes with respect to the Business, the Purchased Assets or any Transferred Entity has been granted, and no request for such extension or waiver is pending.

(f)            There are no Liens (other than Liens for current period Taxes not yet due and payable) on any of the Purchased Assets currently existing, pending or, to the Knowledge of the Sellers, threatened in writing related to any unpaid Taxes.

(g)            Except as set forth on Section 4.11(g) of the Disclosure Letter, no Transferred Entity is, or has been at any time, a member of any affiliated, consolidated, combined, unitary or similar group for U.S. federal, state or non-U.S. Tax purposes.

(h)            No Transferred Entity is a party to any Tax sharing, Tax allocation, Tax indemnification agreement or similar agreement (other than any Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Taxes (e.g., customary leases, credit agreements or other customary commercial agreements)).

(i)            None of the Purchased Assets or the assets of the Transferred Entities is subject to any tax partnership agreement (other than the tax partnership agreement of a Seller Party).

(j)            Each Transferred Entity is, and has been since its formation, an entity disregarded as separate from its owner in accordance with Treasury Regulation Section 301.7701-3 for U.S. federal income tax purposes and any applicable provision of state or local income Tax Law.

(k)            No Transferred Entity will be required to include any material item of income or gain in, or exclude any material item of deduction or loss from, taxable income for any taxable period (or portion thereof) beginning on the Closing Date as a result of (i) any change in method of accounting for a taxable period and ending before the Closing Date, (ii) any installment sale or open transaction disposition, intercompany transaction or intercompany account made or existing before the Closing Date, (iii) any prepaid amount received since before the Closing Date or (iv) any “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of applicable Tax Law) executed before the Closing Date.

(l)            No Transferred Entity has deferred any obligation to pay Taxes pursuant to Section 2302 of the Coronavirus Aid, Relief and Economic Security Act (or any corresponding or similar provision of any COVID-19 aid).

SECTION 4.12.      Employee Benefits.

(a)            Section 4.12(a) of the Disclosure Letter lists, as of the date of this Agreement, each material Seller Benefit Plan. With respect to each material Seller Benefit Plan (other than the Multiemployer Plans), the Seller Group has delivered or made available to the Purchaser or its Representatives, to the extent applicable, true, correct and complete copies of the current plan document (including any amendments thereto) and the summary plan descriptions, the most recent determination letter (or opinion letter or advisory letter) received from the IRS, and the most recent report filed on Form 5500 (with schedules attached).

(b)            Each Seller Benefit Plan (other than the Multiemployer Plans) has been administered and operated in compliance in all material respects with (i) its terms and (ii) the applicable provisions of ERISA, the Code, the Patient Protection and Affordable Care Act and all other applicable Laws.

(c)            Each Seller Benefit Plan (other than the Multiemployer Plans) that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has either received a favorable determination letter or is entitled to rely on an advisory or opinion letter issued with respect to an IRS approved master and prototype or volume submitter plan, and to the Knowledge of the Sellers, there are no existing circumstances or events that have occurred that would reasonably be expected to adversely affect such qualified status.

(d)            Except as set forth on Section 4.12(d) of the Disclosure Letter, no member of the Seller Group or any of their ERISA Affiliates contributes to or is obligated to contribute to, or has at any time in the previous six years, contributed or had an obligation to contribute to, and no Seller Benefit Plan is, a “multiemployer plan,” as defined in Section 3(37) of ERISA. With respect to each member of the Seller Group or any of their ERISA Affiliates, there does not exist any Controlled Group Liability that would result in any material liability, at or after the Closing, to the Purchaser or any of its ERISA Affiliates. With respect to each such Seller Benefit Plan identified on Section 4.12(d) of the Disclosure Letter as a “multiemployer plan” (each a “Multiemployer Plan”), (i) all contributions required to be paid by Sellers or their ERISA Affiliates have been timely paid to each such Multiemployer Plan, and (ii) neither the Sellers nor any ERISA Affiliate has incurred any withdrawal liability under Title IV of ERISA that remains unsatisfied.

(e)            Except as set forth on Section 4.12(e) of the Disclosure Letter and other than as required under Sections 601 to 608 of ERISA or other applicable Law, no Seller Benefit Plan provides post-termination or retiree health benefits to any individual (other than death benefits when termination occurs upon death).

(f)            Except as set forth on Section 4.12(f) of the Disclosure Letter, the execution and delivery of this Agreement by the Seller Parties and the consummation of the Transactions will not (alone or in combination with any other event): (i) result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to any Business Employee, or (ii) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code. No Seller Party, nor any of their ERISA Affiliates, has any obligation to gross up, indemnify, or otherwise reimburse any Person for any excise taxes, interest, or penalties incurred under Section 409A or Section 4999 of the Code.

(g)            The Transferred Entities do not sponsor, maintain, or contribute to, or have any Liability with respect to, a Seller Benefit Plan (other than in their capacity as ERISA Affiliates of the Seller Parties).

SECTION 4.13.      Labor Matters.

(a)            Section 4.13(a) of the Disclosure Letter sets forth, as of the date of this Agreement, a complete and accurate list of each collective bargaining arrangement and any other Contract with a labor union or similar representative of employees that is applicable to any Business Employees (“Collective Bargaining Agreements”). No demand for recognition as the bargaining representative of any Business Employee has been made by or on behalf of any labor or similar organization that does not already represent a Business Employee (as reflected on Section 4.13(a) of the Disclosure Letter), and there is no pending or, to the Knowledge of the Sellers, threatened in writing, material strike, lockout, picketing, slowdown, work stoppage, or other labor disturbance by or with respect to any Business Employees.

(b)            Except as set forth on Section 4.13(b) of the Disclosure Letter, there is no pending or, to the Knowledge of the Sellers, threatened in writing material Action by or on behalf of any Business Employee by or before any Governmental Authority.

(c)            Except as set forth on Section 4.13(c) of the Disclosure Letter, each Selling Entity, is, and has at all times been, in material compliance with all applicable Laws with respect to labor, employment and employment practices (including with respect to all Laws relating to wages and hours, overtime pay, classification of employees and independent contractors, anti- discrimination, anti-retaliation anti-harassment, employee leave, occupational health and safety, recordkeeping, immigration, meal and rest breaks, employee notices, satisfaction of obligations with respect to payment of accrued, unused vacation, collective bargaining and satisfaction of all requirements arising out of the Collective Bargaining Agreements).

(d)            The Transferred Entities do not employ, and have not previously employed, any employees. The Business Employees, together with the independent contractors and temporary outsourced personnel engaged by the Selling Entities on the date hereof who are set forth on Section 4.13(d) of the Disclosure Letter, represent the entirety of the individuals necessary to manage and operate the Business as currently managed and operated.

SECTION 4.14. Environmental Matters. Except as disclosed on Section 4.14 of the Disclosure Letter:

(a)            Each Selling Entity and Transferred Entity is, and, except for matters which have been fully resolved, has at all times been, in compliance in all material respects with all Laws and Judgments relating to pollution or the protection of the environment, natural resources, human health or safety (to the extent relating to exposure to Hazardous Materials), or the presence, Release or threatened Release of Hazardous Materials (“Environmental Laws”) applicable to the Business or operation thereof or the Purchased Assets, and no such Selling Entity or Transferred Entity has received any written notice, which remains unresolved in any aspect, alleging a material violation of or material Liability or obligation under any Environmental Law in connection with the conduct or operation of the Business or the Purchased Assets and, to the Knowledge of the Sellers, there are no events or occurrences related to the Business or operation thereof or the Purchased Assets that are reasonably likely to result in the receipt of such notice.

(b)            Each Selling Entity and Transferred Entity possesses and is in compliance in all material respects with any Permits required to be held by it under Environmental Laws for the operation of the Business as currently conducted.

(c)            There is no material Action under or pursuant to any Environmental Law under which there are outstanding or unresolved material Liabilities that is pending or, to the Knowledge of the Sellers, threatened in writing against any Selling Entity or Transferred Entity with respect to the conduct of the Business.

(d)            No Selling Entity or Transferred Entity has become subject to any Judgment under Environmental Law imposed by any Governmental Authority or to any assumption or retention by contract or operation of law of any Liabilities under Environmental Law or regarding any Hazardous Materials, in each case of which there are outstanding or unresolved material Liabilities on the part of such Selling Entity or Transferred Entity as applicable, with respect to the conduct of the Business.

(e)            There have been no material Releases of Hazardous Materials on, at, under or from any Transferred Real Property and no Selling Entity or Transferred Entity has received written notice, which remains unresolved in any aspect, alleging that any of them has Liability or obligation under Environmental Law to perform any investigation, remediation, monitoring, corrective or curative action, treatment, clean-up, abatement, containment, removal, mitigation, or response or restoration work with respect to the presence, Release or threatened Release of Hazardous Materials at any real property offsite where any of them has transported or disposed or arranged for the transport or disposal of Hazardous Materials.

(f)            To the Knowledge of the Sellers, there has been no exposure of Persons or property to Hazardous Materials as a result of any Selling Entity’s or Transferred Entity’s conduct of the Business that could form the basis of a material claim for damages or compensation.

(g)            The Selling Entities have made available to the Purchaser complete and correct copies of all material environmental site assessments in the possession or control of the Selling Entities, addressing material environmental Liabilities under, or compliance with Environmental Laws and relating to the Business or operations thereof or the Purchased Assets.

SECTION 4.15.      Intellectual Property.

(a)            Section 4.15(a) of the Disclosure Letter sets forth a list, as of the date hereof, of all Patents, pending Patent applications, registered Trademarks, Trademark applications, registered Copyrights, Copyright applications and domain name registrations included in the Transferred Intellectual Property (the “Transferred Registered Intellectual Property”). All of the Transferred Registered Intellectual Property is subsisting and, to the Knowledge of the Sellers, all Transferred Registered Intellectual Property (excluding applications for registration) are valid and enforceable.

(b)            Except as set forth on Section 4.15(b) of the Disclosure Letter, each applicable Selling Entity exclusively owns all Transferred Intellectual Property transferred by it hereunder.

(c)            No Actions are pending, and since January 1, 2015, no Selling Entity, Dealership or Transferred Entity has received any written notice or claim, (i) challenging the ownership, validity or enforceability of any Transferred Intellectual Property or (ii) alleging that the Selling Entity or Transferred Entity is infringing, misappropriating or otherwise violating the Intellectual Property rights of any Person in connection with the conduct of the Business in any material respect. To the Knowledge of the Sellers, since January 1, 2015, the conduct of the Business has not infringed, misappropriated or otherwise violated and does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Person, in each case in any material respect.

(d)            To the Knowledge of the Sellers, since January 1, 2015, no Person has been infringing, misappropriating or otherwise violating any Transferred Intellectual Property in any material respect.

(e)            (i) Each Selling Entity and Transferred Entity has at all times conducted the Business in material compliance with all applicable Information Security and Privacy Requirements in all material respects and (ii) no Action by any Governmental Authority, and no material Action by any other Person, is pending or, to the Knowledge of the Sellers, threatened in writing against any Selling Entity or Transferred Entity alleging a violation of any Person’s privacy rights or Personally Identifiable Information by any of them, in connection with their conduct of the Business. No Selling Entity or Transferred Entity has provided or been legally required to provide any notice to data owners or a Governmental Authority in connection with any unauthorized access, use, or disclosure of Personally Identifiable Information. The Selling Entities and Transferred Entities have taken reasonable measures to protect the confidentiality of trade secrets and confidential information used in and material to the Business.

(f)            (i) To the Knowledge of the Sellers, the IT Systems used by the Business do not contain any malware that would reasonably be expected to interfere with the conduct of the Business in any material respect, and (ii) such IT Systems are reasonably sufficient for the operation of the Business as currently conducted by the Seller Group as of the date of this Agreement. The Selling Entities and Transferred Entities have taken commercially reasonable steps to provide for the back-up and recovery of data and information, have commercially reasonable disaster recovery plans, procedures and facilities, and, as applicable, take commercially reasonable steps to implement such plans and procedures, including by implementing plans and procedures designed to (A) manage mobile devices, including those provided to employees or contractors by the Selling Entities and Transferred Entities, (B) provide continuous monitoring and alerting of any problems or issues with the IT Systems, and (C) monitor network traffic for threats and scan and assess vulnerabilities in the IT Systems. Except as set forth on Section 4.15(f) of the Disclosure Letter, there has been no breach, failure, or substandard performance, of any IT Systems of the Selling Entities and Transferred Entities or, to the Knowledge of the Sellers, their contractors, that has caused any material disruption to the Business or resulted in any unauthorized disclosure of or access to any data owned, collected or controlled by the Selling Entities or the Transferred Entities, including Personally Identifiable Information.

SECTION 4.16.      Transferred Real Property.

(a)            Section 2.02(a)(i)(B) of the Disclosure Letter sets forth a complete and accurate list of the Transferred Leased Real Property, comprised of the addresses of such Transferred Leased Real Property. With respect to each Transferred Real Property Lease (i) the applicable Selling Entity or Transferred Entity has a valid leasehold, subleasehold or licensee interest in the Transferred Leased Real Property subject to no Liens other than Permitted Liens, (ii) such Transferred Real Property Lease is in full force and effect, (iii) there exists no material default on the part of the relevant Selling Entity or Transferred Entity that is party to any such Transferred Real Property Lease, and, to the Knowledge of Sellers, no landlord, sublandlord or licensor under such Transferred Real Property Lease is in material default thereunder, (iv) neither the relevant Selling Entity nor Transferred Entity nor any other member of the Seller Group has received written notice of any material default or event that, with notice or lapse of time, or both, would constitute a material default under any such Transferred Real Property Lease, and (v) to the Knowledge of the Sellers, no event has occurred that, with or without notice or lapse of time or both, would result in a material default by the relevant Selling Entity or Transferred Entity under such Transferred Real Property Lease or by the landlord, sublandlord or licensor thereunder, and (vi) to the Knowledge of the Sellers, there exists no material unresolved dispute under any Transferred Real Property Leases with the applicable landlord, sublandlord or licensor thereunder. True, correct and complete copies of (i) the Transferred Real Property Leases and all material amendments, modifications, supplements, renewals, extensions and memoranda thereof have been made available to the Purchaser, and (ii) all estoppel certificates and subordination, non- disturbance and attornment agreements related to the Transferred Real Property Leases have been made available to the Purchaser to the extent that the foregoing are currently in the reasonable possession or control of the Seller Group as of the date hereof. Except as set forth on Section 4.16(a) of the Disclosure Letter, no Consent or approval by the landlord, sublandlord or licensor is required under any Transferred Real Property Lease as a result of the execution or performance of this Agreement or the consummation of the Transactions.

(b)            Section 4.16(b) of the Disclosure Letter sets forth a list as of the date hereof of all leases, subleases, licenses or other agreements under which a Selling Entity or Transferred Entity has granted to any third party the right to use or occupy any portion of the Transferred Real Property (“Third Party Leases”). True, correct and complete copies of (i) the Third Party Leases and all material amendments, modifications, supplements, renewals, extensions and memoranda thereof have been made available to the Purchaser, and (ii) all estoppel certificates and subordination, non-disturbance and attornment agreements related to the Third Party Leases have been made available to the Purchaser to the extent that the foregoing are currently in the possession or reasonable control of the Seller Group as of the date hereof. Except for the Third Party Leases and any leases to Affiliates of the Seller Group that will be terminated at and as of Closing, members of the Seller Group have exclusive possession of the applicable Transferred Real Property and have not leased, subleased, licensed, sublicensed or granted occupancy rights to any third party in or to any portion of the Transferred Real Property. No member of the Seller Group is in material breach or default under any Third Party Lease, and to the Knowledge of the Sellers, no tenant, lessee, subtenant, licensee or other counterparty is in material default under any Third Party Lease.

(c)            Section 2.02(a)(i)(A) of the Disclosure Letter sets forth a complete and accurate list of the Transferred Owned Real Property comprised of the addresses of the Transferred Owned Real Property. The applicable Selling Entities or Transferred Entities have good, valid and insurable fee simple title to all Transferred Owned Real Property, free and clear of all Liens, other than Permitted Liens.

(d)            True, correct, and complete copies of all existing owner’s title policies currently in effect, title reports, surveys, engineering consultants’ reports and property condition reports relating to the Transferred Owned Real Property in possession of the Seller Group as of the date hereof have been made available to the Purchaser.

(e)            Except as set forth on Section 4.16(e) of the Disclosure Letter: (i) the Transferred Real Property constitutes all of the Real Property interests owned, leased, licensed, used or held for use by the Seller Group in the conduct of the Business in the ordinary course, and, as a whole, are sufficient Real Property interests in all material respects for the continued conduct and operation of the Business in the ordinary course and (ii) the Seller Group members do not own, lease, license, use, or hold any Real Property or interest in Real Property that, in the twelve (12) months prior to the date of this Agreement, has not been used by the Seller Group in connection with the Business and is not reasonably expected to return to operational service.

(f)            Except as would not reasonably be expected to be material to the Business, all buildings, structures, and improvements on the Transferred Real Property are in good operating condition and repair (ordinary wear and tear excepted) and are sufficient for the uses in which such property is presently employed.

(g)            To the Knowledge of the Sellers, (x) the Transferred Real Property is in compliance, in all material respects, with all zoning, land use, and similar Laws applicable thereto and (y) no member of the Seller Group has received written notice of non-compliance with any applicable material restrictive covenants and building codes.

(h)            No member of the Seller Group has received notice of any eminent domain, land-use, Permit-related or other similar Actions pending or, to the Knowledge of the Sellers, threatened in writing against any Transferred Real Property (and, to the Knowledge of the Sellers, there is no such Action or proceeding pending or threatened in writing) which in each case would result in the termination or material and permanent impairment of any access by any of the Transferred Real Property to a dedicated public street, road, highway or other right-of-way.

(i)            Except as set forth on Section 4.16(i) of the Disclosure Letter, there are no Actions which are pending or, to the Knowledge of the Sellers, which have been threatened in writing against, or are affecting, the Transferred Real Property or any part thereof in any court or before any arbitrator, board or governmental or administrative agency or other Person or entity which would reasonably be expected to materially and adversely (A) affect the Transferred Real Property or any portion thereof or (B) impair the existing use and operation of the Transferred Real Property.

(j)            (1) There are no unexercised options, rights of first offer or rights of first refusal to purchase any portion of or interest in the Transferred Owned Real Property and (2) to the Knowledge of the Sellers, there are no unexercised options, rights of first offer or rights of first refusal to purchase any portion of or interest in the Transferred Leased Real Property.

(k)            Except for the Transferred Contracts, there are no service contracts, maintenance contracts, equipment contracts or operating agreements in existence with respect to any Transferred Real Property to which a member of the Seller Group is a party that burden such Transferred Real Property and will be binding upon the Purchaser from and after Closing.

SECTION 4.17.      Manufacturers; Warranties; Customer Deposits; We Owes.

(a)            Other than Contracts that have expired pursuant to their terms or that were terminated by a Selling Entity or Transferred Entity, in connection with the sale of a dealership business to a third party or terminations of or other such notices under Manufacturer Agreements that have been rescinded or otherwise made ineffective, or as set forth on Section 4.17(a) of the Disclosure Letter, since January 1, 2018 through the date of this Agreement, no Manufacturer has terminated its Manufacturer Agreement with such Selling Entity or Transferred Entity and no Manufacturer has provided written notice to a Selling Entity or Transferred Entity that it intends to terminate its Manufacturer Agreement or cease doing business thereunder with a Selling Entity or Transferred Entity. Except as set forth on Section 4.17(a) of the Disclosure Letter, since January 1, 2018 through the date of this Agreement (except for such notices that have been rescinded or otherwise made ineffective), no Manufacturer has provided written notice to a Selling Entity of (i) any material deficiency in Dealership operations (including, but not limited to, brand imaging, facility conditions, sales efficiency, customer satisfaction, warranty work and reimbursement, or sales incentives) or (ii) a present or future need for material facility improvements or upgrade. Since January 1, 2020 through the date of this Agreement (except for such notices that have been rescinded or otherwise made ineffective), no Manufacturer has provided written notice to a Selling Entity of the awarding or possible awarding of a Manufacturer dealership to any person or entity in the Metropolitan Statistical Areas in which a Business operates.

(b)            Except as set forth on Section 4.17(b) of the Disclosure Letter, none of the Selling Entities or Transferred Entities have, and none have agreed in writing to accept for others, any warranty or service obligations to any third party Person, and none of the Selling Entities or Transferred Entities have offered their customers any marketing or added-value programs or plans for which such Selling Entities or Transferred Entities are responsible for administration or the liability thereof, including programs commonly called “tires for life”, “oil changes for life”, “car wash/detailing service plans”, “rewards programs” or any similar offers (collectively, “Marketing Programs”), except as may be required by any Manufacturer with respect to programs, warranties and similar products pursuant to the terms of the applicable Manufacturer Agreement.

(c)            The written reports, statements and financial statements prepared by the Seller Group for the Manufacturers and provided to the Manufacturers were prepared, in all material respects, in accordance with each of the Manufacturer’s written standards and guidelines applicable to the Business.

SECTION 4.18.      Contracts.

(a)            Section 4.18(a) of the Disclosure Letter sets forth a list of all Material Business Contracts as of the date of this Agreement. For purposes of this Agreement, “Material Business Contract” means any Contract (other than Seller Benefit Plans and Transferred Real Property Leases) to which a Selling Entity or Transferred Entity is a party or bound:

(i)                that provides for the formation, creation, governance, economics or control of any joint venture, partnership or similar arrangement with respect to the Business;

(ii)               under which (A) any Person guarantees, directly or indirectly, any material Indebtedness of a Selling Entity or Transferred Entity or (B) any Selling Entity or Transferred Entity guarantees any material Indebtedness of any Person, in each case in connection with the conduct of the Business;

(iii)              that grants a Lien (other than a Permitted Lien) on any material Purchased Asset (other than a Lien that will be released on or before the Closing Date);

(iv)              that is a Contract (other than purchase orders, task orders or delivery orders or orders from the Manufacturers in the ordinary course) for the purchase or sale of inventory, materials, Supplies, goods, services, equipment or other assets in connection with the conduct of the Business, the performance of which will extend over a period of more than one year from the date of this Agreement and which provides for (or would reasonably be expected to involve) annual payments by a Selling Entity or Transferred Entity or to a Selling Entity or Transferred Entity of more than $75,000 and is not terminable with no more than 90 days’ notice without penalty;

(v)               that is a Manufacturer Agreement;

(vi)              contains provisions that (A) prohibit a Selling Entity or Transferred Entity from competing in or entering any territory, market or field or freely engaging in business anywhere in the world, or (B) grant a right of exclusivity to any Person, other than (1) Contracts that can be terminated (including such restrictive provisions) by the Selling Entity or Transferred Entity on less than 90 days’ notice without payment by the Selling Entity or Transferred Entity of any material penalty, (2) any Manufacturer Agreement and (3) license agreements for Intellectual Property rights limiting the Selling Entity’s or Transferred Entity’s use of such Intellectual Property rights to specified territories, markets or fields of use;

(vii)            between a Selling Entity or Transferred Entity, on the one hand, and any member of the Seller Group or their Affiliates, on the other hand, to the extent related to the Business or any Purchased Asset, other than commercial arrangements between such Persons in the ordinary course of business and on substantially arm’s length terms (each, an “Affiliate Agreement”);

(viii)            reflecting a settlement of any threatened or pending Action either (A) entered into since January 1, 2019 and under which a payment in excess of $100,000 was made by or on primarily on behalf of the Business or (B) containing continuing obligations or restrictions on the Business or any Transferred Entity other than ordinary course obligations or restrictions such as confidentiality, non-disparagement, etc.;

(ix)              pursuant to which a Person (other than the Purchaser) has a right to acquire all or any material portion of the Business or any dealership rights or contract rights of the Selling Entities (except pursuant to any of the Manufacturer Agreements);

(x)               pursuant to which any Selling Entity or Transferred Entity has granted to any Person a license with respect to any material Transferred Intellectual Property other than non-exclusive licenses entered into in the ordinary course of business;

(xi)              that contains a license for the Business to use any Person’s material Intellectual Property, other than licenses for open source software or commercially available software or services (including software-as-a-service) involving total annual consideration of less than $100,000; and

(xii)             that grants a right of first refusal or similar purchase rights with respect to any Purchased Asset to a third party other than a Manufacturing Agreement.

(b)            (i) Each Material Business Contract is in full force and effect and is valid, binding and enforceable against the Selling Entity or Transferred Entity party thereto, and to the Knowledge of the Sellers, each other party thereto, in accordance with its terms, in each case subject to the Bankruptcy and Equity Exception, except where the failure to be valid, binding or in full force and effect would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Business and the Purchased Assets, taken as a whole, and (ii) neither the Selling Entity or Transferred Entity party thereto nor, to the Knowledge of the Sellers, any other party to a Material Business Contract is in breach or violation of, or default under, any Material Business Contract and, to the Knowledge of the Sellers, no event has occurred that with or without notice or lapse of time or both would constitute a breach or default (whether by lapse of time or notice or both) or give any Person a right of acceleration or early termination thereof, except as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Business and the Purchased Assets, taken as a whole. Prior to the date of this Agreement, the Seller Parties have made available to the Purchaser a true and complete copy of each Material Business Contract (including all material modifications and amendments thereto and waivers thereunder).

(c)            To the Knowledge of the Sellers, as of the date of this Agreement, there are no Transferred Pre-Closing Contractual Liabilities existing as of the date of this Agreement.

SECTION 4.19. Insurance. All insurance policies of the Seller Group, solely to the extent such policies provide coverage for the Business, are in full force and effect, no written notice of cancelation or modification has been received as of the date of this Agreement other than in connection with ordinary renewals, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder. Section 4.19 of the Disclosure Letter identifies all material policies (including historic occurrence- based policies) of insurance currently maintained as of the date of this Agreement by, or on behalf of, the Seller Group with respect to the Business or the Purchased Assets, setting forth the name of the insurer, the holder of each such policy, the nature of coverage, and the expiration dates thereof. As of the date of this Agreement, with respect to the Business or the Purchased Assets, there is no material claim by the Seller Group currently pending under any such insurance as to which coverage has been denied or disputed by the insurers of such policies.

SECTION 4.20. Brokers and Other Advisors. Except for Jefferies LLC, the fees and expenses of which will be paid by the Seller Parties or their Affiliates (excluding any Transferred Entity), no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of any member of the Seller Group.

SECTION 4.21. No Other Representations or Warranties. Except for the representations and warranties expressly made by the Seller Parties in this Article IV (qualified by the Disclosure Letter) and in the certificates required to be delivered by the Seller Parties under Section 8.02, no member of the Seller Group, their respective Affiliates nor any other Person (whether or not acting on behalf of the Seller Group or their respective Affiliates) has made or makes any other representation or warranty of any kind whatsoever, whether express or implied, written or oral, with respect to the Transferred Entities, the Purchased Assets, the Transferred Interests or the Assumed Liabilities or the Business (including the business, operations, properties, assets, Liabilities, condition (financial or otherwise) or prospects of the Business or any estimates, projections, forecasts and other forward-looking information or business and strategic plan information relating to the Business), including any representation or warranty as to accuracy or completeness of, or lack of errors or omissions in, any information regarding any of the foregoing furnished or made available (in any medium) to the Purchaser, any of its Affiliates or any of its and their respective Representatives or any other Person, notwithstanding the delivery or disclosure to the Purchaser, any of its Affiliates or any of its and their respective Representatives of any documentation, forecasts or other information (in any form or through any medium) with respect to any one or more of the foregoing. In particular, and without limiting the generality of the foregoing, no member of the Seller Group, their respective Affiliates nor any other Person (whether or not acting on behalf of the Seller Group or their respective Affiliates) makes or has made any representation or warranty of any kind, whatsoever, express or implied, written or oral, to the Purchaser, any of its Affiliates or any of its and their respective Representatives or any other Person with respect to (a) any forward-looking information, projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or the future financial condition of the Business, the Transferred Entities or the future business, operations or affairs of the Business or the Transferred Entities or (b) any matter arising from, or which may otherwise be applicable because of the provisions of, any Law, including the warranties of merchantability and fitness for a particular purpose, in each case, except for the representations and warranties made by the Seller Parties expressly contained in this Article IV (as qualified by the Disclosure Letter) and in the certificates required to be delivered by the Seller Parties under Section 8.02.

ARTICLE V

Representations and Warranties of the Purchaser

The Purchaser represents and warrants to the Sellers as follows:

SECTION 5.01. Organization; Standing. The Purchaser is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite power and authority necessary to carry on its business as it is now being conducted, except (other than with respect to its due organization and valid existence) as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay, interfere with, hinder or impair (a) the consummation of any of the Transactions on a timely basis or (b) the compliance by the Purchaser with its obligations under the Transaction Documents. The Purchaser is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to prevent or materially delay, interfere with, hinder or impair (i) the consummation of any of the Transactions on a timely basis or (ii) the compliance by the Purchaser with its obligations under the Transaction Documents.

SECTION 5.02.      Authority; Noncontravention.

(a)            The Purchaser has all necessary power and authority to execute and deliver the Transaction Documents and to perform its respective obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by the Purchaser of the Transaction Documents, and the consummation by it of the Transactions, have been duly authorized by the Purchaser and no other corporate or similar action on the part of the Purchaser is necessary to authorize the execution, delivery and performance by the Purchaser of the Transaction Documents and the consummation by it of the applicable Transactions. This Agreement has been, and each of the other Transaction Documents has been or will be, as applicable, duly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery hereof or thereof by the Seller Parties or their applicable Affiliates, each constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except insofar as such enforceability may be limited by the Bankruptcy and Equity Exception.

(b)            Neither the execution and delivery by the Purchaser of the Transaction Documents, the consummation by the Purchaser of the Transactions, nor the performance or compliance by the Purchaser with the applicable terms or provisions hereof or thereof, will (i) conflict with or violate any provision of the organizational documents of the Purchaser or (ii) assuming that the Consents referred to in Section 5.03 are obtained prior to the Closing and the filings referred to in Section 5.03 are made and any waiting periods thereunder have terminated or expired prior to the Closing, (A) violate any Law or Judgment applicable to the Purchaser or (B) violate or constitute a default under any of the terms, conditions or provisions of any Contract to which the Purchaser is a party or give rise to a right of termination, cancelation or acceleration or loss of a material benefit under any such Contract, except, in the case of the foregoing clause (b), as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay, interfere with, hinder or impair (1) the consummation of any of the Transactions on a timely basis or (2) the compliance by the Purchaser with its obligations under the Transaction Documents.

SECTION 5.03. Governmental Approvals. Except for filings required under, and compliance with other applicable requirements of, the HSR Act, no Consent of any Governmental Authority is necessary for the execution and delivery by the Purchaser of the Transaction Documents, the performance by the Purchaser of its obligations hereunder or thereunder and the consummation by the Purchaser of the Transactions, other than such other Consents that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay, interfere with, hinder or impair (a) the consummation of any of the Transactions on a timely basis or (b) the compliance by the Purchaser with its obligations under the Transaction Documents.

SECTION 5.04.      Financial Ability to Perform.

(a)            The Purchaser has as of the date hereof, and at Closing will have, sufficient Cash, available lines of credit or other sources of immediately available funds available to it, in each case sufficient, when taken together with the net Cash proceeds of the debt financing contemplated by the Debt Commitment Letter (as defined below), assuming such debt financing is funded, to enable the Purchaser to perform all of its obligations hereunder, including delivering the Closing Purchase Price and any amount required to be delivered by it in accordance with Section 2.07, as and when contemplated by this Agreement and to pay all related costs, fees and expenses of the Purchaser that are necessary to consummate the Transactions, and the Purchaser has provided written evidence thereof to the Seller Parties prior to the date hereof. Without limiting Section 11.09, in no event shall the receipt or availability of any funds or financing by or to the Purchaser or any of its Affiliates, including any Debt Financing, or any other financing transaction be a condition to any of the obligations of the Purchaser hereunder, including to consummate the Transactions hereunder.

(b)            The Purchaser has delivered to the Seller Parties, on or prior to the date hereof, a true, complete and correct copy of a duly executed debt commitment letter (as attached hereto as Exhibit F, including all related fee letters and side letters (as customarily redacted for a transaction of this nature with respect to fees, none of which redacted terms would reasonably be expected to adversely affect conditionality, amount or availability of the debt financing contemplated by the Debt Commitment Letter), and all exhibits, schedules, annexes, supplements and term sheets forming a part thereof), addressed to the Purchaser and dated as of the date hereof (as amended or modified only in accordance with Section 7.18, the “Debt Commitment Letter”), from the Financing Sources party thereto, pursuant to which such Financing Sources have committed to provide the Purchaser with debt financing for the transactions contemplated hereby in an aggregate amount as set forth therein. As of the date hereof, the Debt Commitment Letter is a legal, valid and binding obligation of the Purchaser and, to the Knowledge of the Purchaser, the other parties thereto, is in full force and effect, and is enforceable against the parties thereto in accordance with its terms, subject to the Bankruptcy and Equity Exception. There are no side letters or other Contracts, agreements or understandings to which the Purchaser or any of its Affiliates is a party relating to the debt financing contemplated by the Debt Commitment Letter other than as expressly set forth in the Debt Commitment Letter. Except as specifically set forth in the Debt Commitment Letter, (i) there are no conditions precedent to the obligations of any Financing Sources to fund the debt financing contemplated by the Debt Commitment Letter and (ii) there are no contingencies pursuant to any Contract, agreement or other understanding relating to the transactions contemplated hereby to which the Purchaser or any of its Affiliates is a party that would permit the Financing Sources to reduce the total amount of the debt financing contemplated by the Debt Commitment Letter or impose any additional condition precedent that would adversely affect, prevent or delay the availability of the debt financing contemplated by the Debt Commitment Letter. As of the date of this Agreement, (i) the Debt Commitment Letter has not been amended or modified (and no such amendment or modification is contemplated as of the date of this Agreement) and (ii) the commitments set forth in the Debt Commitment Letter have not been withdrawn or rescinded in any respect (and no such withdrawal or rescission is contemplated as of the date of this Agreement). No event has occurred, and the Purchaser has not received any notice or other communication from any other party to the Debt Commitment Letter with respect to the occurrence of any event, which, with or without notice, lapse of time or both, would or could reasonably be expected to result in any breach by the Purchaser of, or constitute a default by the Purchaser under, any term or condition to closing of the Debt Commitment Letter, and as of the date hereof, to the Knowledge of the Purchaser, no other party to the Debt Commitment Letter is in breach of the Debt Commitment Letter. The Purchaser (i) is not aware of any fact or occurrence that makes any of the representations or warranties of the Purchaser in the Debt Commitment Letter inaccurate in any material respect, (ii) has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it or its Affiliates contained in the Debt Commitment Letter and (iii) has no reason to believe that any portion of the debt financing contemplated by the Debt Commitment Letter required to consummate the transactions contemplated hereby will not be made available to the Purchaser on the Closing Date. The Purchaser has fully paid any and all commitment fees and other fees required by the Debt Commitment Letter to be paid as of the date of this Agreement. To the extent this Agreement must be in a form acceptable to any Financing Source(s), such Financing Source(s) have approved this Agreement.

SECTION 5.05. Solvency. As of the Closing and immediately after giving effect to the Transactions and the payment of the Closing Purchase Price, payment of all amounts required to be paid by the Purchaser in connection with the consummation of the Transactions, and payment of all related fees and expenses of the Purchaser, the Purchaser and its Subsidiaries, on a consolidated basis taken as a whole, will be Solvent. For the purposes of this Agreement, the term “Solvent”, when used with respect to any Person and its Subsidiaries, on a consolidated basis, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person and its Subsidiaries, on a consolidated basis, will, as of such date, exceed (i) the value of all “liabilities of such Person and its Subsidiaries, on a consolidated basis, including contingent and other liabilities”, as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person and its Subsidiaries, on a consolidated basis, as of such date, on their existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such Person and its Subsidiaries, on a consolidated basis, will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which they are engaged or proposed to be engaged following such date, and (c) such Person and its Subsidiaries, on a consolidated basis, will be able to pay their liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which they are engaged or proposed to be engaged” and “able to pay their liabilities, including contingent and other liabilities, as they mature” means that such Person and its Subsidiaries, on a consolidated basis, will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet their obligations as they become due.

SECTION 5.06. Investment Representation. The Purchaser is acquiring the Transferred Interests for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities. The Purchaser is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”). The Purchaser acknowledges that the Transferred Interests have not been registered under the Securities Act or any other securities Laws and may not be transferred or sold except pursuant to the registration provisions of the Securities Act or an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. The Purchaser acknowledges that the Transferred Interests are being transferred to the Purchaser, in part, in reliance on the foregoing representation.

SECTION 5.07.      Brokers and Other Advisors. Except for Lazard Freres  & Co. LLC, the fees and expenses of which will be paid by the Purchaser, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Purchaser.

SECTION 5.08.      Legal Proceedings. Except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay, interfere with, hinder or impair (x) the consummation of any of the Transactions on a timely basis or (y) the compliance by the Purchaser with its obligations under the Transaction Documents, there is no (a) pending or, to the Knowledge of the Purchaser, threatened Action against the Purchaser or (b) Judgment imposed upon or affecting the Purchaser.

SECTION 5.09.      Manufacturer Approval. Except as disclosed in Section  5.09 of the Disclosure Letter, as of the date hereof, the Purchaser has no Knowledge, and has not received any notice or indication from any Manufacturer, whether or not pursuant to any framework or other agreement of the Purchaser or its Affiliates with any Manufacturer, that the Purchaser will not receive, or is not likely to receive, such Manufacturer’s approval to complete the Transactions.

SECTION 5.10. No Other Representations or Warranties; Non-Reliance. The Purchaser acknowledges that it and its Representatives have received access to such books and records, facilities, vehicles, Contracts and other assets of the Business which it and its Representatives have desired or requested to review, and that it and its Representatives have had full opportunity to meet with the management of the Business and to discuss the Business, the Transferred Entities, the Transferred Interests, the Purchased Assets and the Assumed Liabilities. Except for the representations and warranties expressly made by the Seller Parties set forth in Article IV (qualified by the Disclosure Letter) and in the certificates required to be delivered by the Seller Parties under Section 8.02, the Purchaser hereby acknowledges that no member of the Seller Group, any of their Affiliates, nor any other Person (whether or not acting on behalf of the Seller Group or their respective Affiliates), (a) has made or makes any other representation or warranty of any kind whatsoever, whether express or implied, written or oral, with respect to the Transferred Entities, the Purchased Assets, the Transferred Interests or the Assumed Liabilities or the Business (including the business, operations, properties, assets, Liabilities, condition (financial or otherwise) or prospects of the Business or any estimates, projections, forecasts and other forward-looking information or business and strategic plan information relating to the Business), including any representation or warranty as to accuracy or completeness of, or lack of errors or omissions in, any information regarding any of the foregoing furnished or made available (in any medium) to the Purchaser, any of its Affiliates or any of its and their respective Representatives or any other Person, notwithstanding the delivery or disclosure to the Purchaser, any of its Affiliates or any of its and their respective Representatives of any documentation, forecasts or other information (in any form or through any medium) with respect to any one or more of the foregoing or (b) will have or be subject to any Liability or indemnification obligation to the Purchaser resulting from the delivery, dissemination or any other distribution to the Purchaser or any of its Representatives (in any form whatsoever and through any medium whatsoever), or the use by the Purchaser or any of its Representatives, of any information, documents, estimates, projections, forecasts or other forward-looking information, plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or future financial condition of the Business, the Transferred Entities or the future business, operations or affairs of the Business or the Transferred Entities or other material developed by or provided or made available to the Purchaser or any of its Representatives, including in due diligence materials, “data rooms” or management presentations (formal or informal, in person, by phone, through video or in any other format), in anticipation or contemplation of any of the Transactions. The Purchaser, on behalf of itself and on behalf of its Affiliates and its and their respective Representatives, expressly waives any such claim relating to the foregoing matters. The Purchaser hereby acknowledges (for itself and on behalf of its Affiliates and its and their respective Representatives) that (i) it has conducted, to its satisfaction, its own independent investigation of the Business and the Transferred Entities and their respective operations, assets and financial condition and, in making its determination to proceed with the Transactions, the Purchaser and its Affiliates and its and their respective Representatives have relied on the results of their own independent investigation and (ii) the Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that the Purchaser has not relied on such information.

ARTICLE VI

Covenants Relating to Conduct of Business

SECTION 6.01.      Conduct of Business Before the Closing.

(a)            Except (x) as required by applicable Law, Judgment or a Governmental Authority, (y) as contemplated, required or permitted by this Agreement or (z) during the period from the date of this Agreement until the Closing (or such earlier date on which this Agreement is terminated pursuant to Section 9.01), unless the Purchaser otherwise consents in writing (such consent not to be unreasonably withheld, delayed or conditioned), the Seller Parties shall, and shall cause the Selling Entities, the members of the Seller Group, and each of the Transferred Entities to, use its commercially reasonable efforts to:

(i)                carry on the Business in all material respects in the ordinary course;

(ii)               use commercially reasonable efforts to preserve intact the Business, including the Purchased Assets, the Contracts, the business organization and the goodwill of the Business, and the current relationships of the Seller Group with its customers, suppliers, Governmental Authorities and others with significant and recurring business dealings with the Business;

(iii)              maintain all insurance policies and all Permits related to the Business or to the Seller Group in substantially the manner in effect as of the date hereof;

(iv)              maintain the existence and good standing of each Selling Entity in its jurisdiction of organization and in each other jurisdiction in which the ownership or leasing of properties or its operations makes qualification or registration necessary;

(v)               not transfer any inventory or employee of the Business to any Selling Entity’s (or any Selling Entity’s owners’) other business (other than the Business), or transfer any inventory or employee of any of any Selling Entity’s (or its owners’) other businesses (other than the Business) to the Business; and

(vi)              maintain the books, Records and accounts related to the Business, the Purchased Assets and Transferred Interests in the ordinary course of business, including with respect to the recording of revenue and expenses and the recording and collection of its accounts receivable;

provided that no action by any member of the Seller Group with respect to matters specifically addressed by Section 6.01(b) shall be deemed to be a breach of this Section 6.01(a) unless such action would constitute a breach of Section 6.01(b).

(b)            Except as required by applicable Law, Judgment or a Governmental Authority, as contemplated, required or permitted by this Agreement or as set forth on Section 6.01(b) of the Disclosure Letter, during the period from the date of this Agreement until the Closing (or such earlier date on which this Agreement is terminated pursuant to Section 9.01), unless the Purchaser otherwise consents in writing (such consent not to be unreasonably withheld, delayed or conditioned), the Seller Parties shall not, and shall not permit the Selling Entities, and member of the Seller Group, or any of the Transferred Entities to (in each case, solely to the extent related to the Business, the Transferred Entities, the Business Employees, the Purchased Assets and the Assumed Liabilities):

(i)                agree to issue, sell, grant, deliver, pledge, transfer, encumber or subject to any Lien (other than transfer restrictions under applicable securities Laws or under the organizational documents of the Transferred Entities) any Transferred Interests or grant any option, warrant or right to acquire any Transferred Interests or other equity securities of any Transferred Entity or issue any security convertible into or exchangeable for such securities;

(ii)               sell, lease, transfer, assign, abandon, cancel, mortgage, pledge, place a Lien upon (other than a Permitted Lien) or otherwise dispose of any material Purchased Asset (other than Intellectual Property, which is addressed in clause (xi) below), including any Transferred Real Property, other than the sale of obsolete, worn-out or excess equipment or assets in the ordinary course of business or sales of vehicles, Supplies and other inventory, goods or services in the ordinary course of business or pursuant to Contracts in existence as of the date of this Agreement or, if required pursuant to the terms of any Contract;

(iii)              (A) merge or consolidate any Transferred Entity with any Person, (B) acquire any Dealerships or (C) acquire other material assets (other than vehicles, Supplies, inventory, machinery or equipment) that would constitute Purchased Assets outside the ordinary course of business, except in the case of clause (C), pursuant to Contracts in existence as of the date of this Agreement;

(iv)             (A) adopt, extend, amend, enter into or terminate any Seller Benefit Plan or Collective Bargaining Agreement with respect to any Business Employee, (B) increase the compensation or benefits of any Business Employee, (C) terminate the employment of any Business Employee (other than any termination for cause), (D) hire any individual who would be a Business Employee (other than as necessary to replace a Business Employee whose employment has terminated as permitted herein and, in case, consistent with past practice), or (E) take any action to accelerate the vesting or payment of any compensation or benefits for any Business Employee, except, with respect to each of (A)-(E), (1) as required by any applicable Law, or any Seller Benefit Plan, any employment agreement or any Collective Bargaining Agreement in each case in effect as of the date hereof, (2) in the ordinary course of business, (3) as contemplated in Section 7.06 of this Agreement, and (4) arrangements that will not result in any Liability under this Agreement or otherwise to the Purchaser or any of its Affiliates;

(v)              make any material changes in financial accounting methods, principles or practices other than as may be required by GAAP (or any interpretation thereof) or by any applicable Law;

(vi)             amend the organizational documents of any Selling Entity or Transferred Entity or convert any Transferred Entity into a different form of entity;

(vii)            enter into any settlement or release with respect to any material Action relating to the Business that is, in whole or in part, an Assumed Liability other than (A) any settlement or release that contemplates only the payment of money (prior to Closing) without any material ongoing limits on the conduct or operation of the Business and results in a release of the claims giving rise to such Action, or (B) to the extent such Action and any associated Liabilities are Excluded Liabilities;

(viii)            knowingly waive any material claims or rights of material value that constitute Purchased Assets other than waivers granted in the ordinary course of business;

(ix)              (A) change or revoke any material Tax election or Tax accounting method or make any new material Tax election or adopt any new Tax accounting method (including, for the avoidance of doubt, any election with respect to the tax classification of the Transferred Entities for U.S. federal (and applicable state and local) income tax purposes), (B) settle or compromise any Tax Action, (C) consent to an extension or waiver of the limitation period applicable to any Tax claim or assessment or Tax Action, or (D) take any other action that would have the effect of increasing the Tax liability of the Purchaser or any Transferred Entity;

(x)               liquidate, dissolve, recapitalize, reorganize or otherwise wind up the business or operations of, or fail to maintain the existence of, any Selling Entity or Transferred Entity;

(xi)              transfer, assign, grant any license or sublicense, abandon, permit to lapse, or otherwise dispose of any material rights under or with respect to any Transferred Intellectual Property other than (i) non-exclusive licenses granted in the ordinary course of business and (ii) abandonment, lapse or disposal in the ordinary course of business pursuant to their business judgment;

(xii)             incur any Indebtedness or impose or suffer to be imposed any Lien on any of the Business or any Purchased Asset, other than Permitted Liens and any such indebtedness or Liens to be satisfied or released as of Closing;

(xiii)            enter into any new binding commitment for capital expenditures of any Seller Group member for the Business (excluding any ordinary course replacements of obsolete or worn out items) in excess of $500,000 per project;

(xiv)            enter into any new Contract that would constitute a Material Business Contract, Transferred Real Property Lease, or Third Party Lease if entered into prior to the date of this Agreement, or amend or voluntarily terminate any Material Business Contract, Transferred Real Property Lease, or Third Party Lease in effect on the date of this Agreement, except (1) for any Material Business Contract (other than a Manufacturer Agreement) that is an Excluded Contract or (2) for automatic renewals in accordance with the terms of any Material Business Contract, Transferred Real Property Lease, or Third Party Lease;

(xv)            sell, enter into an agreement to sell, or dealer trade any New Vehicle that has been in stock for 60 days or less with a Manufacturer Suggested Retail Price as stated on the Monroney label of at least $100,000 for an amount less than 95% of such price, or sell any Used Vehicle that has been in stock for 60 days or less for less than 85% of the current retail price found in Manheim Market Report;

(xvi)            sell pursuant to any employee purchase program any vehicle in a manner inconsistent with the policy for new and used car employee purchases as in effect on the date 60 days prior to the date hereof; or

(xvii)          commit or agree in writing to take any of, the foregoing actions.

(c)            Notwithstanding any provision in this Agreement to the contrary, any action taken, or omitted to be taken, by the Selling Entities or Transferred Entities that (i) the Selling Entities or Transferred Entities reasonably believes in good faith is necessary or appropriate to comply with any COVID-19 Measure or (ii) is substantially consistent with the policies of the Seller Group in connection with COVID-19 or in response to COVID-19 Measures and is taken, or omitted to be taken, in good faith will, in all cases, be deemed, without further action and without consent of the Purchaser, to comply with the covenants and agreements of the Seller Parties contained in this Section 6.01; provided that, to the extent any such action (or omission) would reasonably be expected to materially adversely impact the Purchaser or its Affiliates following the Closing, then, to the extent practicable, the Seller Parties shall, or shall cause any applicable Selling Entity or Transferred Entity to, prior to taking, or omitting to take, any such action, notify the Purchaser of such action (or omission) and consider in good faith any suggestions of the Purchaser with respect to such action (or failure to act).

(d)            The Purchaser acknowledges and agrees this Section 6.01 shall not prohibit, limit or restrict (i) the transfer of Excluded Assets and Excluded Liabilities prior to, at or after the Closing, in each case to an Affiliate of the Seller Parties that is not a Transferred Entity in accordance with this Agreement, (ii) prior to the time of calculation of Closing Cash in accordance with the definition of Closing Cash, any Transferred Entity distributing Cash to an Affiliate of the Seller Parties, (iii) prior to the Closing, the repayment of Indebtedness and the extinguishment of Liens and (iv) the settlement, capitalization or cancellation of any intercompany Indebtedness or Contracts and other agreements that will not constitute Transferred Contracts. For the avoidance of doubt, nothing contained in this Agreement is intended to give the Purchaser, directly or indirectly, the right to control or direct the Seller Group’s business, including, prior to the Closing, the Business. Prior to the Closing, the Seller Group shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its businesses and operations.

ARTICLE VII

Additional Covenants of the Parties

SECTION 7.01.      Efforts.

(a)            Subject to the terms and conditions of this Agreement, the Purchaser and the Seller Parties shall, and each shall cause their respective controlled Affiliates to, use their respective commercially reasonable efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to promptly take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to cause the conditions to the Closing to be satisfied and to consummate and make effective the Transactions, in each case as promptly as reasonably practicable, including (i) preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtaining all Consents from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions, including, without limitation, all Conforming Estoppels, SNDAs, and Transferred Real Property Lease Consents, provided, in connection with any third party Consent and except as expressly set forth in this Agreement, that no member of the Seller Group shall be required to (1) pay any consideration to or out of pocket costs of or to the third party therefor, (2) commence, defend or participate in any Action in connection therewith or (3) offer or grant any accommodation (financial or otherwise) to any third party in connection therewith, (iii) executing and delivering any additional instruments necessary to consummate the Transactions and (iv) defending or contesting in good faith any Action brought by a third party that could otherwise prevent or impede, interfere with, hinder or delay in any material respect the consummation of the Transactions, in the case of each of clauses (i) through (iv), other than with respect to filings, notices, petitions, statements, registrations, submissions of information, applications and other Consents relating to (A) Antitrust Laws, which are dealt with in Section 7.01(b) and (B) Purchased Assets, Manufacturer Consents or Transferred Interests, which are dealt with in Section 2.04.

(b)            Each of the parties hereto agrees to (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions within ten (10) business days following the date hereof (unless the parties otherwise agree) and any required notification under any other Antitrust Laws as promptly as reasonably practicable following the date of this Agreement, and (ii) supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and such other Antitrust Laws and to use their respective commercially reasonable efforts to promptly take any and all steps necessary to avoid or eliminate each and every impediment and obtain all Consents under any Antitrust Laws that may be required by any foreign or U.S. federal, state or local Governmental Authority, in each case with competent jurisdiction so as to enable the parties hereto to consummate the Transactions as promptly as reasonably practicable. Notwithstanding anything to the contrary in this Section 7.01, the Purchaser shall promptly take, or cause to be taken, any and all actions necessary to secure the expiration or termination of any applicable waiting period under the HSR Act (“HSR Approval”) or any other Antitrust Law or any other Consent under Antitrust Laws, and resolve any objections asserted with respect to the Transactions under the Federal Trade Commission Act or any other applicable Law raised by any Governmental Authority, in order to prevent the entry of, or to have vacated, lifted, reversed or overturned, any Restraint that would prevent, prohibit or restrict the consummation of the Transactions or delay the consummation of the Transactions beyond the Termination Date, including (i) (A) executing settlements, undertakings, consent decrees, stipulations or other agreements with any Governmental Authority or with any other Person, (B) selling, divesting or otherwise conveying or holding separate particular assets or categories of assets or businesses of the Purchaser or any of its Affiliates (including, after the Closing, any Transferred Entities and Purchased Assets), (C) agreeing to sell, divest or otherwise convey or hold separate any particular assets or categories of assets or businesses of the Purchaser or any of its Affiliates (including, after the Closing, any Transferred Entities and Purchased Assets), (D) terminating existing relationships, contractual rights or obligations of the Purchaser or any of its Affiliates (including, after the Closing, the Transferred Entities), (E) terminating any joint venture or other arrangement, (F) creating any relationship, contractual right or obligation of the Purchaser or any of its Affiliates (including, after the Closing, the Transferred Entities) or (G) effectuating any other change or restructuring of the Purchaser or any of its Affiliates (including, after the Closing Date, the Transferred Entities) (and, in each case, entering into agreements or stipulating to the entry of any Judgment by, or filing appropriate applications with, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Authority in connection with any of the foregoing and, in the case of actions by or with respect to the Seller Parties, by consenting to such action by the Seller Parties (including any Consents required under this Agreement or the other Transaction Documents with respect to such action); provided that any such action may be conditioned upon the Closing) and (ii) defending through litigation any claim asserted in court or administrative or other tribunal by any Person (including any Governmental Authority) in order to avoid entry of, or to have vacated or terminated, any Restraint that would or would reasonably be expected to prevent the Closing from occurring prior to the Termination Date. No actions taken pursuant to this Section 7.01 shall be considered for purposes of determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur.

(c)            Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing, submission or written communication with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, and allow the other parties to review in advance and consider in good faith the views of the other parties with respect to such filing, submission, or written communication, (ii) keep the other parties hereto informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the FTC, the DOJ or any other Governmental Authority in each case regarding any of the Transactions, (iii) subject to applicable Laws relating to the exchange of information, and to the extent reasonably practicable, consult with the other parties hereto with respect to information relating to the other parties hereto and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third Person or any Governmental Authority in connection with the Transactions, other than “4(c) documents” as that term is used in the rules and regulations under the HSR Act, and (iv) to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other Person, give the other parties hereto prompt notice of, and the reasonable opportunity to attend and participate in, such meetings and conferences.

(d)            Notwithstanding anything to the contrary in this Agreement, the Seller Parties and their respective Affiliates shall have no obligation to pay money or offer or make any concession or grant any accommodation (financial or otherwise) to any Governmental Authority or other third party in connection with the performance of their respective obligations under this Section 7.01.

SECTION 7.02. Public Announcements. The parties hereto agree that the initial press release to be issued with respect to the Transactions following execution of this Agreement shall be in the form heretofore agreed to by the parties hereto (the “Announcement”). The Purchaser and the Seller Parties shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any other press release or other public statements with respect to the Transactions, and shall not issue any such press release or make any such public statement without the prior consent of the other party following such consultation; provided that in the event that such press release or other public statement shall be required by applicable Law, Judgment, court process or the applicable rules and regulations of any national securities exchange or national securities quotation system, then the disclosing party shall be required to consult with the other party and, to the extent practicable, give such other party a reasonable opportunity to review and comment on such public statement prior to its release to the extent permitted by Law. Notwithstanding the forgoing, this Section 7.02 shall not apply to any press release or other public statement made by any party hereto which is consistent with the Announcement and the terms of this Agreement and does not contain any information relating to the Transactions that has not been previously announced or made public in accordance with the terms of this Agreement.

SECTION 7.03.      Access to Information; Confidentiality; Property Inspection Period.

(a)            Subject to applicable Law and any applicable Judgment, between the date and after the time) of public announcement of the execution of this Agreement and the earlier of the Closing and the termination of this Agreement pursuant to Section 9.01, upon reasonable notice, the Seller Parties shall, and shall cause the other members of the Seller Group to, afford to the Purchaser and its Representatives reasonable access during normal business hours to the Dealerships (including, without limitation, the Transferred Real Property) (upon prior reasonable advance written notice to the Seller Parties) and the Records included in the Purchased Assets (other than with respect to Records to the extent relating to the negotiation and execution of this Agreement or any other Transaction Document or any proposals from other parties relating to any competing or alternative transactions), and the Seller Parties shall, and shall cause the other members of the Seller Group to, furnish to the Purchaser and its Representatives such information relating primarily to the Business as the Purchaser may reasonably request, in each case for the primary purposes of transition and integration planning (other than any Records covered by Section 2.02(b)(vii)); provided that the Purchaser and its Representatives shall conduct any such activities in such a manner as not to interfere in any material respect with the conduct of the Business and the Retained Businesses; provided further that no member of the Seller Group shall be obligated to provide such access or information if the Seller Parties determine, in their reasonable judgment, that doing so could (i) violate or prejudice the rights of its customers or other key business parties, (ii) result in the disclosure of trade secrets or competitively sensitive or classified information to third parties, (iii) violate applicable Law, an applicable Judgment or a Contract or obligation of confidentiality owing to a third party, (iv) jeopardize the protection of an attorney-client privilege, attorney work product protection or other legal privilege, (v) be adverse to the interests of a member of the Seller Group in any pending or threatened Action, (vi) expose a member of the Seller Group to risk of Liability for disclosure of sensitive or personal information or (vii) reasonably be prohibited by or inadvisable due to COVID-19 or any COVID-19 Measures. All requests for information made pursuant to this Section 7.03 shall be directed to the executive officer or other Person designated by the Seller Parties. Except to the extent permitted pursuant to Section 7.03(b), this Section 7.03 shall not entitle the Purchaser or its Representatives to undertake any invasive or intrusive testing or sampling of environmental media or building materials (including Phase II Activities) without the Seller Parties’ prior written consent, which such consent will not be unreasonably delayed or denied.

(b)            Commencing on the date hereof and ending at 5:00 PM Eastern Time on the date that is 75 days from the date hereof (“Property Review Period”), the Purchaser and its authorized Representatives will be provided reasonable access during normal business hours to the Transferred Real Property upon prior reasonable advance written notice to the Seller Parties to conduct an Environmental Assessment of the Transferred Real Property, which shall expressly include, without limitation, access by licensed surveyors engaged by the Purchaser for purposes of preparing ALTA/NSPS surveys thereof, which surveys shall be expressly permitted; provided, that the Seller Parties shall have the option to have a Representative present during any such inspection. Upon reasonable written request of Seller, the Purchaser will provide to the Seller Parties copies of all third party-prepared Phase I and Phase II final reports obtained by the Purchaser as the result of the Purchaser’s Environmental Assessment of the Transferred Real Property and any appraisals of the Transferred Real Property. The Seller Parties acknowledge that Partner Engineering and Science, Inc. (“Purchaser Consultant”) is an acceptable environmental consultant for purposes of the Purchaser’s performance of Environmental Assessment activities at any Transferred Real Property. Upon the Purchaser’s or Purchaser Consultant’s review of the Records or its materials resulting from performance of some or all of the Environmental Assessments, if the Purchaser elects to have Purchaser Consultant to perform Phase II Activities, then it will provide reasonable advance notice of the Transferred Real Property(ies) and planned scope of Phase II Activities at each such Transferred Real Property to the Seller Parties and the Seller Parties shall have the option to have a Representative present during any such activity.

(c)            In the event that Purchaser identifies any event, circumstance or condition that, in its reasonable opinion, constitutes a Material Environmental Defect relating to any of the Transferred Real Property, then prior to the expiration of the Property Review Period, the Purchaser may provide the Seller Parties with a written objection notice (the “Environmental Defect Notice”) setting forth in reasonable detail the Material Environmental Defect and the reasonable estimated costs to cure each such Material Environmental Defect, together with a copy of the applicable report(s) or other supporting documentation upon which such determination is based. Upon receipt thereof, the Seller Parties, must elect, within twenty (20) days, by written notice to the Purchaser (the “Seller Parties’ Election”) for (i) the Seller Parties’ remediation of the Material Environmental Defect disclosed by such report(s) by the Seller Parties, at the Seller Parties’ sole cost (and to the extent any such remediation is not completed by the Closing, the Purchaser shall provide reasonable access during normal business hours thereto for such purpose; provided, however, that the Seller Parties shall not unreasonably interfere with Purchaser’s business operations and shall comply with Environmental Law and Purchaser’s applicable safety requirements that are provided to the Seller Parties in writing prior to the conduct of remediation), (ii) funding an escrow account, accessible to the Purchaser to be used solely for the Purchaser’s remediation of the Material Environmental Defect, with an amount equal to 125% of the reasonable estimated costs provided in the Environmental Defect Notice (the “Escrow Option”), or (iii) reducing the Closing Purchase Price by an amount equal to 125% of the reasonable estimated costs provided in the Environmental Defect Notice (the “Price Reduction Option”); provided further that the dispute resolution procedures set forth in Section 7.03(g) shall apply to any disputes regarding the existence of a Material Environmental Defect or the estimated costs to remedy it.

(d)            In the event that the Closing will occur prior to the deadline for the Seller Parties’ Election or the completion of the dispute resolution process for Material Environmental Defects, then the following will apply: (i) within 14 days of the Closing Date, the Purchaser will notify the Seller Parties of all Material Environmental Defects and the Purchaser’s good faith estimate of the costs to remedy each one; (ii) the Purchaser and the Seller Parties shall work in good faith to agree to on the estimated costs to remedy the Material Environmental Defects and 125% of that agreed amount shall be held in an environmental escrow account (the “Preliminary Environmental Holdback”); and (iii) the Preliminary Environmental Holdback will be adjusted after Seller has submitted the Seller Parties’ Election and any dispute resolution processes for the Material Environmental Defect based upon either the parties’ agreed updated costs to remedy the Material Environmental Defect (if there are no disputes) or the decision of the Environmental Consultant.

(e)            In the event that the Seller Parties select the Escrow Option, the following will apply: (i) the parties will enter into an escrow agreement in a mutually agreed form; (ii) the Transferred Real Property shall be included in the Purchased Assets; and (iii) the Purchaser shall be solely responsible for remediating the Material Environmental Defect and the Seller Group shall have no liability whatsoever to the Purchaser or any of its Affiliates for such Material Environmental Defect (including but not limited to, liability under Article X hereof).

(f)            In the event that the Seller Parties select the Price Reduction Option: (i) the parties shall reduce the Closing Purchase Price by the parties’ agreed upon Material Environmental Defect Estimated Cost (with or without undergoing dispute resolution procedures set forth in Section 7.03(g)) for the Transferred Real Property at issue; (ii) such Transferred Real Property shall be included in the Purchased Assets; and (iii) the Purchaser shall be solely responsible for remediating the Material Environmental Defect and the Seller Group shall have no liability whatsoever to the Purchaser or any of its Affiliates for such Material Environmental Defect (including but not limited to, liability under Article X hereof).

(g)            Dispute Resolution Procedures for Material Environmental Defects. Seller Parties and the Purchaser shall attempt to agree on the existence of a Material Environmental Defect and the costs to remedy it. If Seller Parties and the Purchaser are unable to agree on any of the above (collectively or individually, as applicable, the “Disputed Environmental Matters”) prior to the date the Seller Parties’ Election is due, then Disputed Environmental Matters shall be exclusively and finally resolved by expert determination to be conducted pursuant to this Section 7.03(g). During the ten (10) day period following the date the Seller Parties’ Election is due, all Disputed Environmental Matters shall be submitted to an environmental consultant with at least ten (10) years’ experience in environmental site assessments and remediation matters as selected by: (i) mutual agreement of the Purchaser and Seller; or (ii) absent such agreement during the ten (10) day period, by the Houston, Texas office of the American Arbitration Association (the “Environmental Consultant”). The Environmental Consultant shall not have been employed by any party within the five (5) year period preceding the arbitration. The Environmental Consultant, once appointed, shall have no ex parte communications with any of the parties concerning the determination required hereunder. All communications between any party and the Environmental Consultant shall be conducted in writing, with copies sent simultaneously to the other party in the same manner, or at a meeting or conference call to which the representatives of both the Seller Parties and the Purchaser have been invited and of which such parties have been provided at least five (5) days’ notice. Within twenty (20) days of appointment of the Environmental Consultant, each of the Seller Parties and the Purchaser shall present the Environmental Consultant with a written statement of its position on the Disputed Environmental Matters, including a written statement of its position with respect to any disputes regarding the existence of any properly and timely asserted Material Environmental Defect and the costs to remedy it. The Environmental Consultant shall also be provided with a copy of this Agreement. Within forty-five (45) days after receipt of such materials and after receipt of any additional information required by the Environmental Consultant, the Environmental Consultant shall make its determination, which shall be final and binding upon all parties, without right of appeal. In making its determination, the Environmental Consultant shall be bound by the rules set forth in this Section 7.03(g). In no event shall the Environmental Consultant select an amount lower than the amount proposed by Seller Parties nor higher than the amount proposed by the Purchaser, as applicable. The Environmental Consultant shall act as an expert for the limited purpose of determining the existence of any timely and properly asserted Material Environmental Defect and the costs to remedy it. The Environmental Consultant may not award damages, interest or penalties to any party with respect to any matter. The Seller Parties and the Purchaser shall each bear its own legal fees and other costs of presenting its case. The Seller Parties shall bear one-half (1/2) and the Purchaser shall bear one-half (1/2) of the costs and expenses of the Environmental Consultant. In the event that the Environmental Consultant determines that the costs to remedy any Material Environmental Defect are less than the Material Environmental Defect Estimated Costs, then the parties shall, within five (5) days of the determination and in accordance with the escrow agreement, direct the escrow agent to pay the difference in the Material Environmental Defect Estimated Costs and the amount determined by the Environmental Consultant to the Seller Parties. In the event that the Environmental Consultant determines that there is no Material Environmental Defect, then the parties shall, within five (5) days of the determination and in accordance with the escrow agreement, direct the escrow agent to pay the full Material Environmental Defect Estimated Costs for such alleged Material Environmental Defect to the Seller Parties.

(h)            All Environmental Assessment inspections and any appraisals conducted by or on behalf of the Purchaser pursuant to this Section 7.03 shall be done at the sole cost and expense of the Purchaser and shall be subject to such conditions as the Seller Parties may reasonably impose (including as set forth in Section 7.03(a)) in order not to unreasonably interfere in any material respect with the conduct of the Business and the Retained Businesses. The Purchaser shall restore the Transferred Real Properties to their approximate same condition immediately following any such inspection. The Purchaser and its Representatives shall perform services in compliance with applicable Law and at their own risk and peril. Prior to entering into any Transferred Real Property, the Purchaser will provide proof of its liability and workers’ compensation insurance policies, and such policies will be deemed reasonably acceptable to the Seller Parties if liability limits of such policies are at least $1,000,000 per occurrence and $1,000,000 in vehicle liability coverage, and workers’ compensation policies satisfy state insuring limits. The Purchaser hereby agrees to indemnify and hold each Seller Indemnitee harmless from any Loss or Liability resulting from (i) (A) bodily injury or death; or (B) physical damages to the property arising from any inspection (including any Environmental Assessment) of the Transferred Real Properties by the Purchaser or any of its Representatives or (ii) the breach of any lease agreements as a result of performing any Phase II Activities; provided, however, the Purchaser shall have no obligation to indemnify or hold any Seller Indemnitee harmless from any such Losses or Liabilities: (i) for discovery of Hazardous Material or other Liability conditions or violations under Environmental Law that existed prior to the Purchaser’s Environmental Assessment; or (ii) arising from the negligent actions of the Seller Parties.

(i)             Until the Closing (or, solely with respect to any Delayed Closing Purchased Assets, the applicable Delayed Closing), all information provided by the Seller Parties pursuant to this Section 7.03 will be subject to the terms of the letter agreement dated as of June 4, 2021 by and between Highline and the Purchaser (the “Confidentiality Agreement”). Effective upon, and only upon, the Closing (or, solely with respect to any Delayed Closing Purchased Assets, the applicable Delayed Closing), the confidentiality provisions of the Confidentiality Agreement shall terminate with respect to information relating solely to the Business; provided that the Purchaser acknowledges that all of its other obligations under the Confidentiality Agreement, including its obligations of confidentiality and non-disclosure with respect to any and all other information provided to it by or on behalf of the Seller Parties, their Affiliates or any of their respective Representatives concerning the Retained Businesses, the Seller Parties, their Affiliates or any of their respective Representatives (other than solely with respect to the Business, the Transferred Entities) shall continue to remain subject to the terms and conditions of the Confidentiality Agreement, any termination of the Confidentiality Agreement that has occurred or would otherwise occur notwithstanding.

SECTION 7.04. Bulk Sale. The Purchaser hereby waives compliance by the Seller Parties and any other member of the Seller Group with the provisions of any so called “bulk transfer laws” or similar Laws of any jurisdiction in connection with the Transactions.

SECTION 7.05. Insurance. As of the Closing (or, solely with respect to any Delayed Closing Purchased Assets, the applicable Delayed Closing), the Business, the Transferred Entities, the Purchased Assets and the Assumed Liabilities shall cease to be insured by the insurance policies of the Seller Parties or any of their Affiliates or by any of their respective self- insurance programs or policies, except solely to the extent provided in this Section 7.05. After the Closing (or, solely with respect to any Delayed Closing Purchased Assets, the applicable Delayed Closing) (but subject in any event to Section 10.09(b)), with respect to events related to the Business that occurred or existed prior to the Closing (or, solely with respect to any Delayed Closing Purchased Assets, the applicable Delayed Closing) and that are covered by the Seller Group’s occurrence-based third-party liability insurance policies that are as of such time in effect, as reasonably requested in writing by the Purchaser, the Seller Group shall provide reasonable cooperation to the Purchaser to file claims on behalf of the Purchaser under such policies to the extent such coverage and limits are then available under such policies; provided that Purchaser shall (a) promptly reimburse the Seller Group for (or the Seller Group may, at its option, deduct from any proceeds of such policy) any out-of-pocket costs or expenses incurred in connection with making such claims and any increased costs incurred by the Seller Group associated with claims made under such policies or programs and (b) exclusively bear (and the Seller Group shall have no obligation to repay or reimburse the Purchaser for) the amount of any deductibles associated with claims made and paid under such policies and programs. This Section 7.05 shall not require the Seller Group to convert any “claims made” policy to an “occurrence based” policy and shall not obligate the Seller Group to maintain any insurance policy in effect after the Closing (or, solely with respect to any Delayed Closing Purchased Assets, the applicable Delayed Closing). The Purchaser shall cooperate with the Seller Group in connection with making any such claims, and shall provide the Seller Group with all reasonably requested information necessary to make any such claims. The Purchaser acknowledges and agrees that it is the Purchaser’s sole responsibility to arrange for its own insurance policies or self-insurance programs with respect to the Business, the Transferred Entities, the Purchased Assets and the Assumed Liabilities covering the period following the Closing (or, solely with respect to any Delayed Closing Purchased Assets, the applicable Delayed Closing).

SECTION 7.06.      Employee Matters.

(a)            Census Information. To the extent permitted by applicable Law and as soon as reasonably practicable after the date of this Agreement, the Seller Parties shall supplement Section 1.01(a) of the Disclosure Letter to add each Business Employee’s name, date of hire, position, base salary or hourly wage rate (as applicable), bonus opportunity range and target bonus, as applicable, employing entity, location of employment, leave status (including anticipated return date), and whether he or she is represented by a labor union or other collective bargaining representative or employed pursuant to the terms of a Collective Bargaining Agreement (and, if so, which union or representative and which agreement). The Seller Parties shall update such information periodically prior to the Closing Date or the applicable Delayed Closing Date, as applicable, as reasonably requested in writing by the Purchaser.

(b)            Offers of Employment. Not less than ten (10) business days prior to the Closing, the Purchaser or one of its Affiliates shall offer employment, effective as of the Closing Date or the applicable Delayed Closing Date, as applicable, to each Business Employee in accordance with this Agreement; provided, however, the Purchaser or its Affiliate shall have the discretion (and shall not be required) to make offers of employment to those Business Employees in executive positions who are set forth on Section 7.06(b) of the Disclosure Letter (such Business Employees, the “Executive Employees”); provided further that the Purchaser or its Affiliate shall make offers of employment consistent with this Section 7.06(b) to those Executive Employees who the Purchaser or its Affiliate determine will receive offers of employment, if any, within fourteen (14) days following the date of this Agreement. If a Delayed Closing occurs, the offer of employment for such Delayed Business Employee shall be effective (x) as of the applicable Delayed Closing Date of such Dealership at which the Delayed Business Employee is primarily located or (y) as of a date that the parties reasonably agree upon, but which shall in no event be a later time than the last Delayed Closing or, if applicable, the closing of the last third party sale transaction with respect to a Delayed Closing Dealership. Offers pursuant to this Section 7.06(b) shall (i) be for a comparable position at the same or a nearby geographic work location, but no further than ten (10) miles from the Business Employee’s current work location, in each case, to those as of the Closing Date or the applicable Delayed Closing Date, as applicable, (ii) have terms and conditions consistent with Section 7.06(c) and (iii) otherwise comply in all respects with applicable Law (including with respect to compensation and benefits); provided, however, that the terms and conditions of employment for any Business Employee employed pursuant to the terms of a Collective Bargaining Agreement shall be on terms consistent with those set forth in the applicable Collective Bargaining Agreement. Offers pursuant to this Section 7.06(b) may be subject to the condition that such Business Employee satisfies the standard employee qualifications and hiring process of the Purchaser or its applicable Affiliate; provided that the Purchaser or such Affiliate provides offers to, and begins the hiring process for, each Business Employee with sufficient time prior to the Closing or Delayed Closing, as applicable, to complete such hiring process to its satisfaction. With respect to any Business Employee who, as of the Closing Date or the applicable Delayed Closing Date, as applicable, is on long-term disability or short-term disability leave (each, an “Inactive Employee”), the Purchaser or its Affiliate shall offer employment to such individual on the earliest practicable date following the return of such individual to work with the Seller Parties and their Affiliates and otherwise on terms and conditions consistent with this Section 7.06; provided that such employee returns to work within 90 days following the Closing Date or the applicable Delayed Closing Date, as applicable. The Seller Parties shall promptly notify the Purchaser of the occurrence and end of any such leave of absence. In the case of any Inactive Employee who becomes a Transferred Employee on or after the day following the Closing Date or the applicable Delayed Closing Date, as applicable, all references in this Agreement to the “Closing” and the “Closing Date” or to the “Delayed Closing” and the “Delayed Closing Date,” as applicable (other than in this Section 7.06(b) and Section 7.06(f)) shall be deemed to be references to the time and date on which such individual becomes a Transferred Employee.

(c)            Compensation and Employee Benefits.

(i)                Compensation and Benefits Comparability. With respect to Transferred Employees, for the period commencing immediately following the Closing and ending on the date that is twelve (12) months following the Closing or the Delayed Closing, as applicable (the “Continuation Period”), the Purchaser shall, or shall cause its Affiliates to, provide to each Transferred Employee solely during the period of his or her employment with the Purchaser and its Affiliates (and, with respect to any compensation or benefits that apply following a termination of employment, the applicable period thereafter) (A) base salary or base hourly wage rates that are no less favorable than those in effect for each such Transferred Employee immediately prior to the Closing or the applicable Delayed Closing, as applicable, (B) target annual cash bonus opportunities or bonus opportunity ranges, as applicable, that are no less favorable than those in effect for each such Transferred Employee immediately prior to the Closing or the applicable Delayed Closing, as applicable, and (C) other compensation and benefits (including retirement benefits, but excluding any defined benefit pension plans) that, in the aggregate, are substantially comparable to those in effect for similarly situated employees of the Purchaser or its applicable Affiliate. With respect to terminations that occur during the Continuation Period, the Purchaser shall or shall cause its Affiliate to provide to each Transferred Employee severance benefits that are substantially comparable to those that would have been provided to each such Transferred Employee in connection with an involuntary termination of employment by the Purchaser or one of its Affiliates under the terms of Seller Benefit Plans as in existence on the date of this Agreement, as applicable (excluding, for the avoidance of doubt, any severance benefits under the Automile Holdings, LLC Transaction Bonus Plan, as amended, and any employment agreement set forth in Section 4.12(f) of the Disclosure Letter); provided, however, that any such severance benefits shall be subject to the applicable Transferred Employee’s timely execution and return of a release of claims in a form reasonably acceptable to the Purchaser or its Affiliate. Notwithstanding the foregoing, with respect to Transferred Employees covered by any Collective Bargaining Agreement, effective from and after the Closing Date or the applicable Delayed Closing Date, as applicable, the Purchaser or its applicable Affiliate shall comply with applicable Law concerning such Collective Bargaining Agreement and the Purchaser’s or its applicable Affiliate’s obligations with respect to the compensation, benefits, and other terms of employment applicable to Transferred Employees covered by any Collective Bargaining Agreement shall be as set forth in the applicable Collective Bargaining Agreement or as otherwise determined pursuant to the applicable collective bargaining relationship. Notwithstanding the foregoing, this Section 7.06(c)(i) shall not apply to Executive Employees and to the extent that any offers are made to Executive Employees, the terms of their compensation and benefits shall be governed by the provisions of offer letters or other individual agreements.

(ii)              Service Credit. With respect to Transferred Employees, from and after the Closing Date or the applicable Delayed Closing Date, as applicable, the Purchaser shall, or shall cause its Affiliates to, provide credit (without duplication) to each Transferred Employee for his or her service recognized by the Seller Parties and their Affiliates and their respective predecessors before the Closing Date or the applicable Delayed Closing Date, as applicable, for purposes of eligibility, vesting, continuous service, determination of service awards, vacation, paid time off, early retirement and severance entitlements to the same extent and for the same purposes as such service was credited under any similar Seller Benefit Plan in which such Transferred Employee participated or was eligible to participate immediately prior to the Closing Date or the applicable Delayed Closing Date, as applicable, provided that such service shall not be recognized (A) for purposes of benefit accrual under any defined benefit pension plan or retiree medical plan; and (B) to the extent that such recognition would result in a duplication of benefits. The Purchaser shall, or shall cause its Affiliates to, take commercially reasonable efforts to provide that no pre-existing conditions, exclusions or waiting periods shall apply to Transferred Employees under the benefit plans providing medical, dental, prescription drug, vision, and/or other welfare benefits for those employees except to the extent such condition or exclusion was applicable to an individual Transferred Employee prior to the Closing Date or the applicable Delayed Closing Date, as applicable. With respect to the plan year during which the Closing or the applicable Delayed Closing, as applicable, occurs, the Purchaser shall provide each Transferred Employee with credit for deductibles and out-of-pocket requirements paid prior to the Closing Date or the applicable Delayed Closing Date, as applicable, in satisfying any applicable deductible or out-of-pocket requirements under any employee benefit plan of the Purchaser or its Affiliates in which such Transferred Employee is eligible to participate following the Closing Date or the applicable Delayed Closing Date, as applicable.

(d)            Transition of Employment. The Seller Parties and the Purchaser intend that the Transactions should not constitute a layoff or severance-triggering separation from employment of any Business Employee (other than those Executive Employees to whom the Purchaser or its Affiliate does not make an offer of employment in accordance with Section 7.06(b)) prior to or upon the occurrence of the Closing Date or the applicable Delayed Closing Date, as applicable, including for purposes of any Collective Bargaining Agreement. In furtherance of the foregoing, each Business Employee (other than those Executive Employees to whom the Purchaser or its Affiliate does not make an offer of employment in accordance with Section 7.06(b)) will be treated as resigning his or her employment with the Seller Parties and their Affiliates as of the Closing or the applicable Delayed Closing Date, as applicable. Notwithstanding anything in this Agreement to the contrary, the Purchaser or its Affiliates shall bear all the Liabilities relating to, and shall indemnify and hold harmless the Seller Indemnitees from and against, (A) any claims made by any Business Employee (other than those Executive Employees to whom the Purchaser does not make an offer of employment in accordance with Section 7.06(b)) for any legally mandated payment obligations (including any compensation payable during a mandatory termination notice period and any payments pursuant to a Judgment of a court having jurisdiction over the parties hereto) and for any other claim or Liability related to compensation or benefits, in each case, solely to the extent directly or indirectly arising out of or in connection with the failure of the Purchaser or any of its Affiliates to make an offer of employment to such Business Employee in accordance with this Agreement and (B) any claims relating to the employment of any Transferred Employee after the Closing or the applicable Delayed Closing Date, as applicable, in each case that arise from such Transferred Employee’s employment with Purchaser or its Affiliate, including in respect of any act or omission relating to the employment of any Transferred Employee on or after the Closing or the applicable Delayed Closing Date, as applicable. Notwithstanding the foregoing or anything to the contrary herein, except as may be mutually agreed by the parties in a Transaction Document, the Purchaser and its Affiliates shall have no Liability (x) to or with respect to those Business Employees who do not accept the Purchaser’s or its Affiliate’s offer of employment made in accordance with Section 7.06(b) or who fail to meet the Purchaser’s or its Affiliate’s applicable pre-hiring requirements and (y) for severance under any Seller Benefit Plans to any Transferred Employee who voluntarily terminates employment with the Purchaser or an Affiliate.

(e)            Collective Bargaining Agreements. Subject to Section 2.03(b)(iv), immediately following the Closing or the applicable Delayed Closing Date, as applicable, so long as a majority of the Business Employees within the applicable bargaining unit become Transferred Employees, the Purchaser shall or shall cause its applicable Affiliate to assume each Collective Bargaining Agreement and any and all Liabilities thereunder arising and accruing with respect to the Transferred Employees subject to the applicable Collective Bargaining Agreement from and after the Closing or the Delayed Closing Date, as applicable; provided, however, that for the avoidance of doubt, nothing in this Section 7.06(e) shall be construed as requiring the Purchaser or any Affiliate to assume any Controlled Group Liability under any Seller Benefit Plan.

(f)            WARN. The Purchaser acknowledges and agrees that: (i) the Seller Parties shall not provide notice under the Worker Adjustment and Retraining Notification Act of 1988, as amended and any similar state or local Law (the “WARN Act”) relating to employment losses resulting from the Transaction; and (ii) the Purchaser shall bear any and all obligations and liability under the WARN Act resulting from the failure of any of the Business Employees (including any Delayed Business Employees) who are not Executive Employees to receive an offer of employment from the Purchaser or its Affiliate or the termination or constructive termination of employment of any of the Business Employees by the Purchaser or its Affiliate following the Closing. Upon the Closing or the applicable Delayed Closing, as applicable, the Seller Parties shall provide the Purchaser with a schedule that sets forth each “employment loss” (as defined in 20 C.F.R. § 639.3(f)) within the preceding 90 days at each site of employment associated with the Business.

(g)            Payroll Reporting. In the United States, pursuant to IRS Revenue Procedure 2004-53, the Purchaser and the Seller Parties and their respective Affiliates shall apply the “standard” method for purposes of employee payroll reporting with respect to any Business Employee.

(h)            Communications. Prior to the Closing or the applicable Delayed Closing, as applicable, any employee notices or communication materials (including website postings) from the Purchaser or its Affiliates to the Business Employees that are intended for dissemination to multiple Business Employees, including notices or communication materials with respect to employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the transactions contemplated by this Agreement or employment thereafter, shall be disclosed in advance to the Seller Parties to give the Seller Parties a reasonable period of time to review and comment on the communication.

(i)            Cooperation. Following the date hereof, including following the Closing and any Delayed Closing, as applicable, the parties hereto shall reasonably cooperate in all matters reasonably necessary to ensure the proper administration of any compensation and benefit plans, including the Seller Benefit Plans, and to facilitate the transfer of employment of Transferred Employees, including by exchanging information and data relating to the Business Employees (except to the extent prohibited by applicable Law) and providing access to Business Employees and representatives thereof. Any such information provided pursuant to this Section 7.06(i) shall be subject to the Confidentiality Agreement.

(j)            No Third-Party Beneficiary Rights. This Section 7.06 is included for the sole benefit of the parties to this Agreement and their respective transferees and permitted assigns and does not and shall not create any right in any Person, including any Business Employee or representative thereof, who is not a party to this Agreement. Nothing contained in this Agreement (express or implied) (i) is intended to create or amend, or to require the Purchaser or its Affiliates to establish or maintain, any employee benefit plan or arrangement or (ii) is intended to confer upon any individual any right to employment for any period of time, or any right to a particular term or condition of employment. No Business Employee, including any representative, beneficiary or dependent thereof, or any other Person not a party to this Agreement, shall be entitled to assert any claim against the Purchaser, the Seller Parties or any of their respective Affiliates under this Section 7.06.

SECTION 7.07. COBRA Indemnification and Information. To the extent the Purchaser is obligated to provide (and provides) continuation coverage under a group health plan pursuant to Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code (“COBRA”) to any person who is an “M&A qualified beneficiary” as such term is defined in Treasury Regulation Section 54.4980B-9 (each, a “COBRA Recipient”), the Purchaser shall be reimbursed by the Seller Parties to the extent the aggregate COBRA Recipients’ claims for such COBRA benefits exceed the aggregate COBRA Recipients’ premiums paid to the Purchaser during such period, to the extent not covered by other applicable insurance of the Purchaser (the “Excess COBRA Liabilities”), subject to, and in accordance with, Section 10.02(e) of this Agreement.

SECTION 7.08.      Post-Closing Access.

(a)            The Purchaser agrees that it shall, and shall cause its Affiliates to, preserve and keep the books of accounts and financial and other Records held by it relating to the Business (including accountants’ work papers) for a period of seven years from the Closing Date; provided that prior to disposing of any such Records after such period, the applicable Person shall provide written notice to the Seller Parties of its intent to dispose of such Records and shall provide the Seller Parties with the opportunity to take ownership and possession of such Records (at the Seller Parties’ sole expense) within sixty (60) days after such notice is delivered. If the Seller Parties do not confirm their intention in writing to take ownership and possession of such Records within such sixty (60)-day period, the Person who possesses the Records may proceed with the disposition of such Records.

(b)            After the Closing, the Seller Parties and the Purchaser shall make, or cause to be made, all Records and other information and all employees and auditors, in each case, relating to the Business (including by making them available for interviews, review of files or pleadings, preparation and provision of witness statements, depositions, interrogatories, testimony, investigation and preparation in connection with any negotiations, legal or arbitration Action) available to the other, at such times and places as may be reasonably required by such party, and at the sole expense of the requesting party, (i) in connection with any audit or investigation of, insurance claims by, Actions or disputes involving, or governmental investigations of, a Seller Party or the Purchaser or any of their respective Affiliates, (ii) in order to enable the Seller Parties or the Purchaser to comply with its obligations under this Agreement, any of the other Transaction Documents and each other agreement, document or instrument contemplated hereby or thereby or (iii) for any other reasonable business purpose relating to a Seller Party, the Purchaser or any of their respective Affiliates, but excluding, in each case, any dispute between the Seller Parties or any of their respective Affiliates, on the one hand, and the Purchaser or any of its Affiliates, on the other hand, except as would be required by applicable civil process or applicable discovery rules; provided that the reviewing party and its Representatives shall conduct any such activities in such a manner as not to interfere in any material respect with the conduct of the Business or the Retained Businesses, as applicable; provided further that no party shall be obligated to provide such access or information if such party determines, in its reasonable judgment, that doing so could (A) violate applicable Law, an applicable Judgment or a Contract or obligation of confidentiality owing to a third party or (B) jeopardize the protection of an attorney-client privilege, attorney work product protection or other legal privilege. In any such event, at the requesting party’s reasonable request, the parties shall use their commercially reasonable efforts to develop an arrangement to communicate, to the extent feasible, the applicable information or a portion thereof in a manner that would not violate applicable Law, Judgment or obligation or risk waiver of such privilege; provided that (1) the disclosing party shall not be required to incur any costs or expenses in connection therewith and (2) if a Seller Party is the disclosing party, such Seller Party may redact portions of any information provided pursuant to this Section 7.08(b) to the extent such portions relate exclusively to the Retained Businesses or the Excluded Assets. All requests for information made pursuant to this Section 7.08(b) shall be directed to the executive officer or other Person designated by the relevant disclosing party.

SECTION 7.09. Fees and Expenses. Except as otherwise provided in this Agreement, all fees and expenses incurred in connection with the Transactions shall be paid by the party incurring such fees or expenses. The reasonable out-of-pocket fees and expenses of a physical inventory of Purchased Assets in Section 2.02(a)(ii) (Vehicles), Manufacturer Parts and Accessories and Non-Manufacturer Parts and Accessories conducted on behalf of the Seller Parties shall be borne 50% by the Seller Parties and 50% by the Purchaser.

SECTION 7.10.      Intercompany Accounts; Affiliate Agreements.

(a)            Prior to the Closing, the Seller Parties shall cause any amounts owed to or by any member of the Seller Group or Affiliate thereof, on the one hand, from or to a Transferred Entity, on the other hand (other than (i) pursuant to, or in accordance with, the Transaction Documents and (ii) amounts owed to or by any Transferred Entity from or to any other Transferred Entity), to be canceled, settled or otherwise discharged without any further or continuing Liability on the part of either party thereto.

(b)            Except for Transferred Real Property Leases with respect to any Delayed Closing Dealerships, Seller Parties shall cause all Affiliate Agreements and Contracts entered into after the date hereof that would be Affiliate Agreements if in effect as of the date hereof, other than any Transaction Document or any such items set forth on Section 7.10(b) of the Disclosure Letter, to be settled or terminated with respect to the applicable Transferred Entity prior to the Closing without any further or continuing Liability on the part of either party thereto.

SECTION 7.11. Tax Matters.

(a)            Transfer Taxes. Notwithstanding anything herein to the contrary, the Purchaser shall pay (or otherwise bear) 100% of any transfer, documentary, sales, use, value- added, stamp, registration and other similar Taxes incurred as a result of the sale of the Purchased Assets and Transferred Entities by the Seller Parties to the Purchaser (and excluding, for the avoidance of doubt, any Taxes incurred as a result of any reorganization or restructuring transactions undertaken by the Seller Parties prior to the sale of the Purchased Assets and Transferred Entities by the Seller Parties to the Purchaser, which Taxes shall be paid (or otherwise borne) by the Seller Parties) (collectively, “Transfer Taxes”); provided that if the Seller Parties (or their Affiliates) are required under applicable Law to pay any such Transfer Taxes, the Seller Parties (or their Affiliates) shall pay such Transfer Taxes and the Purchaser shall promptly reimburse the Seller Parties (or their Affiliates) for such payment. The Purchaser shall prepare and file all Tax Returns required to be filed with respect to all Transfer Taxes to the extent permitted by applicable Law, and the Seller Parties shall reasonably cooperate to enable the timely filing of any such Tax Returns. The Purchaser and the Seller Parties shall cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes, including by signing and delivering such resale, occasional sale and other certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce) any such Transfer Taxes.

(b)            Tax Allocation Principles.

(i)                The Seller Parties shall be allocated and bear (A) any and all Income Taxes imposed by any applicable Law on the Transferred Entities and (B) any and all Asset Taxes attributable to, in each case, (1) any Tax period ending before the Closing Date and (2) the portion of any Straddle Period ending immediately before the Closing Date. The Purchaser shall be allocated and bear (X) any and all Income Taxes imposed by applicable Law on the Transferred Entities and (Y) any and all Asset Taxes attributable to (1) any Tax period beginning on or after the Closing Date and (2) the portion of any Straddle Period beginning on and including the Closing Date.

(ii)               For purposes of allocating Taxes to the periods before and after the Closing Date (including in determining Closing Current Assets and Closing Current Liabilities), the portion of any such Taxes that is attributable to the portion of the period ending immediately before the Closing Date shall be:

    (A)            in the case of Taxes that are either (1) Income Taxes, or (2) Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis, deemed equal to the amount that would be payable if the relevant Tax period ended immediately before the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending immediately before the Closing Date and the period beginning on and including the Closing Date in proportion to the number of days in each period; and

   (B)             in the case of Taxes that are ad valorem, property or other Asset Taxes that are imposed on a periodic basis, deemed to be the amount of such Taxes for the entire Straddle Period that includes the Closing Date (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending immediately before the Closing Date and the denominator of which is the number of calendar days in the entire period. For purposes of this clause (B), the period for such Asset Taxes shall begin on the date on which ownership of the applicable Purchased Asset or asset of a Transferred Entity gives rise to liability for the particular Asset Tax and shall end on the day before the next such date.

(iii)              If the actual amount of a Tax is not determinable in connection with the preparation of the Closing Statement or the Revised Closing Statement, as applicable, the Purchaser and the Seller Parties shall utilize the most recent information available in estimating Closing Current Assets and Closing Current Liabilities. Upon determination of the actual amount of a Tax, to the extent the actual amount of such Tax allocable to the Purchaser or the Seller Parties under this Section 7.11 is determined to be different than the amount, if any, that was taken into account in the determination of the Closing Purchase Price (or was not taken into account in the determination of the Closing Purchase Price) as set forth in the Closing Statement or Revised Closing Statement, as applicable, timely payments shall be made from the Seller Parties to the Purchaser, or from the Purchaser to the Seller Parties, as applicable, to the extent necessary to cause the applicable party to bear the amount of such Tax that is allocable to such party under this Section 7.11.

(c)            Tax Cooperation. The Seller Parties and the Purchaser shall, and shall cause their respective controlled Affiliates and Representatives to, reasonably cooperate in connection with the filing of any Tax Return or the conduct of any Tax Action and making employees available on a mutually convenient basis to provide additional information and explanation of any Records or materials provided under this Agreement, in each case with respect to the Purchased Assets, the Transferred Entities, the Business or Transfer Taxes, which cooperation shall include supplying any information in such Person’s possession that is reasonably requested in connection with any such Tax Return or Tax Action, provided that in no event (including pursuant to Section 7.08) shall the Seller Parties be required to provide to any Person any Excluded Tax Return and neither the Purchaser nor any of its Affiliates shall have any rights with respect to any Tax Action involving a Seller Party that does not relate to the Purchased Assets or Transferred Entities.

(d)            Closing Date Actions. The Purchaser shall not, and shall not cause or permit any Affiliate (including a Transferred Entity) to, cause or permit any Transferred Entity to take any action on the Closing Date after the Closing that would reasonably be expected to result in a material and adverse Tax consequence to the Seller Parties.

SECTION 7.12. Transfer of Intellectual Property. For a period of up to three (3) months after the Closing Date, (a) the Seller Parties shall provide to the Purchaser the necessary information and deliver such assignments, transfers, Consents and other documents and instruments as may be reasonably required to permit the Purchaser at its expense to effect and perfect the transfer of the registrations of the Transferred Registered Intellectual Property and (b) the Seller Parties shall reasonably cooperate with the Purchaser, at the Purchaser’s expense, in filing appropriate documents if requested by the Purchaser and required by the local patent, trademark, or copyright office to record the change of ownership of such Transferred Registered Intellectual Property. After such period, the Seller Parties shall have no further obligation hereunder with respect to the Transferred Registered Intellectual Property.

SECTION 7.13. Replacement of Seller Guarantees. On or prior to the Closing, the Purchaser shall use its best efforts to cause the replacement, effective as of the Closing, of all guarantees, letters of credit and bonds, other sureties and performance guarantees provided by the Seller Parties or any of their respective Affiliates (other than the Transferred Entities) in respect of the Business, the Purchased Assets and the Transferred Entities (the “Credit Support Items”), including the Credit Support Items set forth on Section 7.13 of the Disclosure Letter, on a like-for- like basis, which replacement shall include a release, in a form reasonably acceptable to the Seller Parties, of all obligations undertaken by the applicable Seller Parties or the applicable Affiliate thereof effective as of the Closing; provided that if any Credit Support Item is not replaced effective as of the Closing, the Purchaser shall use its best efforts to replace such Credit Support Item promptly after the Closing (and the Purchaser shall have an ongoing obligation to use such efforts until each such Credit Support Item is replaced). The Purchaser shall indemnify the Seller Indemnitees against, and hold each of them harmless from, any and all Losses (including all out- of-pocket costs and expenses incurred by them to maintain any Credit Support Item after the Closing) arising after the Closing that are incurred or suffered by any Seller Indemnitee related to or arising out of any Credit Support Item.

SECTION 7.14. Payments from Third Parties. In the event that, on or after the Closing Date (or, solely with respect to any Delayed Closing Purchased Assets, the applicable Delayed Closing), the Seller Group, on the one hand, or the Purchaser, on the other hand, shall receive any payments or other funds due to the other pursuant to the terms of any of the Transaction Documents, then the party receiving such funds shall promptly forward such funds to the proper party. The parties acknowledge and agree there is no right of offset regarding such payments and a party may not withhold funds received from third parties for the account of the other party in the event there is a dispute regarding any other issue under any of the Transaction Documents.

SECTION 7.15. Further Assurances. After the Closing Date (or, solely with respect to any Delayed Closing Purchased Assets, the applicable Delayed Closing), subject to the terms of this Agreement, each party shall, and shall cause its Subsidiaries to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably requested by the other party in order to evidence or consummate the Transactions and comply with the terms of this Agreement and the other Transaction Documents. Such further acts include reasonably assisting the Purchaser (at the Purchaser’s written request and at the Purchaser’s cost) in its efforts to be restated as a successor employer solely for employment tax purposes with respect to the Selling Entities’ employees hired by the Purchaser, including, but not limited to, the annual wage limitation for FICA tax, and to meet the requirements of Revenue Procedure 2004-53, Section 4, Standard Procedure, for federal payroll tax purposes. In furtherance of the foregoing, subject to Section 2.02, if after the Closing (or, solely with respect to any Delayed Closing Purchased Assets, the applicable Delayed Closing) either the Purchaser or a Seller Party becomes aware that any of the Purchased Assets has not been transferred to the Purchaser or that any of the Excluded Assets has been transferred to the Purchaser, it shall promptly notify the other party and the parties hereto shall, as soon as reasonably practicable, ensure that such property is transferred with any necessary prior Consent, to:

(a)            the Purchaser, in the case of any Purchased Asset which was not transferred at the Closing (or, solely with respect to any Delayed Closing Purchased Assets, the applicable Delayed Closing); or

(b)            the Seller Parties, in the case of any Excluded Asset which was transferred at the Closing (or, solely with respect to any Delayed Closing Purchased Assets, the applicable Delayed Closing).

SECTION 7.16. Correspondence. From and after the Closing (or, solely with respect to any Delayed Closing Purchased Assets, the applicable Delayed Closing) for a period of one (1) year, the Purchaser shall use commercially reasonable efforts to cause to be delivered promptly to the Seller Group any mail or other communications received by the Purchaser or any of its Affiliates or any Transferred Entity intended for any member of the Seller Group or any Retained Businesses. The provisions of this Section 7.16 are not intended to, and shall not be deemed to, constitute an authorization by any member of the Seller Group to permit acceptance service of process on its behalf, and, from and after the Closing, none of the Purchaser, the Transferred Entities and their respective Subsidiaries is or shall be deemed to be the agent of any member of the Seller Group for service of process purposes.

SECTION 7.17. Transition Services. Prior to the Closing, the parties will in good faith negotiate a transition services agreement reasonably agreeable to the parties for provision of services by the Purchaser to the Seller Group to enable the Seller Group to wind up their remaining operations and/or resolve any objections asserted with respect to any of the Transactions raised by any Manufacturer, with the scope of services, duration and costs (which shall in no event be in an amount greater than the Purchaser’s reasonable fully burdened costs (except with respect to services required to complete the obligations under Section 2.04(a), which will be provided at no cost)).

SECTION 7.18.      Financing Matters.

(a)            The Seller Parties acknowledge that the Purchaser intends to obtain Debt Financing to finance a portion of the Closing Purchase Price and the other amounts required to be paid by the Purchaser to consummate the Transactions; provided, however, the Purchaser confirms that it is not a condition to the Closing or any of its other obligations under this Agreement that the Purchaser obtain any Debt Financing (or any other financing) for or in connection with the transactions contemplated by this Agreement.

(b)            The Purchaser shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate Debt Financing sufficient, when taken together with Cash, available lines of credit or other sources of immediately available funds available to it, to pay the Closing Purchase Price and the other amounts required to be paid by the Purchaser to consummate the Transactions as promptly as practicable after the date hereof, but in any event on or before the Closing, including, to the extent the debt financing contemplated by the Debt Commitment Letter is necessary to finance such amounts, using commercially reasonable efforts to (i) comply with the terms and conditions of, and maintain in effect, the Debt Commitment Letter; (ii) negotiate, enter into and deliver definitive agreements with respect to the debt financing contemplated by the Debt Commitment Letter on the terms and conditions contained in the Debt Commitment Letter; (iii) satisfy (or obtain waivers of) on a timely basis all conditions applicable to such debt financing in such definitive agreements; and (iv) if all conditions to such debt financing are, or upon funding of such debt financing will be, satisfied, cause the other parties to the Debt Commitment Letter and such definitive agreements to comply with their obligations under the Debt Commitment Letter and such definitive agreements and to fund such debt financing at or prior to the Closing. Notwithstanding anything to the contrary contained herein, it is understood and agreed that the commercially reasonable efforts of the Purchaser contemplated by this Section 7.18(b) shall be deemed to require the Purchaser to enforce its rights under the Debt Commitment Letter and the definitive agreements with respect to the debt financing contemplated thereunder (which may include seeking specific performance against the applicable Financing Sources or other parties thereto).

(c)            Without the prior written consent of the Seller Parties, the Purchaser shall not permit any amendment, restatement, supplement or other modification to be made to, or any waiver of any provision or remedy under, or terminate or replace, the Debt Commitment Letter if such amendment, restatement, supplement, modification, waiver, termination or replacement would, or would reasonably be expected to, (i) delay, impede or prevent the Closing or the availability or funding of Debt Financing sufficient, when taken together with Cash, available lines of credit or other sources of immediately available funds available to it, to pay the Closing Purchase Price and the other amounts required to be paid by the Purchaser to consummate the Transactions, (ii) expand the conditions contained in the Debt Commitment Letter or create any new or additional condition to the debt financing thereunder (other than the conditions contained in the Debt Commitment Letter as in effect on the date of this Agreement) or otherwise make it less likely that Debt Financing sufficient, when taken together with Cash, available lines of credit or other sources of immediately available funds available to it, to pay the Closing Purchase Price and the other amounts required to be paid by the Purchaser to consummate the Transactions would be funded (including by making satisfaction of the conditions to such Debt Financing less likely to occur), (iii) reduce the net cash proceeds of the debt financing contemplated by the Debt Commitment Letter, including any reduction in the aggregate principal amount of the debt financing available thereunder or any increase in the aggregate amount of fees to be paid or original issue discount of such debt financing (unless alternative financing or financing commitments in such amount have been obtained that (x) do not contain new or additional conditions or otherwise expand, amend or modify any of the terms or conditions from the terms and conditions under the Debt Commitment Letter that would be reasonably likely to (1) prevent, delay or impair the ability of the Purchaser to consummate the Transactions or (2) adversely impact in any material respect the ability of the Purchaser to enforce its rights against the other parties to such alternative financing or financing commitments and (y) is provided by a Financing Source that is a nationally- recognized commercial bank or any other Person acceptable to the Seller Parties in their reasonable discretion), (iv) change the date for termination and/or expiration of the Debt Commitment Letter to an earlier date, or (v) adversely impact the ability of the Purchaser to enforce its rights against other parties to the Debt Commitment Letter. Without the prior written consent of the Seller Parties, the Purchaser shall not permit any assignment of rights or obligations under the Debt Commitment Letter other than as expressly set forth therein on the date of this Agreement, provided that the Financing Sources party thereto may syndicate the Debt Financing so long as each of such Financing Sources retains and remains obligated to fund its commitment under the Debt Financing until the Debt Financing is fully funded by the designated assignees and the syndicated sources of funding for the Debt Financing. For the avoidance of doubt, the Purchaser may modify, supplement or amend the Debt Commitment Letter to add lead arrangers, bookrunners, syndication agents, documentation agents or entities in similar roles. The Purchaser shall promptly (and in any event within five (5) business days) provide the Seller Parties written notice of any amendment, restatement, supplement, modification, waiver, termination or replacement relating to the Debt Commitment Letter.

(d)            In the event that all or any portion of the debt financing becomes unavailable on the terms and conditions described in or contemplated by the Debt Commitment Letter for any reason, other than as a result of the replacement thereof with alternate financing or financing commitments in compliance with Section 7.18(c), the Purchaser shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain, as promptly as practicable following the occurrence of such event, substitute financing on terms and conditions that are not less favorable to the Purchaser, taken as a whole, than the terms and conditions set forth in the Debt Commitment Letter (as applicable, including fees and “market flex” provisions) relating to the debt financing to be replaced, from the same or alternative sources in an amount sufficient to consummate the Transactions and the other transactions contemplated by this Agreement (the “Alternative Financing”) (and shall, promptly upon the execution and delivery thereof, provide to the Seller Parties true and complete copies of the commitment letters and definitive documents related to the Alternative Financing (in the case of a fee letter, as customarily redacted for a transaction of this nature)). All references to the term “Debt Commitment Letter” shall include any commitment letter or similar document for the Alternative Financing.

(e)            The Purchaser shall give the Seller Parties prompt written notice upon obtaining knowledge thereof (and in any event within three (3) business days): (i) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to such breach or default) under the Debt Commitment Letter by any party thereto, (ii) of the receipt of any written notice from any party to the Debt Commitment Letter with respect to any actual or threatened breach, default, withdrawal, termination or repudiation of any provisions of the Debt Commitment Letter by such party, (iii) of any material dispute or disagreement between or among any parties to the Debt Commitment Letter and (iv) if for any reason the Purchaser believes in good faith that it will not be able to timely obtain all or any portion of the Debt Financing on the terms, in the manner or from the sources contemplated by the Debt Commitment Letter. Promptly following any reasonable written request by the Seller Parties therefor, the Purchaser shall provide the Seller Parties any information reasonably requested by the Seller Parties in writing relating to any circumstance referred to in the immediately preceding sentence subject to any applicable confidentiality requirements set forth in the Debt Commitment Letter or otherwise. The Purchaser shall keep the Seller Parties informed on a reasonably current basis of the status of its efforts to arrange any Debt Financing (or substitute financing obtained in accordance with Section 7.18(d) and provide to the Seller Parties, promptly upon request, copies of all definitive documentation relating to any Debt Financing (or substitute financing obtained in accordance with Section 7.18(d)). The Seller Group and their respective Representatives shall be given a reasonable opportunity to review all presentations, bank information memoranda and similar marketing materials, materials for rating agencies and other documents prepared by or on behalf of or used by the Purchaser or any of its Affiliates or used or distributed to any Financing Source or any of its Affiliates in connection with any Debt Financing that include any logos of or information about or provided by the Business, the Seller Group, their Affiliates, or their respective Representatives; provided that any authorization letters (or the bank information memoranda in which such letters are included) shall include language that exculpates the Seller Group, their Affiliates and their respective Representatives from any Liability in connection with the unauthorized use by the recipients thereof of the information set forth in any such bank confidential information memoranda or similar memoranda or report distribution in connection therewith.

(f)            Prior to the Closing Date, the Seller Parties shall use commercially reasonable efforts to provide, and shall use their commercially reasonable efforts to cause their respective controlled Affiliates and their respective Representatives to provide, at the Purchaser’s sole cost and expense, the Purchaser such cooperation as may be reasonably requested by the Purchaser with respect to the arrangement of the Debt Financing and is customarily required for financings of the type contemplated by the applicable Debt Financing; provided that such requested cooperation does not unreasonably interfere with the Business or the other businesses and operations of the Seller Group (or the operations of their respective Affiliates or their or their respective Affiliates’ applicable Representatives) or cause competitive harm thereto and that any information requested by the Purchaser is reasonably available to the Seller Group (including reasonably available to the Seller Group via any of their respective controlled Affiliates or their respective Representatives), and provided further that such requests are timely made so as to not delay the Closing beyond the date that it would otherwise occur. Such cooperation may include, upon the Purchaser’s written request, using commercially reasonable efforts to: (a) provide historical financial information and other similar information prepared in the ordinary course of business relating to the Purchased Assets and all updates thereto made in the ordinary course of business and provide reasonable assistance to the Purchaser in each case in connection with and to the extent customarily required for the Purchaser’s preparation of (i) a description of the Purchased Assets and “Management’s Discussion and Analysis” with respect to the Purchased Assets, (ii) pro forma financial information to be included in any marketing materials to be used in connection with the Debt Financing (it being agreed that in no event shall the Seller Group or their respective Representatives be required to provide any projections or other pro forma or other forward-looking financial information, or assistance relating to (x) the proposed aggregate amount of Debt Financing or other financing, together with assumed interest rates, dividends (if any) and fees and expenses relating to the incurrence of such Debt Financing or other financing, (y) any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing or (z) any financial information related to the Purchaser or any of its Affiliates or any adjustments that are not directly related to the acquisition of the Transferred Entities by the Purchaser) and (iii) any other relevant section of any offering memoranda, offering prospectuses, bank information memoranda, marketing materials, rating agency presentations and similar documents, and identify any information contained therein that would constitute material, non-public information with respect to the Seller Group, their Affiliates or their respective securities or the Purchased Assets for purposes of foreign, United States federal or state securities laws, in each case to the extent necessary in connection with the Debt Financing; (b) participate in a reasonable number of due diligence sessions, drafting sessions, road shows and sessions with ratings agencies in connection with the Debt Financing (with all of the foregoing to be virtual at the Seller Parties’ or such persons’ reasonable request) including using commercially reasonable efforts to facilitate direct contact between senior management (with appropriate seniority and expertise) and representatives (including, for the avoidance of doubt, accountants) of the Selling Entities, on the one hand, and the Financing Sources in connection with the Debt Financing, on the other hand, for purposes thereof, and permit prospective lenders and/or underwriters involved in the Debt Financing to conduct customary due diligence, in each case with respect to the cooperation provided pursuant to this clause (f), during normal business hours and with reasonable prior notice and subject to customary confidentiality arrangements; (c) reasonably cooperate in satisfying the conditions precedent to the Debt Financing to the extent such conditions require the cooperation of the Seller Group, any of their Subsidiaries or their respective Representatives; (d) requesting that auditors and accounting firms of the applicable members of Seller Group provide reasonable assistance as and to the extent requested by the Purchaser, including by obtaining and providing customary accountants’ comfort letters and consents to the extent required, customary or reasonably appropriate in connection with the Debt Financing; (e) providing reasonable assistance in the review of disclosure schedules related to the Debt Financing for completeness and accuracy; (f) furnish at least eight (8) business days prior to the Closing Date all documentation and other information required by United States regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001, in each case to the extent reasonably requested by the Purchaser in writing at least ten (10) business days prior to the Closing Date; (g) reasonably facilitate the Purchaser’s preparation of the documentation necessary to pledge and mortgage the Purchased Assets that will be collateral under the Debt Financing, including to reasonably assist the Purchaser in its preparation of disclosure schedules relating to the Purchased Assets in connection with Debt Financing; and (h) furnishing the Purchaser and its Financing Sources with the Required Information within the timeframes expressly set forth in the Debt Commitment Letter. Notwithstanding anything in this Section 7.18 or otherwise in this Agreement to the contrary, neither the Seller Group nor any of their Affiliates or their respective Representatives shall be required (i) to cause any of their respective boards of directors or managers (or equivalent bodies) to adopt any resolution, grant any approval or authorization or otherwise take any corporate or similar action in each case for the purpose of approving the Debt Financing (other than those of a Transferred Entity that only take effect immediately prior to the Closing and that terminate with no Liability to any member of the Seller Group or any of its Affiliates or their respective Representatives upon termination of this Agreement); (ii) to pay any commitment or other fee or reimburse any expense in respect of or in connection with the Debt Financing or incur any actual or potential liability or give any indemnities (other than, in the case of any such fees or expenses, those of a Transferred Entity that only take effect upon the Closing and that terminate with no Liability to the Seller Group or any of its Affiliates or their respective Representatives upon termination of this Agreement); (iii) to deliver or obtain legal opinions of internal or external counsel in connection with the Debt Financing; (iv) to have any member of the Seller Group or any of its Affiliates or any of their respective Representatives (other than any Transferred Entity to the extent the same only take effect upon the Closing and that terminate with no Liability to the Seller Group or any of its Affiliates or their respective Representatives upon termination of this Agreement) enter into, execute, deliver or perform, or amend or modify, any agreement, certificate, document or instrument, including any financing agreement, with respect to the Debt Financing; (v) to cause any of their officers, directors, employees or other Representatives to take any action that could result in any actual or personal Liability with respect to any matters relating to the Debt Financing; (vi) to take any action that will (x) conflict with or violate the organizational documents of any member of the Seller Group or any of their Affiliates or any Law or order, (y) cause any representation or warranty in this Agreement to be breached or become inaccurate, cause any breach of any covenant in this Agreement, or cause any condition to the Closing set forth in Article VIII to not be satisfied or (z) result in the contravention of, or that could reasonably be expected to result in a violation or breach of, or a default under, any Contract to which any member of the Seller Group or any of its Affiliates is a party or bound; (vii) to provide access to or disclose information constituting attorney work product or where the Seller Parties determine that such access or disclosure could jeopardize the attorney-client privilege or contravene any applicable Law or order; or (viii) to waive or amend any terms of this Agreement or any Ancillary Agreement. No member of the Seller Group or any of its Affiliates or Representatives shall be required to make any representation or warranty in connection with the Debt Financing or the marketing efforts with respect thereto, except to the extent of any representation or warranty made by any member of the Seller Group pursuant to this Agreement, the accuracy of which is a condition to the closing of any Debt Financing. For the avoidance of doubt, the Purchaser acknowledges and agrees that the provisions contained in this Section 7.18(f) represent the sole obligations of the Seller Group, their Affiliates and their Representatives with respect to assistance and cooperation in connection with the arrangement of any financing (including the Debt Financing) to be obtained by the Purchaser with respect to the Transactions and the other transactions contemplated by this Agreement, and no other provision of this Agreement (including the Exhibits and Schedules hereto) shall be deemed to expand or modify such obligations. All non-public or other confidential information provided by or on behalf of the Seller Group, their respective Affiliates or their respective Representatives pursuant to this Section 7.18, to the extent identified as such by the Seller Group, shall be kept confidential in accordance with, and shall be subject to the terms of, the Confidentiality Agreement.

(g)              The Purchaser acknowledges and agrees that none of the Seller Parties, their Affiliates and each of their respective Representatives shall have any responsibility for, or incur any Liability to any Person under, any financing (including the Debt Financing) that the Purchaser may raise in connection herewith, or any cooperation provided pursuant to this Section 7.18. The Purchaser shall indemnify, defend, and hold harmless the Seller Indemnitees from and against any and all Losses suffered or incurred (directly or indirectly) by them in connection with (i) the arrangement or consummation of the Debt Financing, (ii) any action taken by them pursuant to this Section 7.18 or in connection with the arrangement of the Debt Financing or (iii) any information utilized in connection therewith, in each case, except to the extent suffered or incurred as a result of the bad faith, gross negligence or willful misconduct of such Seller Indemnitee. The Purchaser shall promptly, upon request by any Seller Party, reimburse the Seller Indemnitees for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by them in connection with this Section 7.18.

SECTION 7.19. Title Insurance and Real Property Cooperation. In the event that the Purchaser or any of its lenders elects to obtain one or more Title Policies for any of the Insured Transferred Real Property, the Purchaser shall pay directly to the Title Insurance Company, at the Purchaser’s sole cost and expense, the cost of all title insurance policy premiums (including, without limitation, the cost of any additional premiums required to secure extended title coverage and the cost of any modifications and endorsements to the Title Policies reasonably requested by the Purchaser) as well as the cost of any related title searches, title abstracting, lien searches, rundowns, photocopies, and all other costs and charges in connection with the obtaining or procurement of any Title Policies. The Seller Parties agree, both for themselves and on behalf of the Seller Group, to use commercially reasonable efforts to cooperate (at the Purchaser’s expense) with the Purchaser in connection with the Purchaser’s obtaining or procurement of the Title Policies, including, without limitation, cooperating with the Purchaser to seek to obtain or procure any estoppels, Consents, and title curative documents, to the extent necessary to cure any title defects that would materially impair the validity of title to the Insured Transferred Real Property for which a Title Policy is being obtained; provided, that no member of the Seller Group shall be required to (1) pay any consideration or out of pocket costs therefor, (2) commence, defend or participate in any Action or (3) offer or grant any accommodation (financial or otherwise) to any third party in connection therewith. The Seller Parties further agree, both for themselves and on behalf of the Seller Group, and subject to the proviso in the immediately preceding sentence, upon the written request of the Purchaser, to use commercially reasonable efforts to cooperate with the Purchaser to cause to be executed and delivered any and all customary title affidavits, evidence of authority and resolutions, evidence of good standing, organizational documents, releases of Liens, and such other documents, agreements, instruments, certificates, affidavits and information (in each case, in form and substance reasonably satisfactory to the Seller Parties) reasonably required by the Title Insurance Company in order to commit to issuing, at Closing, the Title Policies, executed (and acknowledged, as applicable) by the Seller Group and such other Persons as may be reasonably requested in connection therewith (provided, that the parties acknowledge that neither the issuance of the Title Policies, nor the issuance of any endorsements reasonably requested by the Purchaser or its lenders shall be a condition to the Purchaser’s obligation to effect the Closing).

SECTION 7.20. Use of Name. Except with respect to any Delayed Purchased Assets, Delayed Closing Purchased Assets or ROFR Assets, within thirty (30) days following the Closing Date, the Seller Parties shall, and shall cause their Subsidiaries to, use commercially reasonable efforts to cease using the terms set forth on Section 7.20 of the Disclosure Letter and any other word, expression or identifier of source confusingly similar thereto or constituting an abbreviation, derivation or extension thereof (the “Transferred Entity Marks”), including removing, or causing to be removed, all such names, marks or logos from wherever they may appear on a Seller’s assets, and thereafter, the Seller Parties shall not, and shall cause their respective Subsidiaries not to, use the Transferred Entity Marks or any other Trademarks confusingly similar thereto. Each of the Seller Parties acknowledges that, after the Closing Date (or, solely with respect to any Delayed Closing Purchased Assets, the applicable Delayed Closing), it and its Subsidiaries have no rights whatsoever to the Intellectual Property included in the Purchased Assets. Notwithstanding the foregoing, nothing in this Section 7.20 shall be deemed to prohibit the Seller Parties or their Subsidiaries from using any Transferred Entity Mark or any other Trademark (1) in a manner that constitutes fair use (including nominative fair use) under applicable Law or in a manner that does not constitute use as a trademark (e.g., where the Trademark is not visible to the public) or (2) in connection with public reporting or disclosure requirements under applicable Laws or the applicable rules and regulations of any national securities exchange or national securities quotation system.

SECTION 7.21. Manufacturer Payments. The parties shall use their commercially reasonable efforts to ensure that (a) amounts due to the Seller Group but collected by the Purchaser (e.g., Manufacturer receivables, Manufacturer credits relating to items such as warranty claims or other claims, credit card payments, etc.) arising out of or in connection with the operation of the Business prior to Closing (or, solely with respect to any Delayed Closing Purchased Assets, the applicable Delayed Closing) will be paid over to the Seller Group promptly; (b) amounts due to the Purchaser but collected by the Seller Group arising out of or in connection with the operation of the Business on or following the Closing (or, solely with respect to any Delayed Closing Purchased Assets, the applicable Delayed Closing) (and constituting a Purchased Asset) or as provided in this Agreement will be paid over to the Purchaser promptly; (c) amounts paid by the Seller Group but owed by the Purchaser as a result of any Manufacturer erroneously billing the Seller Group for items arising out of or in connection with the operation of the Business following Closing (or, solely with respect to any Delayed Closing Purchased Assets, the applicable Delayed Closing) will be paid over to the Seller Group promptly; and (d) amounts paid by the Purchaser but owed by the Seller Group under this Agreement as a result of any Manufacturer erroneously billing the Purchaser for items arising out of or in connection with the operation of the Business prior to Closing (or, solely with respect to any Delayed Closing Purchased Assets, the applicable Delayed Closing) will be paid over to the Purchaser promptly. If there are vehicles in- transit on the Closing Date (or, solely with respect to any Delayed Closing Purchased Assets, the applicable Delayed Closing) (whether or not they are physically present) that have not been funded by the Seller Group’s floor plan lender and the parties do not know whether they will be paid for by the Purchaser’s floor plan lender or the Seller Group’s floor plan lender, then the parties may separately schedule those vehicles, the Purchaser will buy them but not pay for them, and, if such vehicles are funded by the Seller Group’s floor plan lender, then the Seller Parties shall notify the Purchaser and the Purchaser shall promptly pay the Seller Group’s floor plan lender such amounts. Any other payments related to such vehicles misdirected by any Manufacturer will be redistributed as contemplated by this Section 7.21. On a monthly basis, the Purchaser shall present the Seller Parties with a reconciliation of the amounts believed to owed by the Purchaser or the Seller Group (if any) and, to the extent the parties agree thereupon (and in any event except if such items have been addressed in connection with Section 2.07), the owing party shall pay any amounts owing the other party as promptly as practicable within ten (10) business days following such agreement thereupon.

SECTION 7.22. PPP. If, as of the Closing Date, any member of the Seller Group has any outstanding loan or loans issued pursuant to the Small Business Administration’s Paycheck Protection Program (“PPP”) that would be an Assumed Liability, the balance for which has not been paid to the PPP lender or forgiven pursuant to the PPP, then such member of the Seller Group shall escrow any outstanding loan balance with its respective PPP lender pursuant to SBA Notice, Control No. 5000-20057, effective October 2, 2020, and any updated guidance.

SECTION 7.23. Chargebacks. Prior to the Closing, the parties shall agree on, and the applicable Selling Entities shall establish, a commercially reasonable reserve or escrow (the “Chargeback Reserve”) (based on the actual Chargebacks over the three (3) years prior to the Closing Date), with a third party professional administrator for Chargebacks and shall provide the Purchaser with documentation evidencing the same.

SECTION 7.24. ROFR Exercise. The Seller Parties shall provide prompt written notice to the Purchaser upon the receipt of a ROFR Notice by any Manufacturer (or its assignee) along with all relevant documentation received by the Seller Group related thereto.

SECTION 7.25.      Customer Deposits; We Owes; Material Business Contracts.

(a)            No earlier than three (3) business days prior to the Closing Date, the Selling Entities provide to the Purchaser a true, complete and correct list of (i) all Customer Deposits, (ii) all We Owes (for clause (ii) of such definition it will be the ending balance on such date) and (iii) each Material Business Contract entered into after the date hereof that is still then in effect, in each case as of the business day immediately prior to such date.

(b)            If following the Closing, the Purchaser performs the obligations of a Selling Entity with respect to any We Owes pertaining to vehicles sold or serviced by a Selling Entity prior to Closing, and the Purchaser did not receive a credit against the Closing Purchase Price, the Seller Parties shall reimburse the Purchaser for all out of pocket costs related to the performance of such We Owes pursuant to Section 10.02(f) of this Agreement.

SECTION 7.26. Capital Improvements. No less than five (5) business days prior to the Closing Date, the Seller Parties shall deliver to the Purchaser reasonable written evidence of the actual, out-of-pocket costs incurred by a Selling Entity to design, permit and construct each capital improvement project set forth on Section 1.01(b) of the Disclosure Letter, including, by way of example, bills, vouchers, invoices and receipts.

SECTION 7.27. Notice of Certain Events. From the date of this Agreement until the Closing, the Seller Parties will use reasonable best efforts to promptly provide notice to the Purchaser of any written notices received by the Seller Group described in Section 4.17(a) or Section 4.19 that would have required disclosure thereof if received prior to the date of this Agreement.

ARTICLE VIII

Conditions to Closing

SECTION 8.01. Conditions to Each Party’s Obligations to Effect the Closing. The respective obligations of each party to effect the Closing are subject to the satisfaction or (to the extent permitted by applicable Law) waiver at the Closing of the following conditions:

(a)            Legal Prohibition. No Law shall have been adopted or promulgated, or shall be in effect, and no temporary, preliminary or permanent Judgment issued by a court or other Governmental Authority of competent jurisdiction shall be in effect, in each case having the effect of making the Transactions illegal or otherwise prohibiting consummation of the Transactions (collectively, “Restraints”).

(b)            Governmental Approvals. The waiting period (and any extension thereof) applicable to the Transactions under the HSR Act shall have been terminated or shall have expired.

SECTION 8.02. Additional Conditions to Obligations of the Purchaser. The obligations of the Purchaser to effect the Closing are further subject to the satisfaction or (to the extent permitted by applicable Law) waiver by the Purchaser at the Closing of the following additional conditions:

(a)            Representations and Warranties of the Seller Parties. (i) The Seller Fundamental Representations shall be true and correct in all material respects, in each case at and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date) and (ii) all other representations and warranties of the Seller Parties contained in Article IV herein shall be true and correct at and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) would not have, individually or in the aggregate, a Material Adverse Effect. The Purchaser shall have received a certificate signed on the Seller Parties’ behalf by a duly authorized officer of the Seller Parties to such effect, dated as of the Closing Date.

(b)            Performance of Obligations. The Seller Parties shall have performed in all material respects and complied in all material respects with all agreements and covenants required to be performed or complied with by them under this Agreement at or prior to the Closing. The Purchaser shall have received a certificate signed on the Seller Parties’ behalf by a duly authorized officer of the Seller Parties to such effect, dated as of the Closing Date.

(c)            No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(d)            SEC Monitor. The SEC Monitor’s approval of the transactions contemplated by this Agreement shall have been received and not have been revoked.

SECTION 8.03. Additional Conditions to Obligations of the Seller Parties. The obligations of the Seller Parties to effect the Closing are further subject to the satisfaction or (to the extent permitted by applicable Law) waiver by the Seller Parties at the Closing of the following additional conditions:

(a)            Representations and Warranties of the Purchaser. (i) The Purchaser Fundamental Representations shall be true and correct in all material respects, in each case at and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date) and (ii) all other representations and warranties of the Purchaser contained in Article V herein shall be true and correct at and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “prevent or materially delay, interfere with, hinder or impair” set forth therein) would not, individually or in the aggregate, prevent or materially delay, interfere with, hinder or impair (A) the consummation of any of the Transactions or (B) the compliance by the Purchaser with its obligations under this Agreement. The Seller Parties shall have received a certificate signed on the Purchaser’s behalf by a duly authorized officer of the Purchaser to such effect, dated as of the Closing Date.

(b)            Performance of Obligations of the Purchaser. The Purchaser shall have performed in all material respects and complied in all material respects with all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing. The Seller Parties shall have received a certificate signed on the Purchaser’s behalf by a duly authorized officer of the Purchaser to such effect, dated as of the Closing Date.

SECTION 8.04. Frustration of Closing Conditions. Neither the Purchaser, on the one hand, nor the Seller Parties, on the other hand, may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such Person’s failure to use the efforts to cause the Closing to occur as required in this Agreement, including as required by Section 7.01.

ARTICLE IX

Termination

SECTION 9.01. Termination. This Agreement may be terminated at any time prior to the Closing (and may not be terminated after the Closing including with respect to any Delayed Closing):

(a)            by mutual written consent of the Seller Parties and the Purchaser;

(b)            by the Seller Parties, on the one hand, or the Purchaser, on the other hand by written notice to the other:

(i)                if the Closing shall not have occurred on or before the date that is 180 days after the date of this Agreement (the “Termination Date”); provided that the right to terminate this Agreement under this Section 9.01(b)(i) shall not be available to any party whose breach of any material covenant or obligation under this Agreement has been the primary cause of the failure of the Closing to occur on or before the Termination Date; or

(ii)               if any Restraint permanently preventing the consummation of the Transactions shall have become final and nonappealable; provided that the right to terminate this Agreement under this Section 9.01(b)(ii) shall not be available to any party whose breach of any material covenant or obligation under this Agreement has been the primary cause of the issuance of such Restraint;

(c)            by the Purchaser, if the Seller Parties shall have breached any of their representations and warranties contained in Article IV or failed to perform any of their covenants or agreements set forth in this Agreement, which breach or failure to perform would give rise to the failure of a condition contained in Section 8.02(a) or 8.02(b) and has not been or is incapable of being cured prior to the earlier of (i) the Termination Date and (ii) the date that is thirty (30) days following receipt by the Seller Parties of written notice of such breach or failure to perform from the Purchaser stating the Purchaser’s intention to terminate this Agreement pursuant to this Section 9.01(c) and the basis for such termination; provided that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 9.01(c) if the Purchaser is then in breach of any of its representations, warranties, covenants or agreements hereunder such that such breach would give rise to the failure of a condition set forth in Section 8.03(a) or 8.03(b); or

(d)            by the Seller Parties, if the Purchaser shall have breached any of its representations and warranties in Article V or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform would give rise to the failure of a condition contained in Section 8.03(a) or 8.03(b) and has not been or is incapable of being cured prior to the earlier of (i) Termination Date and (ii) the date that is thirty (30) days following receipt by the Purchaser of written notice of such breach or failure to perform from the Seller Parties stating the Seller Parties’ intention to terminate this Agreement pursuant to this Section 9.01(d) and the basis for such termination; provided that the Seller Parties shall not have the right to terminate this Agreement pursuant to this Section 9.01(d) if the Seller Parties are then in breach of any of their representations, warranties, covenants or agreements hereunder such that such breach would give rise to the failure of a condition set forth in Section 8.02(a) or 8.02(b).

The party terminating this Agreement pursuant to this Section 9.01 shall give written notice of such termination to the other party or parties in accordance with Section 11.01, specifying the provision of this Agreement pursuant to which such termination is effected and the basis for such termination, described in reasonable detail.

SECTION 9.02. Effect of Termination. In the event of termination of this Agreement by either the Seller Parties or the Purchaser as provided in Section 9.01 then this Agreement shall forthwith become void and have no effect, without any Liability or obligation on the part of any party, their Affiliates or their respective Representatives, other than the first sentence of Section 7.03(i), the Purchaser’s obligations under Section 7.03(h), Section 7.18(g), this Section 9.02 and Article XI and the Confidentiality Agreement, all of which shall survive such termination in accordance with their terms; provided that such termination shall not relieve any party from any Liability to the other party or parties from (A) an intentional breach of any covenant or agreement set forth in this Agreement by such first party or parties or (B) Fraud by such first party or parties.

ARTICLE X

Indemnification

SECTION 10.01. Survival. The representations and warranties in this Agreement (including in the certificates contemplated in Section 8.02 and Section 8.03) shall survive until the twenty-four (24) month anniversary of the Closing Date. Any claims with respect to any Excluded Liability and any claims pursuant to Section 10.02(d) will survive until the twenty-four (24) month anniversary of the Closing Date. Any claims pursuant to Section 10.02(e), Section 10.02(f) and Section 10.02(g) shall survive until the twenty-four (24) month anniversary of the Closing Date. The Seller Parties’ covenants and agreements in this Agreement shall survive until the twenty-four (24) month anniversary of the Closing Date. Any claims made against the Holdback Amount (or portion thereof) shall survive until the resolution of such claim in accordance with Section 2.09. After the Closing, no party may bring any Action seeking to rescind the Transactions or this Agreement for any reason or upon any basis whatsoever; provided, however that this provision shall in no way limit any of the other rights and remedies of a party either under this Agreement or as otherwise provided by law.

SECTION 10.02. Indemnification by the Selling Entities. Subject to the provisions of this Article X, from and after the Closing, the Seller Parties shall, and shall cause the Selling Entities to, jointly and severally, indemnify, defend and hold harmless the Purchaser and each of its Affiliates and their respective Representatives (collectively, the “Purchaser Indemnitees”) from and against any and all Losses which such Purchaser Indemnitee may suffer or incur, to the extent arising out of or resulting from any of the following:

(a)            any inaccuracy in or breach of any representation or warranty of a Seller Party contained in this Agreement;

(b)            any of the Excluded Liabilities;

(c)            any breach of any covenant or agreement of the Seller Parties hereunder;

(d)            any Transferred Pre-Closing Contractual Liabilities, to the extent not included in the calculation of the Final Purchase Price;

(e)            any Excess COBRA Liabilities;

(f)            Liabilities (1) in respect of Chargebacks, to the extent they exceed the amount set aside in the Chargeback Reserve and (2) in respect of We Owes and Customer Deposits, to the extent they exceed the amounts included in Closing Current Assets; and

(g)            fines, penalties and other monetary sanctions imposed by a Governmental Authority following the Closing and arising from violations of or liability under Environmental Laws to the extent arising from events or occurrences in connection with or relating to the Business or any operation thereof or any Purchased Assets prior to the date of this Agreement.

Notwithstanding that a claim for Losses may fall into multiple categories of this Section 10.02, a Purchaser Indemnitee may recover for the same Losses one time only.

SECTION 10.03. Indemnification by the Purchaser. Subject to the provisions of this Article X, from and after the Closing, the Purchaser shall indemnify, defend and hold harmless the Seller Parties and each of their respective Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) from and against any and all Losses which such Seller Indemnitee may suffer or incur, to the extent arising out of or resulting from any of the following:

(a)            any of the Assumed Liabilities other than Transferred Pre-Closing Contractual Liabilities or Excess COBRA Liabilities;

(b)            any claims or Liabilities arising out of or related to the Purchaser’s ability or inability to obtain Consents under, or new or replacement agreements for, Manufacturer Agreements in connection with the Transactions; including as contemplated by Section 2.04(b); provided, however, that nothing herein obligates the Purchaser to indemnify Seller Indemnitees with respect to actions or inactions of the Seller Group with respect to Manufacturer Agreements prior to date of this Agreement; and

(c)            any breach of any covenant or agreement of the Purchaser hereunder.

Notwithstanding that a claim for Losses may fall into multiple categories of this Section 10.03, a Seller Indemnitee may recover for the same Losses one time only.

SECTION 10.04. Indemnification Procedures.

(a)            Procedures Relating to Indemnification of Third Party Claims.

(i)                If any Person that may be entitled to indemnification under this Article X (the “Indemnified Party”) receives written notice of the commencement of any Action or the assertion of any claim by a third party or the imposition of any penalty or assessment for which indemnity may be sought under Section 10.02 or Section 10.03, as applicable (a “Third Party Claim”), and such Indemnified Party intends to seek indemnification pursuant to this Article X, the Indemnified Party shall promptly provide the other party (or parties) (the “Indemnifying Party”) with written notice of such Third Party Claim, stating in reasonable detail the facts and circumstances with respect to the subject matter of such Third Party Claims (including the nature, basis and the amount thereof), in each case to the extent known, along with copies of the relevant documents evidencing such Third Party Claim and the basis for indemnification sought; provided, that failure of the Indemnified Party to give such notice will not relieve the Indemnifying Party from Liability in respect of its indemnification obligation, except if and to the extent that the Indemnifying Party is materially prejudiced thereby. Upon receipt of a notice of a Third Party Claim from an Indemnified Party, the Indemnifying Party shall have the right, by giving written notice to the Indemnified Party within thirty (30) days from receipt of such notice, to assume the defense and control of the Indemnified Party against the Third Party Claim with counsel selected by the Indemnifying Party.

(ii)               So long as the Indemnifying Party has assumed the defense and control of the Third Party Claim in accordance herewith, (A) the Indemnified Party may retain separate counsel at its sole cost and expense (except as contemplated by the following sentence) and may have a reasonable opportunity to participate in the defense of the Third Party Claim (subject to the Indemnifying Party’s right to control such defense), (B) the Indemnified Party shall not consent to the entry of any Judgment or enter into any settlement or compromise with respect to the Third Party Claim without the prior written consent of the Indemnifying Party and (C) the Indemnifying Party shall not consent to the entry of any Judgment or enter into any settlement or compromise with respect to any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), other than, in the cause of this clause (ii), a compromise, Judgment or settlement that (1) provides for solely monetary damages for which the Indemnified Party is fully indemnified hereunder, (2) does not involve any finding or admission of violation of Law or admission of wrongdoing by the Indemnified Party and (3) provides an unconditional release of, or dismissal with prejudice of, all claims against any Indemnified Party potentially affected by such Third Party Claim. In the event that the Indemnified Party and the Indemnifying Party reasonably agree that a conflict of interest exists in respect of a Third Party Claim, then the Indemnified Party shall have the right to retain separate counsel selected by the Indemnified Party and reasonably satisfactory to the Indemnifying Party to represent the Indemnified Party in the defense of the Third Party Claim, and the reasonable legal fees and expenses of the Indemnified Party shall be paid by the Indemnifying Party.

(iii)              Notwithstanding the foregoing in this Section 10.04, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim without the prior written consent of the Indemnified Party if the Third Party Claim (A) seeks an injunction or other equitable relief or relief other than monetary damages against the Indemnified Party or (B) seeks a finding or admission of a violation of Law (including any Third Party Claim seeking to impose criminal fines, penalties or sanctions) against the Indemnified Party. If the Indemnifying Party does not assume (or is not entitled to assume) the defense and control of any Third Party Claim pursuant to this Section 10.04, the Indemnified Party shall be entitled to assume and control such defense, but the Indemnifying Party may nonetheless participate in the defense of such Third Party Claim with its own counsel and at its own expense.

(iv)             Each party shall use commercially reasonable efforts to mitigate Losses from Third Party Claims and shall act in good faith in responding to, defending against, settling or otherwise dealing with such claims. The parties hereto shall also cooperate in any such defense and give each other reasonable access to all information relevant thereto, including those employees necessary to assist in the investigation, defense and resolution of the Third Party Claim, subject, where deemed reasonably necessary by the disclosing party, to the entry into customary joint defense agreements and similar arrangements to protect information subject to attorney work product protection, attorney client privilege or other established legal privilege. Whether or not the Indemnifying Party has assumed the defense and control of such Third Party Claim, the Indemnifying Party shall not be obligated to indemnify the Indemnified Party hereunder for any settlement or compromise entered into or any Judgment that was consented to by the Indemnified Party without the Indemnifying Party’s prior written consent.

(b)            Notice of Non-Third Party Claims. The Indemnified Party shall notify the Indemnifying Party in writing promptly of its discovery of any matter that does not involve a Third Party Claim that the Indemnifying Party has determined has given or would reasonably be expected to give rise to the claim of indemnification pursuant to this Agreement, describing in reasonable detail, to the extent known by the Indemnifying Party, the facts and circumstances with respect to the subject matter of such claim; provided, that the failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party from Liability in respect of its indemnification obligation, except if and to the extent that the Indemnifying Party is materially prejudiced thereby. Each party shall use commercially reasonable efforts to mitigate Losses from such claims.

SECTION 10.05. Calculation of Indemnity Payments. The amount of any Loss for which indemnification is provided under this Article X shall be net of any amounts actually recovered by the Indemnified Party under insurance policies (other than self-insurance programs) with respect to such Loss (net of the deductible for such policies, costs of enforcement and reasonable associated costs and expenses). Except as otherwise provided in this Article X, in any case where the Indemnified Party subsequently recovers from third parties any amount in respect of a matter with respect to which an Indemnifying Party has indemnified it pursuant to this Article X, such Indemnified Party shall promptly pay over to the Indemnifying Party the lesser of (x) the amount of such proceeds, less reasonable attorneys’ fees and all reasonable out-of-pocket costs and expenses incurred in connection with such recovery and (y) the Excess Recovery (in each case solely to avoid duplicative recovery for the same Losses). The amount of any Loss arising out of any item included as a Closing Current Liability (as finally determined pursuant to Section 2.07), or that is otherwise included as an adjustment to the Closing Purchase Price or Final Purchase Price, if any, shall be calculated net of the amount so included. In no event shall any Indemnifying Party be obligated to pay for the same Losses more than once under this Article X or otherwise, even if a claim for indemnification in respect of such Losses has been made as a result of a breach of more than one representation, warranty, covenant or agreement in this Agreement.

SECTION 10.06. Environmental Matters. With respect to the Seller Indemnifying Parties’ indemnification obligations under Section 10.02(a) (as it relates to a breach of the representation set forth in Section 4.14), Section 10.02(b) (as it relates to any Excluded Liabilities under Section 2.03(b)(vii)) or Section 10.02(g), the Seller Parties shall have no obligation to indemnify the Purchaser Indemnitees for Losses to the extent such Losses arise or result from: (i) any increases in the amount of the Losses due to an act or omission by Purchaser, its Affiliates or any of their respective Representatives; (ii) following the Closing, any change in use of a property or the operations conducted (including as a result of the closure or sale of a facility or business); or (iii) following the Closing, any investigation, sampling, assessment, study or remedial action undertaken to the extent they are not required by applicable Environmental Law or the Purchaser’s secured lenders; or (iv) any disclosure or reporting to a Governmental Authority that is not required by applicable Environmental Law unless such disclosure or reporting is consistent with the actions of a reasonably prudent operator in the ordinary course of business. The Seller Indemnifying Parties’ obligation to indemnify Purchaser Indemnitees for such Losses is only applicable to the extent that the least restrictive remediation standard (taking into consideration the use of the property as of the Closing Date and any requirement to obtain the written approval of the applicable landowner of any Transferred Leased Real Property), including the use of engineering or institutional controls, applicable to the property and consistent under Environmental Law are used. For avoidance of doubt, this Section 10.06 is not applicable to, and shall have no effect on, any of the provisions under Section 7.03, including without limitation, with respect to any Material Environmental Defects. If the Selling Entities incur costs under Section 7.03(c), Section 7.03(d) or to the Purchaser under Section 10.02(a) (as it relates to a breach of the representation set forth in Section 4.14), Section 10.02(b) (as it relates to any Excluded Liabilities under Section 2.03(b)(vii) or Section 10.02(g), to the extent such costs are a consequence of or any third party’s actions, or are the liability or responsibility of any third party (including but not limited to any third party landlord with respect to any Transferred Leased Real Property or an owner of adjacent property), the Selling Entities shall be subrogated to the Purchaser’s respective rights of recovery against any such third party based upon, arising out of or relating to any costs or liabilities any of the Selling Entities are required to incur as set forth above. The Purchaser shall, and to the extent reasonably possible shall cause their respective Affiliates to, at the Selling Parties’ sole cost and expense, execute all papers required and take all steps reasonable, necessary or advisable to enable the Selling Entities to secure, exercise and further the subrogation rights, directly or in the name of the Purchaser. In no event shall the Purchaser waive, or to the extent reasonably possible permit their respective Affiliates to waive, any rights that would reasonably be expected to adversely affect any such subrogation or assignment rights without the prior written consent of the Seller Parties (such consent not to be unreasonably withheld). The Purchaser shall take commercially reasonable steps to preserve any indemnification or other rights against any third person for any such costs and liabilities and preserve the Selling Entities’ subrogation rights with respect thereto.

SECTION 10.07. Additional Matters. In no event shall an Indemnifying Party be liable for (i) any Losses reflected or reserved for in the Financial Statements or (ii) special, punitive, exemplary, incidental, consequential or indirect damages, or lost profits, whether based on contract, tort, strict liability, other Law or otherwise, except, in the case of this clause (ii), (A) Losses arising from a breach of confidentiality under Section 7.03(i) or (B) to the extent that such damages are actually payable by the Indemnified Party in connection with a Third Party Claim, provided that, for the avoidance of doubt, the limitation in this sentence shall not apply to limit the payment obligations of the parties with respect to Taxes provided for in Section 7.11 (except for the amount of any Taxes taken into account in the computation of Closing Current Liabilities pursuant to Section 2.01(b)). For purposes of the calculation of Losses pursuant to this Agreement and for purposes of determining whether or not a representation or warranty was breached or inaccurate, all materiality and Material Adverse Effect qualifiers will be disregarded such that each representation or warranty shall be deemed to be made or given without any such materiality or Material Adverse Effect qualifications; provided, that other than for any Loss arising from any inaccuracy in or breach of the Seller Fundamental Representations or the representations and warranties set forth in Section 4.11, (1) no indemnifiable Loss will be deemed to exist for any claim (or series of related claims) under Section 10.02(a) or for Transferred Pre-Closing Contractual Liabilities described on Section 1.01(g) of the Disclosure Letter until the amount of such indemnifiable Loss (excluding attorney’s and other professional fees and expenses of the Indemnified Party incurred in connection with investigating or making such claim under this Agreement) exceeds $50,000 and (2) no Seller Parties or Selling Entities (the “Seller Indemnifying Parties”) shall be required to indemnify any Purchaser Indemnitees under Section 10.02(a) unless the aggregate amount of all Losses incurred by the Purchaser Indemnitees thereunder exceeds $5,000,000, and in such case the Seller Indemnifying Parties will only be required to indemnify the Purchaser Indemnitees for such Losses in excess of $5,000,000. The maximum aggregate amount of Losses for which the Seller Indemnifying Parties will be obligated to indemnify the Purchaser Indemnitees under Section 10.02(a), Section 10.02(e), Section 10.02(f) and Section 10.02(g) shall be the amount then-remaining in the Escrow Account in accordance with Section 2.09 and otherwise subject to the terms of this Agreement. The maximum aggregate amount of Losses for which the Seller Indemnifying Parties will be obligated to indemnify the Purchaser Indemnitees for Transferred Pre-Closing Contractual Liabilities described on Section 1.01(g) of the Disclosure Letter shall be the amount then-remaining in the Escrow Account in accordance with Section 2.09 and otherwise subject to the terms of this Agreement. Unless otherwise provided in this Agreement and subject to all applicable limitations on indemnification under this Agreement, any indemnifiable Losses payable to a Purchaser Indemnitee under this Article X may be satisfied from the Escrow Account or from the Seller Parties. In respect of any indemnifiable matter under this Article X, the Indemnified Party shall use reasonable efforts to mitigate Losses.

SECTION 10.08. Adjustment to Purchase Price. Any payment under this Article X shall be treated as an adjustment to the Closing Purchase Price for all applicable Tax purposes, except as otherwise required pursuant to a final “determination” (within the meaning of Section 1313(a) of the Code) or similar determination under applicable state, local or non-U.S. Tax Law.

SECTION 10.09. Order of Recourse; Sole and Exclusive Remedy.

(a)             If any Purchaser Indemnitee actually receives such insurance proceeds prior to being indemnified with respect to such Losses under this Agreement, the payment under this Agreement with respect to such Losses shall take into account the amount of such insurance proceeds, less reasonable attorneys’ fees and all reasonable out-of-pocket costs and expenses incurred in connection with such recovery. If any Purchaser Indemnitee actually receives such insurance proceeds or indemnity or contribution payments after being indemnified with respect to such Losses such that such Purchaser Indemnitee (after taking into account reasonable attorneys’ fees and all reasonable out-of-pocket costs and expenses incurred in connection with such recovery) actually receives an amount in connection therewith in excess of its related Losses (the “Excess Recovery”), the Purchaser shall pay to the applicable Seller Party or Affiliate designated by the Seller Parties the lesser of (x) the amount of such insurance proceeds, less reasonable attorneys’ fees and all reasonable out-of-pocket costs and expenses incurred in connection with such recovery and (y) the Excess Recovery.

(b)            Notwithstanding anything to the contrary contained in this Agreement or any Transaction Document, the Purchaser (i) acknowledges that the Selling Entities (and certain other members of the Seller Group) intend to liquidate, wind up their remaining operations and/or dissolve following the Closing Date (but no sooner than 24 months following the Closing Date) and (ii) hereby agrees that nothing in this Agreement or any Transaction Document shall prevent such actions and the members of the Seller Group shall be released from any post-Closing obligations as of immediately prior to such liquidation, winding up and/or dissolutions (except any pending claims against the Escrow Account); provided, that the Seller Parties that have any obligations under this Agreement or any Transaction Document shall not be so released until twenty-four (24) months following the Closing Date. The Seller Parties and the Purchaser acknowledge and agree that, following the Closing, except for claims based on Fraud, claims of either party pursuant to Section 2.09, and claims of Seller Indemnitees pursuant to Section 7.03(h), Section 7.13 and Section 7.18(g), and except as may be otherwise expressly agreed in a Transaction Document, the Seller Parties’ and the Purchaser’s (and each of their respective Affiliates’) sole and exclusive remedy with respect to any and all claims for monetary relief in respect of Losses (including claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability or otherwise) that such party (or its Affiliates) may from time to time suffer of incur, or become subject to, as a result of or in connection with or relating to this Agreement, the Transactions, the Business, the Transferred Interests, the Purchased Assets, the Excluded Assets, the Assumed Liabilities or the Excluded Liabilities shall be pursuant to the provisions set forth in this Article X.

ARTICLE XI

Miscellaneous

SECTION 11.01. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be delivered by hand or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand, or if mailed, three (3) calendar days after mailing (or one (1) business day in the case of express mail or overnight courier service), as follows (or at such other address for a party as shall be specified by like notice):

If to the Purchaser:

Group 1 Automotive, Inc.
800 Gessner, Suite 500
Houston, Texas 77024
Attention:	General Counsel

with a copy to (such copy not to constitute notice):

Vinson & Elkins LLP
1001 Fannin, Suite 2500
Houston, Texas 77002
Attention:	Gillian Hobson
E-mail:	ghobson@velaw.com

If to the Seller Parties:

c/o Highline Management Inc.
535 W 24th Street, 6th Floor
New York, NY 10011
Attention:	General Counsel

with a copy to (such copy not to constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
155 N. Wacker Drive
Chicago, IL 60606
Attention:	Howard L. Ellin
Kimberly A. deBeers
E-mail:	howard.ellin@skadden.com
kimberly.debeers@skadden.com

Akerman LLP
98 Southeast Seventh Street, Suite 1100
Miami, FL 33131
Attention:	Jonathan L. Awner
E-mail:	jonathan.awner@akerman.com

SECTION 11.02. Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

SECTION 11.03. Extension; Waiver. At any time prior to the Closing Date, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

SECTION 11.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent permitted by applicable Law.

SECTION 11.05. Counterparts. This Agreement may be executed in two or more counterparts (including by digital or other electronic means), and delivered by e-mail or facsimile, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties. Any copy of this Agreement made by reliable means (e.g., photocopy or facsimile) is considered an original.

SECTION 11.06. Entire Agreement; Third-Party Beneficiaries. This Agreement, together with the other Transaction Documents and the Confidentiality Agreement, (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the Transactions and (b) except for this Section 11.06 and as provided in this clause (b), is not intended to confer upon any Person other than the parties any rights or remedies, it being understood that (i) the Persons released pursuant to Section 11.10 shall have the right to enforce their respective rights under Section 11.10, (ii) from and after the Closing, the Purchaser Indemnitees and the Seller Indemnitees shall be third-party beneficiaries of Article X and each shall have the right to enforce their respective rights thereunder, and (iii) the Existing Counsel is a third-party beneficiary of Section 11.11 and shall have the right to enforce its rights thereunder; provided, that Section 11.10 is intended for the benefit of and is enforceable by the Financing Sources, provided that in each case such party will be subject to all the limitations and procedures of this Agreement as if it were a party hereunder. For the avoidance of doubt, the Financing Sources shall be deemed third party beneficiaries of the provisions set forth in Section 11.10, each of which shall be enforceable by each Financing Source and none of which shall be amended or otherwise modified in any way that adversely affects the rights of any Financing Source without the prior written consent of the Financing Sources.

SECTION 11.07. Governing Law. Subject to Section 11.10, this Agreement, and all matters, claims or causes of action (whether at law, in equity, in Contract, in tort or otherwise) based upon, arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

SECTION 11.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties; provided that (1) within ten (10) business days following the date of this Agreement, the Purchaser may designate by written notice to the Seller Parties and (2) thereafter prior to, and in any event at least thirty (30) days in advance of, the Closing, the Purchaser may designate, with the written consent of the Seller Parties (not to be unreasonably withheld), in each case, one or more wholly owned Subsidiaries to, at the Closing, (i) acquire all or part of the Purchased Assets or Transferred Interests, (ii) assume all or part of the Assumed Liabilities, as the case may be, in which event all references herein to the Purchaser will be deemed to refer to such Affiliates, as appropriate; provided, however, that no such designation will in any event limit or affect the obligations of the Purchaser under this Agreement to the extent not performed by such Affiliates. Any purported assignment without such consent shall be null and void. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

SECTION 11.09. Enforcement; Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.

(a)            The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions, specific performance or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled at law or in equity. The right of specific enforcement is an integral part of the Transactions and without that right, neither the Seller Parties nor the Purchaser would have entered into this Agreement. Each party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.09 shall not be required to provide any bond or other security in connection with any such order or injunction, and the party opposing such injunction or injunctions hereby agrees that it shall not contest the amount or absence of any such bond or other security requested or offered by the party seeking such injunction or injunctions. If, prior to the Termination Date, any party hereto brings any Action, in each case, in accordance with this Section 11.09, to enforce specifically the performance of the terms and provisions hereof by any other party, the Termination Date shall automatically be extended by such time period as established by the court presiding over such Action. Upon any Action between or among the parties to enforce any provisions or rights hereunder, the predominately non-prevailing party shall pay to the predominately prevailing party therein all costs and expenses of such party (and any of such party’s agents, such as attorneys or accountants) expressly including, but not limited to, reasonable attorneys’ fees and court costs incurred therein by such successful party, which costs, expenses and attorneys’ fees will be included in and as a part of any judgment rendered in such litigation.

(b)            Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware and any state or federal court within the State of Delaware in the event any dispute arises out of this Agreement or the Transactions, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any Action relating to this Agreement or the Transactions in any court other than the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the federal court of the United States sitting in the State of Delaware, and the appellate courts thereof, (iv) UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATED TO OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS, (v) waives the defense of an inconvenient forum to the maintenance of any Action related to or arising out of this Agreement or the Transactions and (vi) consents to service of process being made through the notice procedures set forth in Section 11.01. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware. The parties hereto agree that a final Judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the Judgment or in any other manner provided by applicable Law.

SECTION 11.10. No Recourse Against Nonparty Affiliates.

(a)             Claims, causes of action or Liabilities (whether in Contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or any other Transaction Document, or the negotiation, execution, or performance of this Agreement or any other Transaction Document (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or any other Transaction Document), may be made only against (and are those solely of) the entities that are expressly identified as parties in the Preamble to this Agreement or in the applicable Transaction Document (“Contracting Parties”), and then only with respect to the specific obligations set forth herein (with respect to the parties identified in the Preamble to this Agreement) or therein (with respect to the parties to such Transaction Document). No Person who is not a Contracting Party, including any director, manager, officer, employee, incorporator, member, limited or general partner, unitholder, stockholder, affiliate, agent, attorney, or Representative of, and any financial advisor or lender to, any Contracting Party (“Nonparty Affiliates”), shall have any Liability (whether in Contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action or Liabilities arising under, out of, in connection with, or related in any manner to this Agreement or such other Transaction Document, as applicable, or based on, in respect of, or by reason of this Agreement or such other Transaction Document, as applicable, or its negotiation, execution, performance, or breach; and, to the maximum extent permitted by applicable Law, each Contracting Party hereby waives and releases all such claims, causes of action and Liabilities against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by applicable Law, (i) each Contracting Party hereby waives and releases any and all rights, claims, demands or causes of action that may otherwise be available in law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose Liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise and (ii) each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any other Transaction Document or any representation or warranty made in, in connection with, or as an inducement to this Agreement or any other Transaction Document. No Seller Party, nor any of its Affiliates or their respective officers, employees or Representatives, (A) will have any rights or claims against any Financing Source (solely in their respective capacities as Financing Sources) in connection with this Agreement or any other Transaction Document or otherwise in respect of the Transactions, including any commitments by the Financing Sources in respect of financing the transactions contemplated by this Agreement, (B) will seek to enforce this Agreement against any Financing Source (solely in their respective capacities as Financing Sources) or (C) will bring any claim or cause of action against any Financing Source (solely in their respective capacities as Financing Sources) under this Agreement or any other Transaction Document or otherwise in respect of the Transactions, including any commitments by the Financing Sources in respect of financing the transactions contemplated by this Agreement. In addition, in no event will any Financing Source (solely in their respective capacities as Financing Sources) be liable for consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings) or damages of a tortious nature in connection with this Agreement or any other Transaction Document or otherwise in respect of the Transactions, including any commitments by the Financing Sources in respect of financing the transactions contemplated by this Agreement.

(b)            Notwithstanding anything herein to the contrary, to the extent the provisions of Section 11.10(a) are determined by a court of competent jurisdiction to not be enforceable, the parties hereto acknowledge and irrevocably agree (i) that any proceeding, whether involving claims in law or in equity, whether in contract or in tort or otherwise, involving the Financing Sources arising out of, or relating to, the transactions contemplated by this Agreement and the Transaction Documents, the Debt Financing or the performance of services thereunder or related thereto shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, New York, New York, and any appellate court thereof and each party hereto submits for itself and its property with respect to any such proceeding to the exclusive jurisdiction of such court, (ii) not to bring or permit any of their controlled Affiliates to bring or support anyone else in bringing any such proceeding in any other court, (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in Section 11.01 shall be effective service of process against them for any such proceeding brought in any such court, (iv) to waive and hereby waive, to the fullest extent permitted by applicable legal requirements, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such proceeding in any such court, (v) to waive and hereby waive any right to trial by jury in respect of any such proceeding, (vi) that a final judgment in any such proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable legal requirements, and (vii) that any such proceedings shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the conflicts of law rules of such State that would result in the application of the laws of any other State.

SECTION 11.11. Legal Representation.

(a)             Each of the parties to this Agreement acknowledges and agrees that Skadden, Arps, Slate, Meagher & Flom LLP and Akerman LLP (collectively, “Existing Counsel”) has acted as counsel for an Affiliate of the Seller Parties and may have acted as counsel for Seller Parties (including the Transferred Entities) in connection with this Agreement and the Transactions (the “Acquisition Engagement”).

(b)            Each of the parties to this Agreement acknowledges and agrees that all confidential communications between a member of the Seller Group or any of their respective Affiliates (including the Transferred Entities), on the one hand, and any Existing Counsel or internal counsel of the Seller Group or any of its Affiliates, on the other hand, in the course of the Acquisition Engagement, and any attendant attorney-client privilege, attorney work product protection, and expectation of client confidentiality applicable thereto, shall be deemed to belong solely to the Seller Parties and their retained Affiliates, and shall not pass to or be claimed, held, or used by the Purchaser or any of its Affiliates (including the Transferred Entities) upon or after the Closing. Accordingly, the Purchaser shall not have access to any such communications, or to the files of any Existing Counsel or such internal counsel relating to the Acquisition Engagement, whether or not the Closing occurs. Without limiting the generality of the foregoing, upon and after the Closing, (i) to the extent that files of any Existing Counsel or such internal counsel in respect of the Acquisition Engagement constitute property of the client, only the Seller Parties and their respective Affiliates shall hold such property rights, and (ii) Existing Counsel shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Purchaser or any of its Affiliates or any Transferred Entity by reason of any attorney-client relationship between Existing Counsel and the Transferred Entities or otherwise. If and to the extent that, at any time subsequent to Closing, the Purchaser or any of its Affiliates shall have the right to assert or waive any attorney-client privilege with respect to any communication between a member of the Seller Group or its Affiliates and Existing Counsel or such internal counsel that occurred at any time prior to the Closing, the Purchaser, on behalf of itself and its Affiliates and the Transferred Entities shall be entitled to waive such privilege only with the prior written consent of the Seller Parties.

(c)             Each of the parties to this Agreement acknowledges and agrees that any Existing Counsel may represent or continue to represent the Seller Parties or any of their respective Affiliates in future matters. Accordingly, the Purchaser, on behalf of itself and its Affiliates expressly: (i) consents to each Existing Counsel’s representation of the Sellers and any of their respective Affiliates in any matter, including any post-Closing matter in which the interests of the Purchaser or any of its Affiliates (including the Transferred Entities), on the one hand, and the Seller Parties or any of their respective Affiliates, on the other hand, are adverse, including any matter relating to the Transactions, and whether or not such matter is one in which Existing Counsel may have previously advised the Seller Parties or any of its Affiliates; and (ii) consents to the disclosure by each Existing Counsel to the Seller Parties or any of their respective Affiliates of any information learned by such Existing Counsel in the course of its representation of the Seller Parties or any of their respective Affiliates, whether or not such information is subject to attorney-client privilege, attorney work product protection, or such Existing Counsel’s duty of confidentiality.

(d)            The Purchaser, on behalf of itself and its Affiliates, further covenants and agrees that each shall not assert any claim, and that it hereby waives any claim, against any Existing Counsel in respect of legal services provided to or on behalf of the Business or the Transferred Entities by such Existing Counsel in connection with the Acquisition Engagement.

(e)             The Transferred Entities and the Purchaser and its Affiliates that acquire the Purchased Assets shall not have any attorney-client relationship with any Existing Counsel from and after the Closing, unless and to the extent such Existing Counsel is specifically engaged in writing by the Purchaser or the Transferred Entities to represent such entity after the Closing. Any such representation by such Existing Counsel after the Closing shall not affect the foregoing provisions hereof.

(f)             The Purchaser and the Seller Parties consent to the arrangements in this Section 11.11 and agree to take, and to cause their respective controlled Affiliates to take, all steps necessary to implement the intent of this Section 11.11 and not to take or cause their respective controlled Affiliates to take positions contrary to the intent of this Section 11.11. The Purchaser and the Seller Parties further agree that each Existing Counsel is a third-party beneficiary of this Section 11.11.

SECTION 11.12. Schedules. All Schedules attached hereto are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any of the Schedules shall be deemed to refer to this entire Agreement, including all Schedules and Exhibits. The disclosure of an item in one schedule shall be deemed to disclose an exception to another representation or warranty in this Agreement if it is reasonably apparent on its face that the disclosure would apply to such representation and warranty. Neither the specification of any dollar amount in any representation or warranty contained in this Agreement, nor the inclusion of any specific item in a Schedule is intended to imply that such amount, or any higher or lower amount, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not included in a Schedule is or is not material for purposes of the Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

GROUP 1 AUTOMOTIVE, INC.

By
	Name:	Daniel J. McHenry
	Title:	Chief Financial Officer

GPB PORTFOLIO AUTOMOTIVE, LLC

By	/s/ Wesley Pandoff
	Name:	Wesley Pandoff
	Title:	Chief Financial Officer

CAPSTONE AUTOMOTIVE GROUP, LLC

By	/s/ Wesley Pandoff
	Name:	Wesley Pandoff
	Title:	Chief Financial Officer

CAPSTONE AUTOMOTIVE GROUP II, LLC

By	/s/ Wesley Pandoff
	Name:	Wesley Pandoff
	Title:	Chief Financial Officer

AUTOMILE PARENT HOLDINGS, LLC

By	/s/ Wesley Pandoff
	Name:	Wesley Pandoff
	Title:	Chief Financial Officer

[Signature Page to Purchase Agreement]

AUTOMILE TY HOLDINGS, LLC

By	/s/ Wesley Pandoff
	Name:	Wesley Pandoff
	Title:	Chief Financial Officer

PRIME REAL ESTATE HOLDINGS, LLC

By	/s/ Robert Chmiel
	Name:	Robert Chmiel
	Title:	Chief Executive Officer

[Signature Page to Purchase Agreement]

Exhibit A

Fixed Assets

The purchase price for Fixed Assets will be an amount equal to the depreciated net book value of the Fixed Assets as set forth on the applicable balance sheet of a Selling Entity after being entered on the original in service date (i.e., the date purchased by Seller or, if purchased used, the date purchased by the original owner) as of the month end immediately preceding the Closing Date, plus the depreciated net book value of any such assets purchased after the date of the balance sheet. The vehicles used in the operation of the Business (other than New Vehicles, Used Vehicles, Demonstrator Vehicles and Loaner Vehicles) or titled in the name of a Selling Entity will be valued as if they were Used Vehicles.

New Vehicles

Each New Vehicle will have a purchase price in an amount equal to the actual net cost to the Selling Entities of each New Vehicle, as reflected on the Manufacturer’s original invoice without interest or finance cost; plus the Selling Entities’ actual, direct out-of-pocket cost of dealer- installed optional parts and accessories installed upon New Vehicles (excluding labor, rust- proofing, undercoating, nitrogen, scotch guarding, and non-Manufacturer alarm systems, theft protection devices and GPS devices); less the cost of any accessories, equipment or parts missing from any New Vehicle; less all applicable dealer hold-backs, incentives (in any form, including wholesale, essential brand element and standards for excellence programs) and rebates (including all floor plan credits, advertising consideration or other inventory-based rebates, allowances or incentives paid or payable to the Selling Entities); less “prep” expenses for New Vehicles which have not yet been prepared for sale; and less the cost to repair any damage and any related diminution in value. The purchase price of New Vehicles with more than 500 miles but less than 5,000 miles will be reduced by $0.25 per mile. New Vehicles with 5,000 or more miles or damage required by applicable Law to be disclosed to consumers, will be valued as a Used Vehicle (described below).

Used Vehicles

Each Used Vehicle will have a purchase price in an amount per the following: Prior to the Closing Date, the Seller Parties will determine the transactional MMR Value (defined below) for every Used Vehicle in the Selling Entities’ inventory as of such date and will provide the Purchaser a list of Used Vehicles for which the transactional MMR Value (https://publish.manheim.com/en/help/mmr.html) was determined (the “Used Vehicle Schedule”).

“MMR Value” means the average value (with seasonal adjustment) for a used vehicle in the most recent Manheim Market Report National Database, then decreased by the value of any standard options on the Used Vehicle that are not present.

The parties will mutually agree no later than three (3) business days prior to Closing on the methodology for handling market condition, equipment, and vehicle history adjustments for Used Vehicles. The Purchaser shall purchase each Used Vehicle on the Used Vehicle Schedule for the transactional MMR Value at the Closing unless the Selling Entities shall have sold such Used Vehicle before Closing.

The Purchaser will purchase all Used Vehicles that the Selling Entities acquire as trade-ins after the Used Vehicle Schedule is developed for the values calculated as provided above.

The Selling Entities may sell any Used Vehicle on the Used Vehicle Schedule or acquired after such Used Vehicle Schedule was developed at such price and on such terms as the Selling Entities shall determine in their sole and absolute discretion at any time before Closing.

The Seller Parties, on the one hand, and the Purchaser, on the other hand, shall each be responsible for fifty percent (50%) of all amounts payable to MMR for obtaining the transactional MMR Value.

Demonstrator Vehicles

Each Demonstrator Vehicle will have a purchase price equal to the purchase price that would be assigned to such vehicle if it were a New Vehicle, less any credits specific to demonstrator vehicles, less $0.25 per mile in excess of 500 miles, reflected on such Demonstrator Vehicle’s odometer as of the Closing.

Loaner Vehicles

The purchase price for Loaner Vehicles will be determined by the rules governing the Manufacturer program and State licensing requirements at each franchise location.

(a)  Where applicable, Purchaser shall be obligated to assume and acquire the Selling Entities’ leases and lease carry balances under existing Manufacturer-mandated service loaner lease programs for vehicles that are enrolled in the program on the Closing Date. Purchaser shall be entitled to be paid all money and other discounts received or receivable under any Manufacturer programs with respect to the Loaner Vehicles acquired by Purchaser.

(b)  Titled and registered Loaner Vehicles (hard plated) will be the payoff price pursuant to any Manufacturer program (e.g., TRAC).

(c)  Untitled Loaner Vehicles will be priced as New Vehicles. Purchaser shall be entitled to be paid all money and other discounts received or receivable under any Manufacturer programs with respect to the Loaner Vehicles acquired by Purchaser.

(d)  Any Loaner Vehicle enrolled in a Manufacturer program but in violation of age or mileage limits of said program will be priced as a Used Vehicle.

Parts and Accessories

Manufacturer Parts and Accessories

Manufacturer Parts and Accessories will be classified as “returnable” or “non-returnable.” The terms “returnable parts” and “returnable accessories” means only those new undamaged replacement parts and new undamaged accessories for Manufacturer vehicles which are listed (coded) in the latest current Master Parts Price List Suggested List Prices and Dealer Prices (or other applicable similar Manufacturer price lists, with supplements or the equivalent in effect as of the applicable date, the “Master Price List”), as returnable to the Manufacturer at not less than the purchase price reflected in the Master Price List and are within the limits of returnable parts established by the Manufacturer from time to time.

Returnable. The purchase price for all of the Selling Entities’ Manufacturer “OEM” returnable parts and returnable accessories with sales in the twelve (12) months prior to the Closing Date for an amount equal to the price listed in the Master Price List (less all applicable rebates and discounts).

Nonreturnable. The purchase price for all of the Selling Entities’ non-returnable parts useable on Manufacturer vehicles will be an amount equal to twenty-five percent of the price listed in the Master Price List (less all applicable rebates and discounts). The purchase price for obsolete parts or accessories will be mutually agreed to by the parties no later than ten (10) days prior to the Closing Date.

Non-Manufacturer Parts and Accessories

The purchase price for Non-Manufacturer Parts and Accessories useable on Manufacturer vehicles shall be an amount equal to the Selling Entities’ actual cost less all applicable allowances and discounts paid or payable to the Selling Entities.

Upon Closing, to the extent allowed by the applicable Manufacturer, the Selling Entities will be deemed to have automatically assigned, and shall assign, to the Purchaser all of the Selling Entities’ parts return rights without any further action. If any parts and accessories or other inventories or goods that the Purchaser is not obligated to purchase hereunder are not removed from the Real Property within ten (10) days after the Closing Date, such property will automatically become Purchased Assets transferred to the Purchaser pursuant to the Bill of Sale and Assignment and Assumption Agreement without additional consideration.

Supplies

All of the Dealerships’ useable miscellaneous supply inventories, including but not limited to batteries, nuts, bolts, screws, gas, oil, grease, fluids, solvents, paint and body shop materials shall be purchased at Sellers’ verifiable actual cost net of any discount received or to be received by Sellers. With respect to non-bulk oil, grease, fluids, solvents, paint and body shop materials, the Purchaser will only be obligated to pay for any such inventories that are in unopened containers, and if any such items are not removed from the Real Property within ten (10) days after the Closing Date, such property will automatically become Purchased Assets transferred to the Purchaser pursuant to the Bill of Sale and Assignment and Assumption Agreement without additional consideration.

Tires

The purchase price for all returnable and unexpired new tires with sales in the last 12 months shall be cost net of any discount received or to be received by the Selling Entities. Tires beyond their expiration date will be excluded from the sale. To the extent allowed by the applicable tire vendor, the Selling Entities will be deemed to have automatically assigned, and shall assign, to the Purchaser all of the Selling Entities’ parts return rights without any further action. Any tires that the Purchaser is not obligated to purchase hereunder which are not removed from the Real Property within ten (10) days after the Closing Date, will automatically become Purchased Assets transferred to the Purchaser pursuant to the Bill of Sale and Assignment and Assumption Agreement without additional consideration.

Work in Process

The purchase price for Work in Process shall be an amount equal to the Selling Entities’ actual cost for parts, labor, and sublet repairs for any such orders.

Other Assets

The purchase price for other assets shall be cost of the Selling Entities.

Transferred Owned Real Property

The purchase price for the Transferred Owned Real Property shall be the aggregate of the amounts set forth in the Selling Entities’ fair market value appraisals of the Transferred Owned Real Property as obtained prior to the date hereof (each, a “Seller Parties’ Appraisal”); provided, that the Purchaser may, at its option and sole expense, obtain a fair market value appraisal of any of the Transferred Owned Real Property within 30 days of the date hereof (a) by a third party MAI appraiser who is a member of the American Institute of Real Estate Appraisers with experience in the appraisal of commercial real estate properties similar to the Transferred Owned Real Property in the market in which the Transferred Owned Real Property that is the subject of such appraisal is located and is reasonably acceptable to Seller Parties, and (b) that utilizes (i) the same valuation methodology as specifically identified in the Seller Parties’ Appraisal for the subject Transferred Owned Real Property, or, (ii) if the valuation methodology used by the appraiser was not specifically identified in the Seller Parties’ Appraisal for the subject Transferred Owned Real Property, a valuation methodology substantially similar to that described in such Seller Parties’ Appraisal (including, in each case of (i) and (ii), any basis for such valuation, e.g., highest and best use) (each, a “Purchaser Parties’ Appraisal”). If the applicable Purchaser Parties’ Appraisal for a particular Transferred Owned Real Property is no more than 110% nor less than 90% of the value shown in the Seller Parties’ Appraisal, then the average of the appraised values set forth in the Purchaser Parties’ Appraisal and the Seller Parties’ Appraisal, respectively, shall be used as the purchase price for such Transferred Owned Real Property. If such Purchaser Parties’ Appraisal is more that 110% or less than 90% of the value shown in the Seller Parties’ Appraisal, the parties shall jointly select an independent third party appraiser (with the same qualifications described above) to perform an additional appraisal. In such case, the third party appraiser’s valuation shall be used but may not in any event be an amount lower than the lower of the parties’ appraisals or higher than the higher of the parties’ appraisals.

Closing Working Capital

Unless otherwise specified herein, the Current Assets and Current Liabilities shall be determined in accordance with GAAP provided that 1) any accounts receivable (other than factory/Manufacturer receivables), existing as of the Closing Date which is proposed for inclusion as a Current Asset in the Closing Statement and in the Closing Amounts and has been outstanding at such time for in excess of 90 days shall be valued at zero for purposes of calculating the aggregate Current Assets in the Closing Statement and 2) any accounts receivable (other than factory/Manufacturer receivables), existing as of the Closing Date which is proposed for inclusion as a Current Asset in the Revised Closing Statement and in the Final Closing Amounts and has been outstanding at such time for in excess of 90 days shall be valued at zero for purposes of calculating the aggregate Current Assets in the Revised Closing Statement.

Exhibit B

FORM OF BILL OF SALE, ASSIGNMENT & ASSUMPTION

This Bill of Sale Assignment and Assumption Agreement (this “Bill of Sale”), dated as of [●], 2021 (the “Effective Date”), is by and among Group 1 Automotive, Inc., a Delaware corporation (the “Purchaser”) and each of the entities set forth on Annex A hereto under the heading “Selling Entities” (each, a “Selling Entity” and together the “Selling Entities”).

RECITALS

WHEREAS, the Purchaser and GPB Portfolio Automotive, LLC, a Delaware limited liability company, Capstone Automotive Group, LLC, a Delaware limited liability company, Capstone Automotive Group II, LLC, a Delaware limited liability company, Automile Parent Holdings, LLC, a Delaware limited liability company, and Automile TY Holdings, LLC, a Delaware limited liability company (each, a “Seller” and collectively, the “Sellers”), and Prime Real Estate Holdings, LLC, a Delaware limited liability company (the “Real Estate Equity Seller” and together with the Sellers, the “Seller Parties”) have entered into that certain Purchase Agreement, dated as of September 12, 2021, pertaining to, among other things, the sale of certain assets owned by Selling Entities (as amended, supplemented or modified from time to time, the “Purchase Agreement”), pursuant to which, on the terms and subject to the conditions set forth in the Purchase Agreement, (a) the Selling Entities shall sell, transfer, assign and deliver to the Purchaser, and Purchaser shall purchase, acquire, assume and accept from each Selling Entities, all of such Selling Entity’s right, title and interests in, to and under the Purchased Assets (as defined in the Purchase Agreement), and (b) Purchaser shall assume all the Assumed Liabilities (as defined in the Purchase Agreement); and

WHEREAS, the parties desire to enter into this Bill of Sale in connection with the consummation of the transactions contemplated by the Purchase Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants set forth in the Purchase Agreement and hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Selling Entities hereby agree as follows:

1.	Definitions. Capitalized terms which are used but not otherwise defined in this Bill of Sale shall have the meaning ascribed to such terms in the Purchase Agreement.

2.	Sale, assignment and transfer.

As of the Effective Date, each Selling Entity hereby sells, assigns, transfers, conveys and delivers to Purchaser all of such Selling Entity’s right, title and interests in, to or under the Purchased Assets (other than the Transferred Intellectual Property, which shall be conveyed pursuant to an Intellectual Property Assignment) unto Purchaser, free and clear of any Liens other than Permitted Liens. No right, title or interest in the Purchased Assets is reserved to, or retained by, any Selling Entity. Notwithstanding anything to the contrary in this Bill of Sale, nothing in this Bill of Sale, the Purchaser is not purchasing, and no Selling Entities are selling, assigning, transferring, conveying or delivering, pursuant to this Assignment, any of the Selling Entities’ (or any of their respective Affiliates’) right, title or interest in any asset that is not a Purchased Asset.

3.	Assumption.

In consideration of the sale, assignment, transfer, conveyance, and delivery to the Purchaser of all of the Selling Entities’ right, title and interests in, to and under the Purchased Assets as described in Section 1 above, the Seller Group hereby assign, and Purchaser hereby assumes, the Assumed Liabilities. Each member of the Seller Group shall retain all Excluded Liabilities. Purchaser is not assuming any liabilities or obligations of the Seller Group under this Bill of Sale except as expressly stated in the Purchase Agreement as an Assumed Liability.

4.	No Third-Party Beneficiaries.

This Bill of Sale is for the sole benefit of the parties hereto and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Bill of Sale, except such rights as shall inure to a successor or assignee hereof.

5.	Miscellaneous.

(a)	Purchase Agreement Terms. Nothing in this Bill of Sale modifies, expands or limits the terms of the Purchase Agreement. Conflicts between the terms and conditions of this Bill of Sale and the terms and conditions of the Purchase Agreement will be resolved in favor of the Purchase Agreement.

(b)	Binding Effect. This Bill of Sale will be binding upon, and will inure to the benefit of, the parties hereto and their respective successors and assigns.

(c)	Applicable Law. THIS BILL OF SALE AND THE RIGHTS OF THE PARTIES HEREUNDER SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

(d)	Amendment or Modification. This Bill of Sale may not be amended except by an instrument in writing signed by each of the parties hereto.

(e)	Interpretation. If any term or other provision of this Bill of Sale is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Bill of Sale shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Bill of Sale so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions herein are fulfilled to the extent permitted by applicable Law.

(f)	Counterparts. This Bill of Sale may be executed in two or more counterparts (including by digital or other electronic means), and delivered by e-mail or facsimile, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties. Any copy of this Bill of Sale made by reliable means (e.g., photocopy or facsimile) is considered an original.

[Signature pages follow]

2

IN WITNESS WHEREOF, undersigned executed and delivered this Bill of Sale as of [●], 2021.

SELLER PARTIES:	[To come]

[Signature Page to the Bill of Sale, Assignment & Assumption]

PURCHASER:	GROUP 1 AUTOMOTIVE, INC.

By:
Printed Name:
Title:

[Signature Page to the Bill of Sale, Assignment & Assumption]

Exhibit C

FORM OF ASSIGNMENT AGREEMENT FOR TRANSFERRED INTERESTS

[            ]

THIS ASSIGNMENT AGREEMENT FOR TRANSFERRED INTERESTS (this “Assignment”) is made and entered into as of                       , 2021 (the “Effective Date”) by and between Prime Real Estate Holdings, LLC, a Delaware limited liability company (“Assignor”) in favor of Group 1 Automotive, Inc., a Delaware corporation (“Assignee”).

WHEREAS, Assignor and Assignee are parties to that certain Purchase Agreement (the “Purchase Agreement”), dated September 12, 2021, by and among Assignee, GPB Portfolio Automotive, LLC, Capstone Automotive Group, LLC, Capstone Automotive Group II, LLC, Automile Parent Holdings, LLC, and Automile TY Holdings, LLC and Assignor;

WHEREAS, Assignor is the sole member of, and owns one hundred percent (100%) of the membership interests (the “Membership Interests”) in, [                ] (the “Company”);

WHEREAS, Assignor desires to transfer all of its right, title and interest in and to the Membership Interests to Assignee and Assignee desires to approve and accept such assignment; and

WHEREAS, capitalized terms which are used but not otherwise defined in this Assignment shall have the meaning ascribed to such terms in the Purchase Agreement.

NOW, THEREFORE, in consideration of the performance of the obligations of Assignor and Assignee in the Purchase Agreement, and for other good and valuable consideration including the obligations herein, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee agree as follows:

1.            Assignment. Assignor hereby sells, conveys, assigns and transfers all of its right, title and interest in and to the Membership Interests as of the Effective Date, to have and to hold such Membership Interests unto Assignee, and the legal representatives, successors and assigns of Assignee, forever. From and after the Effective Date, Assignor shall not retain any ownership interest in the Company or any assets of the Company.

2.            Substitution as Member. This Assignment is intended to, and shall constitute, the conveyance of all right, title and interest of Assignor in the Company and upon execution and delivery of this Assignment, Assignor shall have withdrawn as a member of the Company and Assignee shall thereafter be admitted as a substituted member of the Company, as the sole member thereof for all purposes.

3.            Assumption of Membership Interests. As of the Effective Date, Assignee hereby approves and accepts the Membership Interests and agrees to continue as a member of the Company and assume all obligations with respect to the Interests.

4.            Benefit and Burden. All terms of this Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

5.            Governing Law. This Assignment shall be construed in accordance with, and be governed by, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

6.            Severability. If any term or other provision of this Assignment is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Assignment shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Assignment so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions herein are fulfilled to the extent permitted by applicable Law.

7.            Counterparts. This Assignment may be executed in two or more counterparts (including by digital or other electronic means), and delivered by e-mail or facsimile, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties. Any copy of this Assignment made by reliable means (e.g., photocopy or facsimile) is considered an original.

8.            Conflicts. This Assignment is delivered pursuant to the terms of the Purchase Agreement and subject to the terms thereof. Conflicts between the terms and conditions of this Assignment and the terms and conditions of the Purchase Agreement will be resolved in favor of the Purchase Agreement.

9.            Amendment. This Assignment may not be amended except by an instrument in writing signed by each of the parties hereto.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, Assignor and Assignee caused this Assignment to be duly executed as of the date first above written.

“ASSIGNOR”

PRIME REAL ESTATE HOLDINGS, LLC,
A Delaware limited liability company

By:
Name:
Title:

[Signature Page to Assignment of Membership Interests]

“ASSIGNEE”

GROUP 1 AUTOMOTIVE, INC.,
a Delaware corporation

By:
Name:
Title:

[Signature Page to Assignment of Membership Interests]

Exhibit D

INTELLECTUAL PROPERTY ASSIGNMENT

This INTELLECTUAL PROPERTY ASSIGNMENT (this “Assignment”), effective as of [●], 2021 (the “Effective Date”), is by and between [●], a [jurisdiction] [entity type] (“[●]”), and [●], a [jurisdiction] [entity type] (“[●]”, and with [●], each, an “Assignor” and collectively, “Assignors”), and Group 1 Automotive, Inc., a Delaware corporation (“Assignee”) (together with Assignors, each a “Party” and, collectively, the “Parties”). All capitalized terms used, but not otherwise defined herein, shall have the respective meanings ascribed to such terms in the Purchase Agreement (defined herein below).

WHEREAS, [●] and Assignee are parties to that certain Purchase Agreement, dated September 12, 2021 (the “Purchase Agreement”), pursuant to which Assignors desire to sell, transfer, assign and deliver to Assignee, and Assignee desires to purchase, acquire, assume and accept from Assignors all of their respective right, title and interest in and to all of the Transferred Intellectual Property, including the (i) Trademark applications and/or registrations set forth on Schedule A hereto, and (ii) domain names set forth on Schedule B hereto.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.            Each Assignor (on behalf of itself and its Affiliates) does hereby sell, transfer, assign, convey and deliver to Assignee all of their respective right, title and interest in and to the Transferred Intellectual Property, together the right to all past, present and future income, royalties, damages and payments due with respect to the foregoing and all rights of action, both at law and in equity with respect thereto, including all rights to sue, settle any claims, and collect all damages for any past, present, or future infringement or misappropriation of the Transferred Intellectual Property, including the goodwill of the businesses connected to the use of any of the Transferred Intellectual Property, the same to be held and enjoyed by the Assignee, its successors and assigns forever.

2.            Assignee shall have the right to record this Assignment with all applicable Governmental Authorities, domain name registrars and other applicable entities so as to perfect its ownership of the Transferred Intellectual Property.

3.            Nothing contained in this Assignment is intended to or shall be deemed to modify, alter, amend or otherwise change any of the rights or obligations of the Parties and their respective Affiliates under the Purchase Agreement. The representations, warranties, covenants, agreements, and indemnities contained in the Purchase Agreement shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein, where applicable. The Parties agree that, in the event of any discrepancy or inconsistency, the terms of the Purchase Agreement shall prevail over the terms of this Assignment, or any document entered into pursuant to this Assignment.

4.            This Assignment may be executed in two or more counterparts (including by digital or other electronic means), and delivered by e-mail or facsimile, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties. Any copy of this Assignment made by reliable means (e.g., photocopy or facsimile) is considered an original.

5.            This Assignment, and all matters, claims or causes of action (whether at law, in equity, in Contract, in tort or otherwise) based upon, arising out of or relating to this Assignment or the negotiation, execution or performance of this Assignment, shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

6.            Neither this Assignment nor any of the rights, interests or obligations under this Assignment shall be assigned, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties. Any purported assignment without such consent shall be null and void. This Assignment will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have caused this Assignment to be executed as of the date above first written.

ASSIGNORS:

[●]

By:
Name:
Title:

[●]

By:
Name:
Title:

[Signature Page To Intellectual Property Assignment]

ASSIGNEE:

GROUP 1 AUTOMOTIVE, INC.

By:
Name:
Title:

[Signature Page To Intellectual Property Assignment]

Schedule A

Trademark Registrations and Trademark Applications

Schedule B

Domain Names

Exhibit E

ALLOCATION OF PURCHASE PRICE
AMONG CONVEYED ASSETS UNDER
I.R.C. SECTION 1060

Class I	Cash and Cash Equivalents	$-
Class II	Actively-traded personal property, certificates of deposit and foreign currency	$-
Class III	Accounts receivable, mortgage and credit card receivables	$-
Class IV	Stock in trade, inventory and property held primarily for sale to customers	$-
Class V	All assets not in classes, I, II, III, IV, VI and VII	$-
Class VI	Section 197 intangibles other than goodwill and going concern value	$-
Class VII	Intangible assets in the nature of goodwill and going concern value	$-
Total of Classes, I, II, III, IV, V, VI, and VII		$-

1.	Date of Sale:

2.	Did the purchase and seller provide for an allocation of the sales price in the sales contract or in another written document signed by both parties?

Yes	No

If yes, are the aggregate fair market values listed for each of asset Classes, I, II, III, IV, V, VI, and VII the amounts agree upon in the sales contract or in a separate written document?

Yes	No

3.	In the purchase of the group of assets (or stock), did the purchaser also purchase a license or a covenant not to complete, or enter into a lease agreement, employment contract, management contract, or similar arrangement with the seller (or managers, directors, owners or employees of the seller)?

Yes	No

If "yes," specify (a) type of agreement and (b) maximum amount of consideration (not including interest) paid or to be paid under agreement. Attach separate sheet detailing the above.

Under the penalties of perjury, the undersigned parties to this Agreement certify that the information provided on this form, to the best of our knowledge and belief, is true, correct and complete.

PURCHASER:	SELLER:

Taxpayer ID No.	Taxpayer ID No.

By:	By:
Buyer	Seller

Exhibit F Execution Version

WELLS FARGO BANK, NATIONAL ASSOCIATION
1525 West W.T. Harris Blvd
Charlotte, NC 28262

CONFIDENTIAL

September 12, 2021

Group 1 Automotive, Inc.

800 Gessner, Suite 500

Houston, TX 77024

Attention: Mr. Daniel McHenry

Re:	Project Rare Commitment Letter
$250.0 Million Senior Unsecured Credit Facility

Ladies and Gentlemen:

You have advised Wells Fargo Bank, National Association (“Wells Fargo Bank” or the “Commitment Party”) that Group 1 Automotive, Inc. (the “Borrower” or “you”) seeks financing to (a) fund a portion of the purchase price for the proposed acquisition (the “Acquisition”) of certain assets (the “Acquired Assets”) from GPB Portfolio Automotive, LLC, Capstone Automotive Group, LLC, Capstone Automotive Group II, LLC, Automile Parent Holdings, LLC, Automile TY Holdings, LLC and Prime Real Estate Holdings, LLC (collectively, the “Seller”) pursuant to that certain Purchase Agreement by and among the Borrower and the Seller (the “Acquisition Agreement”), dated as of the date hereof and (b) pay fees, commissions and expenses in connection with the Transactions (as defined below), as more fully described in the Summary of Proposed Terms and Conditions attached hereto as Annex A (the “Term Sheet”). This Commitment Letter (as defined below) describes the general terms and conditions for a senior unsecured term loan facility of up to $250.0 million (the “Senior Credit Facility”).

As used herein, the term “Transactions” means, collectively, the Acquisition, the borrowing under the Senior Credit Facility on the Closing Date and the payment of fees, commissions and expenses in connection with each of the foregoing. This letter, including the Term Sheet and the Conditions Annex attached hereto as Annex B (the “Conditions Annex”), is hereinafter referred to as the “Commitment Letter”. The date on which the Senior Credit Facility is closed is referred to as the “Closing Date”.

1.            Commitment. Upon the terms and subject to the conditions set forth in this Commitment Letter and in the Fee Letter (as defined below), Wells Fargo Bank is pleased to advise you of its commitment to provide to the Borrower 100% of the principal amount of the Senior Credit Facility (the “Commitment”).

2.            Conditions to Commitment. The Commitment and the undertakings of the Commitment Party hereunder are subject solely to the satisfaction of the conditions precedent set forth in the Term Sheet under the heading “Conditions to Closing and Initial Extensions of Credit” and in the Conditions Annex.

Notwithstanding anything in this Commitment Letter, the Fee Letter or the Financing Documentation (as defined in the Term Sheet) or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (a) the only representations and warranties relating to the Borrower and its subsidiaries and its businesses the accuracy of which shall be a condition to the availability of the Senior Credit Facility on the Closing Date shall be (i) such of the representations made by the Seller or its subsidiaries or affiliates with respect to the Acquired Assets in the Acquisition Agreement as are material to the interests of the Commitment Party (in their capacity as such) (the “Specified Acquisition Agreement Representations”), but only to the extent that you or your affiliates have the right to terminate your or their respective obligations under the Acquisition Agreement or otherwise decline to close the Acquisition as a result of a breach of any such Specified Acquisition Agreement Representations or any such Specified Acquisition Agreement Representations not being accurate (in each case, determined without regard to any notice requirement) and (ii) the Specified Representations (as defined below) and (b) the terms of the Financing Documentation shall be in a form such that they do not impair the availability of the Senior Credit Facility on the Closing Date if the conditions set forth in or referred to in this Commitment Letter are satisfied. For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Term Sheet relating to corporate existence of the Credit Parties and good standing of the Credit Parties in their respective jurisdictions of organization; power and authority, due authorization, execution and delivery and enforceability, in each case, relating to the Credit Parties entering into and performance of the Financing Documentation; no conflicts with or consents under the Credit Parties’ organizational documents; solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its subsidiaries on a consolidated basis; use of proceeds; Federal Reserve margin regulations; the Investment Company Act; the PATRIOT Act; OFAC; and FCPA. This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provision”.

3.            Information. You represent and warrant that (i) all written information and written data (other than the Projections, as defined below, other forward-looking information and information of a general economic or industry specific nature) concerning the Borrower and its subsidiaries, the Acquired Assets and the Transactions that has been or will be made available to the Commitment Party by you, Seller or any of your or their representatives, subsidiaries or affiliates (or on your or their behalf) (the “Information”), when taken as a whole, (x) is, and in the case of Information made available after the date hereof, will be, complete and correct in all material respects and (y) does not, and in the case of Information made available after the date hereof, will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not materially misleading, taken as a whole and (ii) all financial projections concerning the Borrower, and its subsidiaries and the Acquired Assets, taking into account the consummation of the Transactions, that have been or will be made available to the Commitment Party by you, Seller or any of your or their representatives, subsidiaries or affiliates (or on your or their behalf) (the “Projections”) have been and will be prepared in good faith based upon assumptions believed by you or Seller to be reasonable at the time made available to the Commitment Party, it being understood that such Projections are merely a prediction as to future events and are not to be viewed as facts, are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized, that actual results may differ significantly from the projected results and that such differences may be material. You agree that if, at any time prior to the Closing Date, you become aware that any of the representations and warranties contained in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information and the Projections so that such representations are correct in all material respects under those circumstances. Solely as they relate to matters with respect to the Acquired Assets or any Information or Projections provided by the Seller, the foregoing representations and warranties are made to the best of your knowledge. The Commitment Party will be entitled to use and rely upon, without responsibility to verify independently, the Information and the Projections. You acknowledge that the Commitment Party may share with any of our affiliates (it being understood that such affiliates will be subject to the confidentiality agreements between you and the Commitment Party), and such affiliates may share with the Commitment Party, any information related to you, the Acquired Assets (including, without limitation, in each case, information relating to creditworthiness) and the transactions contemplated hereby.

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4.            Expenses. You agree to reimburse the Commitment Party, from time to time on demand, for all reasonable and documented out-of-pocket costs and expenses of the Commitment Party, including, without limitation, reasonable and documented out-of-pocket legal fees and expenses, due diligence expenses and all printing, reproduction, document delivery, travel, CUSIP and communication costs, incurred in connection with the execution of the Senior Credit Facility and the preparation, review, negotiation, execution, delivery and enforcement of this Commitment Letter, the Fee Letter and the Financing Documentation regardless of whether the Closing Date occurs.

5.            Fees. As consideration for the commitments and agreements of the Commitment Party hereunder, you agree to cause to be paid the nonrefundable fees described in the letter dated the date hereof and delivered herewith (the “Fee Letter”) on the terms and subject to the conditions set forth therein.

6.            Indemnification. You agree to indemnify and hold harmless the Commitment Party and each of its affiliates, directors, officers, employees, partners, representatives, advisors and agents and each of their respective successors and assigns (each, an “Indemnified Party”) from and against any and all actions, suits, losses, claims, damages, penalties, liabilities and expenses of any kind or nature (including legal expenses), joint or several, to which such Indemnified Party may become subject or that may be incurred or asserted or awarded against such Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any matters contemplated by this Commitment Letter, the Transactions or any related transaction (including, without limitation, the execution and delivery of this Commitment Letter and the Financing Documentation and the closing of the Transactions) or (b) the use or the contemplated use of the proceeds of the Senior Credit Facility, and will reimburse each Indemnified Party for all reasonable and documented out-of-pocket expenses (including reasonable and documented out-of-pocket attorneys’ fees, expenses and charges) on demand as they are incurred in connection with any of the foregoing; provided that no Indemnified Party will have any right to indemnification for any of the foregoing to the extent resulting from (i) such Indemnified Party’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non- appealable judgment, (ii) a claim brought by you against an Indemnified Party for material breach in bad faith of the funding obligations of such Indemnified Party under this Commitment Letter as determined by a court of competent jurisdiction in a final non-appealable judgment or (iii) any dispute solely among Indemnified Parties, other than any claims against the Commitment Party in its respective capacity or in fulfilling its role as administrative agent under the Senior Credit Facility, and other than any claims arising out of any act or omission on the part of you or your subsidiaries or affiliates. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. You also agree that no Indemnified Party will have any liability (whether direct or indirect, in contract or tort, or otherwise) to you or your affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the transactions contemplated hereby, except to the extent such liability to you is determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from (i) such Indemnified Party’s own gross negligence or willful misconduct or (ii) a claim brought by you against an Indemnified Party for material breach in bad faith of the funding obligations of such Indemnified Party under this Commitment Letter. No party hereto will be liable for any indirect, consequential, special or punitive damages in connection with this Commitment Letter, the Fee Letter, the Financing Documentation or any other element of the Transactions. No Indemnified Party will be liable to you, your affiliates or any other person for any damages arising from the use by others of Informational Materials or other materials obtained by Electronic Means, except to the extent that your damages are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party. You shall not, without the prior written consent of each Indemnified Party affected thereby, settle any threatened or pending claim or action that would give rise to the right of any Indemnified Party to claim indemnification hereunder unless such settlement (x) includes a full and unconditional release of all liabilities arising out of such claim or action against such Indemnified Party, (y) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of such Indemnified Party and (z) requires no action on the part of the Indemnified Party other than its consent.

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7.	Confidentiality.

(a)            This Commitment Letter and the Fee Letter (collectively, the “Commitment Documents”) and the existence and contents hereof and thereof shall be confidential and may not be disclosed, directly or indirectly, by you in whole or in part to any person without our prior written consent, except for (i) the disclosure of the Commitment Documents on a confidential basis to your directors, officers, employees, accountants, attorneys and other professional advisors who have been advised of their obligation to maintain the confidentiality of the Commitment Documents for the purpose of evaluating, negotiating or entering into the Transactions, (ii) the disclosure of the Commitment Documents as required by law or other compulsory process (in which case, you agree, to the extent permitted by law, to inform the Commitment Party promptly in advance thereof), (iii) the disclosure of the Commitment Documents on a confidential basis to the board of directors, officers and advisors of the Seller in connection with its consideration of the Acquisition, (provided that any information relating to pricing, fees and expenses has been redacted in a manner reasonably acceptable to the Commitment Party) and (iv) the disclosure of this Commitment Letter, but not the Fee Letter, in any required filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges. In connection with any disclosure by you to any third party as set forth above (except as set forth in clause (ii) above), you shall notify such third party of the confidential nature of the Commitment Documents and agree to be responsible for any failure by any third party to whom you disclosed the Commitment Documents or any portion thereof to maintain the confidentiality of the Commitment Documents or any portion thereof.

(b)            The Commitment Party shall use all confidential information provided to it by or on behalf of you or your affiliates in the course of the Transactions solely for the purposes of providing the services that are the subject of this Commitment Letter and shall treat all such information as confidential; provided that nothing herein shall prevent the Commitment Party or its affiliates from disclosing any such information, (i) to any prospective lenders or prospective participants (provided that any such disclosure shall be made subject to the acknowledgment and acceptance by such prospective lender or prospective participant that such information is being disseminated on a confidential basis (and they shall agree to be bound to substantially the same terms as are set forth in this paragraph or as are otherwise reasonably acceptable to you and the Commitment Party in accordance with the customary market standard for dissemination of such type of information), (ii) pursuant to the order of any court or administrative agency or in any judicial or administrative proceeding or as otherwise required by law or compulsory legal process (in which case the Commitment Party shall use commercially reasonable efforts to promptly notify you, in advance, to the extent practicable and permitted by law), (iii) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Party (in which case the Commitment Party shall use commercially reasonable efforts to, except with respect to any audit or examination conducted by bank accountants or any governmental regulatory authority exercising examination or regulatory authority, promptly notify you, in advance, to the extent practicable and permitted by law), (iv) to our respective affiliates involved in the Transactions and their and their affiliates’ respective directors, officers, employees, accountants, attorneys, agents and other professional advisors (collectively, “Representatives”) on a need-to-know basis who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (v) to the extent that such information is independently developed by the Commitment Party, so long as the Commitment Party has not otherwise breached its confidentiality obligations hereunder and has not developed such information based on information received from a third party that to its knowledge has breached confidentiality obligations owing to you, (vii) to the extent any such information becomes publicly available other than by reason of disclosure by the Commitment Party in breach of this provision, (vi) to the extent that such information is received by the Commitment Party or an affiliate of the Commitment Party from a third party that is not to its knowledge subject to confidentiality obligations to you or your affiliates, (vii) for purposes of establishing a “due diligence” defense, (viii) in connection with the exercise of any remedies hereunder, any action or proceeding relating to the Commitment Documents or the enforcement of rights thereunder, or (ix) with your prior written consent. The provisions of this paragraph with respect to the Commitment Party and its affiliates shall automatically terminate on the earlier of (x) one year following the date of this Commitment Letter and (y) the execution of the definitive documentation for the Senior Credit Facility (in which case, the confidentiality provisions in the definitive documentation shall supersede the provisions of this paragraph). The terms of this paragraph shall supersede all prior confidentiality or non-disclosure agreements and understandings between you and the Commitment Party relating the Transactions.

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8.            PATRIOT Act Notification. The Commitment Party hereby notifies you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), the Commitment Party is required to obtain, verify and record information that identifies you and any additional Credit Parties, which information includes your and their respective names, addresses, tax identification numbers and other information that will allow the Commitment Party to identify you and such other parties in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for the Commitment Party.

9.	Other Services.

(a)            Nothing contained herein shall limit or preclude the Commitment Party or any of its affiliates from carrying on any business with, providing banking or other financial services to, or from participating in any capacity, including as an equity investor, in any party whatsoever, including, without limitation, any competitor, supplier or customer of you, the Seller or any of your or their respective affiliates, or any other party that may have interests different than or adverse to such parties.

(b)            You acknowledge that the Commitment Party and its affiliates (the term “Commitment Party” as used in this Section being understood to include such affiliates) (i) may be providing debt financing, equity capital or other services (including financial advisory services) to other entities and persons with which you, the Seller or your or their respective affiliates may have conflicting interests regarding the Transactions and otherwise, (ii) may act, without violation of its contractual obligations to you, as it deems appropriate with respect to such other entities or persons, and (iii) have no obligation in connection with the Transactions to use, or to furnish to you the Seller or your or their respective affiliates or subsidiaries, confidential information obtained from other entities or persons.

(c)            In connection with all aspects of the Transactions, you acknowledge and agree that: (i) the Senior Credit Facility and any related services contemplated in this Commitment Letter constitute an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Commitment Party, on the other hand, and you are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the Transactions, (ii) in connection with the process leading to the Transactions, the Commitment Party is and has been acting solely as a principal and not as a financial advisor, agent or fiduciary, for you or any of your management, affiliates, equity holders, directors, officers, employees, creditors or any other party, (iii) neither the Commitment Party nor any affiliate thereof has assumed or will assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the Transactions or the process leading thereto (irrespective of whether the Commitment Party or any of its affiliates has advised or is currently advising you or your affiliates on other matters) and the Commitment Party does not have any obligation to you or your affiliates with respect to the Transactions except those obligations expressly set forth in the Commitment Documents, (iv) the Commitment Party and its affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates and the Commitment Party shall not have any obligation to disclose any of such interests, and (v) the Commitment Party has not provided any legal, accounting, regulatory or tax advice with respect to any of the Transactions and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate. You hereby waive and release, to the fullest extent permitted by law, any claims that you may have against the Commitment Party or any of its affiliates with respect to any breach or alleged breach of agency, fiduciary duty or conflict of interest.

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10.	Acceptance/Expiration of Commitments.

(a)            This Commitment Letter and the Commitment of Wells Fargo Bank set forth herein shall automatically terminate at 5:00 p.m. (Eastern Time) on the date that is ten (10) business days following the date hereof (the “Acceptance Deadline”), without further action or notice unless signed counterparts of this Commitment Letter and the Fee Letter shall have been delivered to the Commitment Party by such time to the attention of Chad McNeill.

(b)            In the event this Commitment Letter is accepted by you as provided above, the commitments and agreements of Wells Fargo Bank set forth herein will automatically terminate without further action or notice upon the earliest to occur of (i) consummation of the Acquisition (with or without the use of the Senior Credit Facility), (ii) termination of the Acquisition Agreement, (iii) the “Termination Date” (as defined in the Acquisition Agreement as in effect on the date hereof) and (iv) 5:00 p.m. (Eastern Time) on March 12, 2022, if the Closing Date shall not have occurred by such time.

11.            Survival. The sections of this Commitment Documents relating to “Expenses”, “Indemnification”, “Confidentiality”, “Other Services”, “Survival”, “Governing Law” and “Miscellaneous” shall survive any termination or expiration of this Commitment Letter, the commitments of the Commitment Party set forth herein (regardless of whether definitive Financing Documentation is executed and delivered); provided that your obligations under this Commitment Letter (other than your obligations with respect to the sections of this Commitment Letter relating to “Information”, “Confidentiality”, “Other Services”, “Survival” and “Governing Law”) shall be superseded by the provisions of the Financing Documentation upon the initial funding thereunder.

12.            Governing Law. THE COMMITMENT DOCUMENTS, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED THERETO (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF OR THEREOF), SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REFERENCE TO ANY OTHER CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF; PROVIDED THAT, NOTWITHSTANDING THE FOREGOING TO THE CONTRARY, IT IS UNDERSTOOD AND AGREED THAT ANY DETERMINATIONS AS TO (X) WHETHER ANY SPECIFIED ACQUISITION AGREEMENT REPRESENTATIONS HAVE BEEN BREACHED AND WHETHER AS A RESULT OF ANY BREACH THEREOF YOU HAVE THE RIGHT TO TERMINATE YOUR OBLIGATIONS UNDER THE ACQUISITION AGREEMENT OR TO OTHERWISE DECLINE TO CLOSE THE ACQUISITION, (Y)  WHETHER A “MATERIAL ADVERSE EFFECT” (AS DEFINED IN THE CONDITIONS ANNEX) HAS OCCURRED, AND (Z) THE DETERMINATION OF WHETHER THE ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AGREEMENT SHALL, IN EACH CASE BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM ARISING OUT OF THE COMMITMENT DOCUMENTS OR THE PERFORMANCE OF SERVICES THEREUNDER. With respect to any suit, action or proceeding arising in respect of this Commitment Letter or the Fee Letter or any of the matters contemplated hereby or thereby, the parties hereto hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any state or federal court located in the Borough of Manhattan, and irrevocably and unconditionally waive any objection to the laying of venue of such suit, action or proceeding brought in such court and any claim that such suit, action or proceeding has been brought in an inconvenient forum. The parties hereto hereby agree that service of any process, summons, notice or document by registered mail addressed to you or the Commitment Party will be effective service of process against such party for any action or proceeding relating to any such dispute. A final judgment in any such action or proceeding may be enforced in any other courts with jurisdiction over you or the Commitment Party.

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13.            Miscellaneous. This Commitment Letter and the Fee Letter embody the entire agreement and understanding among the Commitment Party and you and your affiliates with respect to the specific matters set forth above and supersede all prior agreements and understandings relating to the subject matter hereof. No person has been authorized by the Commitment Party to make any oral or written statements inconsistent with this Commitment Letter or the Fee Letter. This Commitment Letter and the Fee Letter shall not be assignable by you without the prior written consent of the Commitment Party, and any purported assignment without such consent shall be void. This Commitment Letter and the Fee Letter are not intended to benefit or create any rights in favor of any person other than the parties hereto and, with respect to indemnification, each Indemnified Party. This Commitment Letter and the Fee Letter may be executed in separate counterparts and delivery of an executed signature page of this Commitment Letter and the Fee Letter by facsimile or electronic mail shall be effective as delivery of manually executed counterpart hereof; provided that, upon the request of any party hereto, such facsimile transmission or electronic mail transmission shall be promptly followed by the original thereof. This Commitment Letter and the Fee Letter may only be amended, modified or superseded by an agreement in writing signed by each of you and the Commitment Party, and shall remain in full force and effect and not be superseded by any other documentation unless such other documentation is signed by each of the parties hereto and expressly states that this Commitment Letter is superseded thereby. Unless otherwise agreed by you in writing, (i) in no event will the Commitment Party be relieved, released or novated from its obligations hereunder (including its obligation to fund the Senior Credit Facility on the Closing Date) in connection with any syndication, assignment or participation of the Senior Credit Facility until after the initial funding under the Senior Credit Facility on the Closing Date has occurred, (ii) no assignment or novation will become effective (as between you and us) with respect to all or any portion of our commitment hereunder until after the initial funding under the Senior Credit Facility on the Closing Date has occurred and (iii) we will retain exclusive control over all rights and obligations with respect to our commitment hereunder, including all rights with respect to consents, modifications, supplements, waivers and amendments of this Commitment Letter, until after the initial funding under the Senior Credit Facility on the Closing Date has occurred.

[Signature Pages Follow]

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If you are in agreement with the foregoing, please indicate acceptance of the terms hereof by signing the enclosed counterpart of this Commitment Letter and returning it to the Commitment Party, together with executed counterparts of the Fee Letter, by no later than the Acceptance Deadline.

Sincerely,

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Chad McNeill
Name: Chad McNeill
Title: Senior Vice President

Project Rare
Commitment Letter
Signature Page

Agreed to and accepted as of the date first above written:

GROUP 1 AUTOMOTIVE, IN

By:	/s/ Daniel . McHenry
	Name:	Daniel . McHenry
	Title:	Chief Financial Officer

Project Rare
Commitment Letter
Signature Page

ANNEX A

$250,000,000

SENIOR UNSECURED CREDIT FACILITY
SUMMARY OF PROPOSED TERMS AND CONDITIONS

Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Commitment Letter to which this Summary of Proposed Terms and Conditions is attached

Borrower:	Group 1 Automotive, Inc., a Delaware corporation (the “Borrower”).

Lender:	Wells Fargo Bank, National Association (the “Lender”).

Administrative Agent:	Wells Fargo Bank, National Association (in such capacity, the “Administrative Agent”).

Senior Credit Facility:	A senior unsecured term loan facility (the “Senior Credit Facility”) in an aggregate principal amount of up to $250.0 million.

Use of Proceeds:	The proceeds of the Senior Credit Facility will be used to finance (a) a portion of the purchase price for the Acquisition and (b) the payment of fees and expenses incurred in connection with the Acquisition and the Senior Credit Facility (collectively, the “Transactions”).

Closing Date:	The date on which the Senior Credit Facility is closed (the “Closing Date”).

Availability:	The Senior Credit Facility will be available only in a single draw in an amount elected by the Borrower, but in no event to exceed $250.0 million, on the Closing Date.

Documentation:	The documentation for the Senior Credit Facility will include, among other items, a credit agreement and guarantees (collectively, the “Financing Documentation”), all consistent with this Term Sheet. The Financing Documentation will contain such other terms as are usual and customary for credit facilities for comparably rated companies in a similar industry, consistent with the operational requirements of the Borrower and its subsidiaries in light of their size, cash flow, industry business, business practices and operations; it being understood and agreed that the Financing Documentation will contain customary representations and warranties, affirmative covenants, negative covenants, events of default and financial definitions, with basket sizes, exceptions and other modifications as shall be determined by the Administrative Agent in light of prevailing market conditions on the Closing Date. The representations and warranties, covenants (affirmative, negative and financial) and events of default will be substantially the same as under that certain Eleventh Amended and Restated Revolving Credit Agreement effective as of June 27, 2019, among Group 1 Automotive, Inc., the subsidiary borrowers listed therein, the lenders listed therein, U.S. Bank National Association, as administrative agent and Comerica Bank, as floor plan agent (the “Existing Senior Secured Facility”). The provisions of this paragraph are referred to as the “Documentation Principles.”

Annex A – Term Sheet

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Guarantors:	The obligations of the Borrower under the Senior Credit Facility will be unconditionally guaranteed, on a joint and several basis, by each entity required to be a Primary Obligor (as defined in the Existing Senior Secured Facility) (each a “Guarantor”; and such guarantee being referred to as a “Guarantee”); provided that Guarantees by foreign subsidiaries will be required only to the extent such Guarantees would not have material adverse tax consequences for the Borrower by constituting an investment of earnings in United States property under Section 956 (or a successor provision) of the Internal Revenue Code, triggering an increase in the gross income of the Borrower pursuant to Section 951 (or a successor provision) of the Internal Revenue Code without corresponding credits or other offsets); provided further that any first-tier foreign subsidiary that is disregarded for tax purposes shall not be deemed to be a foreign subsidiary. All Guarantees shall be guarantees of payment and not of collection. The Borrower and the Guarantors are herein referred to as the “Credit Parties”.

Security:	The Senior Credit Facility shall be unsecured; provided, however, that notwithstanding anything to the contrary herein, the Financing Documentation shall include a negative pledge covenant with respect to (i) all real property included in the Acquired Assets and (ii) certain additional unencumbered real property owned by the Credit Parties to be mutually agreed and specified in the Financing Document, with an aggregate total value (the determination of such value to be mutually agreed between Borrower and Administrative Agent) with respect to (i) and (ii) above in excess of 143% of the aggregate principal amount of the Senior Credit Facility provided on the Closing Date.

Final Maturity:	The final maturity of the Senior Credit Facility will occur on the 364-day anniversary of the Closing Date (the “Maturity Date”).

Amortization:	The aggregate principal amount of the Senior Credit Facility will be due on the Maturity Date.

Interest Rates and Fees:	Interest rates and fees in connection with the Senior Credit Facility will be as specified in the Fee Letter and on Schedule I attached hereto.

Mandatory Prepayments:	Subject to the next paragraph, the Senior Credit Facility will be required to be prepaid:

(a)	with 100% of the net cash proceeds of the issuance or incurrence of debt (other than any debt permitted to be issued or incurred pursuant to the terms of the Financing Documentation) by the Borrower or any of its subsidiaries; and

Annex A – Term Sheet

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(b)	in full upon the occurrence of a Change of Control (as defined in the Existing Senior Secured Facility) or a Change of Control (as defined in the Indenture, dated as of August 17, 2020, by and among Group 1 Automotive, Inc., the guarantors party thereto and Wells Fargo Bank, National Association, as trustee).

Optional Prepayments:	Loans under the Senior Credit Facility may be prepaid at any time, in whole or in part, at the option of the Borrower, upon 3 days prior written notice and in minimum principal amounts and in multiples to be agreed upon, without premium or penalty.

Conditions to Closing and Initial Extensions of Credit:	The making of the initial extensions of credit under the Senior Credit Facility will be subject solely to satisfaction of the conditions precedent set forth in the Conditions Annex.

Yield Protection and Increased Costs:	Customary for facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, changes in capital adequacy and capital requirements or their interpretation (provided that (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all request, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented), illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes.

Assignments and Participations:	(a)	Subject to the consents described below (which consents will not be unreasonably withheld or delayed), the Lender will be permitted to make assignments to Eligible Assignees in respect of the Senior Credit Facility in a minimum amount equal to $5 million in $1 million increments.

(b)	Consents: The consent of the Borrower (not to be unreasonably withheld, delayed, conditioned or denied) will be required for any assignment unless (i) an Event of Default has occurred and is continuing, or (ii) the assignment is to a lender, an affiliate of a lender or an Approved Fund (as such term shall be defined in the Financing Documentation); provided, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 business days after having received notice thereof. The consent of the Administrative Agent will be required for any assignment to an entity that is not an existing lender, an affiliate of an existing lender or an Approved Fund. Participations will be permitted without the consent of the Borrower or the Administrative Agent.

Annex A – Term Sheet

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(c)	No Assignment or Participation to Certain Persons. No assignment or participation may be made to natural persons, the Borrower or any of its affiliates or subsidiaries.

Required Lenders:	On any date of determination, those lenders who collectively hold more than 50% of the outstanding loans under the Senior Credit Facility (the “Required Lenders”).

Amendments and Waivers:	Amendments and waivers of the provisions of the Financing Documentation will require the approval of the Required Lenders, except that (a) the consent of all lenders directly adversely affected thereby will be required with respect to (i) increases in the commitment of such lenders, (ii) reductions of principal, interest, fees or other amounts, (iii) extensions of scheduled maturities or times for payment, (iv) reductions in the voting percentages and (v) any pro rata sharing provisions and (b) the consent of all lenders will be required with respect to releases of all or substantially all of the value of the Guarantees.

The Financing Documentation will contain “yank-a-bank” provisions as are usual and customary for financings of this kind.

Indemnification:	The Credit Parties will indemnify the Administrative Agent, each of the lenders and their respective affiliates, partners, directors, officers, agents and advisors (each, an “indemnified person”) and hold them harmless from and against all liabilities, damages, claims, costs and expenses (including reasonable fees, disbursements, settlement costs and other charges of counsel) relating to the Transactions or any transactions related thereto and the Borrower’s use of the loan proceeds or the commitments; provided that no indemnified person will have any right to indemnification for any of the foregoing to the extent resulting from (i) such indemnified party’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment, (ii) a claim brought by you against an indemnified party for material breach in bad faith of the funding obligations of such indemnified party as determined by a court of competent jurisdiction in a final non-appealable judgment or (iii) any dispute solely among indemnified parties, other than any claims arising out of any act or omission on the part of you or your subsidiaries or affiliates or any claims against the Administrative Agent in its capacity as such.

Annex A – Term Sheet

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Expenses:	The Borrower shall pay (a) all reasonable and documented out-of- pocket expenses (including, without limitation, reasonable and documented out-of-pocket fees and expenses of counsel) of the Administrative Agent (promptly following written demand therefor) associated with the preparation, negotiation, execution, delivery and administration of the Financing Documentation and any amendment or waiver with respect thereto and (b) all reasonable and documented out-of-pocket expenses (including, without limitation, reasonable and documented out-of-pocket fees and expenses of counsel) of the Administrative Agent and each of the lenders promptly following written demand therefor in connection with the enforcement of the Financing Documentation or protection of rights thereunder.

Governing Law; Exclusive Jurisdiction and Forum:	The Financing Documentation will provide that each party thereto will submit to the exclusive jurisdiction and venue of the federal and state courts of the State of New York (except to the extent the Administrative Agent or any lender requires submission to any other jurisdiction in connection with the exercise of any rights with respect to the enforcement of any judgment).

Waiver of Jury Trial and Punitive and Consequential Damages:	All parties to the Financing Documentation shall waive the right to trial by jury and the right to claim punitive or consequential damages.

Counsel for the Administrative Agent:	King & Spalding LLP.

Annex A – Term Sheet

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SCHEDULE I

INTEREST AND FEES

Interest:	At the Borrower’s option, loans will bear interest based on the Base Rate or LIBOR, in each case, as described below:

A.	Base Rate Option

Interest will be at the Base Rate plus the applicable Interest Margin (as defined below). The “Base Rate” is defined as the highest of (a) the Federal Funds Rate, as published by the Federal Reserve Bank of New York, plus 1/2 of 1%, (b) the prime commercial lending rate of the Administrative Agent, as established from time to time at its principal U.S. office (which such rate is an index or base rate and will not necessarily be its lowest or best rate charged to its customers or other banks) and (c) daily LIBOR (as defined below) for a one month Interest Period (as defined below) plus 1%. Interest shall be payable quarterly in arrears on the last day of each calendar quarter and (i) with respect to Base Rate Loans based on the Federal Funds Rate and LIBOR, shall be calculated on the basis of the actual number of days elapsed in a year of 360 days and (ii) with respect to Base Rate Loans based on the prime commercial lending rate of the Administrative Agent, shall be calculated on the basis of the actual number of days elapsed in a year of 365/366 days. Any loan bearing interest at the Base Rate is referred to herein as a “Base Rate Loan”.

B.	LIBOR Option

Interest will be equal to the annual rate for Eurocurrency deposits for corresponding deposits of U.S. dollars for a one month interest period in effect from time to time as administered by ICE Benchmark Administration Limited (or any applicable successor quoting service) (“LIBOR”) plus the applicable Interest Margin (as described below). For the initial period commencing on the Closing Date and ending on the last calendar day of the month, LIBOR will be determined by the Administrative Agent as of the Closing Date, and for each successive one month period thereafter, LIBOR will be determined by the Administrative Agent as of the first day of such month and, other than in the case of LIBOR used in determining the Base Rate, will be fixed through such one month period. Interest will be paid on the last day of each month, and will be calculated on the basis of the actual number of days elapsed in a year of 360 days. LIBOR will be adjusted for maximum statutory reserve requirements (if any), and in no event shall be less than 0.00%. Any loan bearing interest at LIBOR (other than a Base Rate Loan for which interest is determined by reference to LIBOR) is referred to herein as a “LIBOR Rate Loan”.

The Financing Documentation will contain LIBOR replacement provisions based on the “ARRC” hardwired approach. To the extent that the Closing Date may occur after September 30, 2021, the interest rate provisions in the Financing Documentation may transition (in the Administrative Agent’s discretion) from LIBOR to a SOFR-based rate plus a margin for adjustment in accordance with ARRC recommendation.

Schedule I to Annex A – Interest and Fees

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Default Interest:	(a) Automatically upon the occurrence and during the continuance of any payment event of default or upon a bankruptcy event of default of the Borrower or any other Credit Party or (b) at the election of the Required Lenders (or the Administrative Agent at the direction of Required Lenders), upon the occurrence and during the continuance of any other event of default, all outstanding principal, fees and other obligations under the Senior Credit Facility shall bear interest at a rate per annum of 2% in excess of the rate then applicable to such loan (including the applicable Interest Margin), fee or other obligation and shall be payable on demand of the Administrative Agent.

Interest Margins:	The applicable interest margins (the “Interest Margins”) will be, (a) initially, for the first six (6) months following the Closing Date, 2.50% for LIBOR Rate Loans and 1.50% for Base Rate Loans, and (b) thereafter, 4.00% for LIBOR Rate Loans and 3.00% for Base Rate Loans.

Other Fees:	The Administrative Agent will receive such other fees as will have been agreed in a fee letter among them and the Borrower.

Schedule I to Annex A – Interest and Fees

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ANNEX B

$250,000,000

SENIOR UNSECURED CREDIT FACILITY

CONDITIONS ANNEX

Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Commitment Letter to which this Annex is attached or in Annex A to the Commitment Letter

Closing and the making of the initial extensions of credit under the Senior Credit Facility will be subject to the satisfaction of the following conditions precedent:

1.            The Financing Documentation, which shall be consistent, in each case, with the Commitment Documents, will have been executed and delivered by the Borrower and the Guarantors to the Commitment Party and the Administrative Agent and the Administrative Agent shall have received customary legal opinions, which shall expressly permit reliance by the successors and permitted assigns of each of the Administrative Agent and the Lender, evidence of authorization, organizational documents, customary insurance certificates, good standing certificates (with respect to the applicable jurisdiction of incorporation or organization of each Credit Party) and customary closing certificate.

2.            All governmental consents necessary for the consummation of the Senior Credit Facility, other than any consent the failure to obtain could not reasonably be expected to have a Material Adverse Effect (as defined in the Existing Senior Secured Facility), and all equity holder and board of directors (or comparable entity management body) authorizations required by the terms of the organizational documents of the Borrower and the Guarantors shall have been obtained and shall be in full force and effect.

3.            Since the date of the Acquisition Agreement, there shall not have occurred any Material Adverse Effect. “Material Adverse Effect” means “Material Adverse Effect” (as defined as in the Acquisition Agreement as in effect on the date hereof).

4.            The Commitment Party will have received a true and correct fully executed copy of the Acquisition Agreement and all exhibits and schedules thereto. The Acquisition and the other Transactions shall be consummated substantially concurrently with the initial funding of the Senior Credit Facility in accordance with applicable law and on the terms described in the Term Sheet and in the Acquisition Agreement without giving effect to any waiver, modification or consent thereunder that is materially adverse to the interests of the Lender (as reasonably determined by the Commitment Party) unless such waiver, modification or consent has been consented to by the Commitment Party, it being understood that, without limitation, any increase in the amount of the purchase price by more than $70 million than the “Closing Purchase Price” (as defined as in the Acquisition Agreement on the date hereof), the third party beneficiary rights applicable to the Commitment Party and the Lender or the governing law shall be deemed to be materially adverse to the interests of the Lender unless approved by the Commitment Party.

Annex B – Conditions Annex

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5.             The Commitment Party shall have received:

(a)             with respect to the Seller and its subsidiaries, the following financial statements (in each case, along with the notes and schedules thereto): (i) the audited consolidated balance sheets of GPB Prime Holdings, LLC and its subsidiaries as of December 31, 2020 and December 31, 2019, and the related audited consolidated statements of income, statements of members’ capital and statements of cash flows of GPB Prime Holdings, LLC and its subsidiaries for the years ended December 31, 2020 and December 31, 2019; (ii) the unaudited consolidated balance sheet of GPB Prime Holdings, LLC and its subsidiaries as of July 31, 2021, and the related unaudited consolidated statement of operations, unaudited consolidated statement of members’ equity and unaudited consolidated statement of cash flows for period ended July 31, 2021; (iii) the audited combined balance sheet of the New York Metro Dealerships as of December 31, 2020, and related audited combined statements of income, statements of members’ equity and statements of cash flows of the New York Metro Dealerships for the year ended December 31, 2020; and (iv) the unaudited combined balance sheet of the New York Metro Real Estate & Dealerships as of July 31, 2021, and related unaudited combined statement of operations of the New York Metro Real Estate & Dealerships for period ended July 31, 2021;

(b)             pro forma financial statements and information consistent with those required to be filed with the SEC for an acquisition that exceeds 20% on the investment test under Regulation S-X; and

(c)             a certificate from the chief financial officer of the Borrower (in form and substance reasonably satisfactory to the Administrative Agent and the Commitment Party) certifying that after giving pro forma effect to each element of the Transactions the Borrower and its subsidiaries, taken as a whole, are solvent.

6.             The Commitment Party shall have received, at least eight (8) business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, that has been requested by the Administrative Agent or Lender in writing at least ten (10) business days prior to the Closing Date.

7.             All fees and expenses due to the Commitment Party, the Administrative Agent and the Lender required to be paid on the Closing Date (including the fees and expenses of counsel for the Commitment Party and the Administrative Agent) will have been paid.

8.             The Specified Acquisition Agreement Representations will be true and correct to the extent required by the Limited Conditionality Provision and the Specified Representations will be true and correct in all material respects (or if qualified by materiality or material adverse effect, in all respects).

Annex B – Conditions Annex

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Exhibit G

Form of Certificate of Non-Foreign Status

Exhibit G-1

Form of Non-Foreign Person Affidavit

Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), provides that a transferee of a United States real property interest must withhold tax if the transferor is a foreign person. For U.S. tax purposes (including Section 1445 of the Code), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform [Buyer] (“Transferee”), that withholding of tax is not required upon the disposition of a United States real property interest by [Seller] (“Transferor”), the undersigned hereby certifies the following on behalf of Transferor:

1.	Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Code and Income Tax Regulations);

2.	Transferor is not a disregarded entity as defined in Treasury Regulations §1.1445 - 2(b)(2)(iii);

3.	Transferor’s U.S. employer identification number is: ____________________; and

4.	Transferor’s office address is:
______________________________________________________.

Transferor understands that this certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct, and complete, and I further declare that I have the authority to sign this document on behalf of Transferor.

[Transferor]

By:
Name:
Title:

Exhibit G-2

Form of Non-Foreign Person Affidavit

Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), provides that a transferee of a United States real property interest must withhold tax if the transferor is a foreign person. For U.S. tax purposes (including Section 1445 of the Code), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform [Buyer] (“Transferee”), that withholding of tax is not required upon the disposition of a United States real property interest by [Seller] (“Seller”), the undersigned hereby certifies the following on behalf of [Seller’s regarded parent] (“Transferor”):

1.	Seller is a disregarded entity, as defined in Treasury Regulations §1.1445-2(b)(2)(iii), and Seller is disregarded as separate from Transferor for U.S. federal income tax purposes;

2.	Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Code and Income Tax Regulations);

3.	Transferor is not a disregarded entity as defined in Treasury Regulations §1.1445 - 2(b)(2)(iii);

4.	Transferor’s U.S. employer identification number is:____________________; and

5.	Transferor’s office address is:
______________________________________________________.

Transferor understands that this certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct, and complete, and I further declare that I have the authority to sign this document on behalf of Transferor.

[Transferor]

By:
Name:
Title:

Exhibit H

FORM OF ESCROW AGREEMENT

THIS ESCROW AGREEMENT (the “Agreement”) is made and entered into as of [                  ], 2021 (the “Effective Date”), by and among Group 1 Automotive, Inc., a Delaware corporation (the “Purchaser”), GPB Portfolio Automotive, LLC, a Delaware limited liability company, Capstone Automotive Group, LLC, a Delaware limited liability company, Capstone Automotive Group II, LLC, a Delaware limited liability company, Automile Parent Holdings, LLC, a Delaware limited liability company, and Automile TY Holdings, LLC, a Delaware limited liability company (each, a “Seller” and collectively, the “Sellers”), Prime Real Estate Holdings, LLC, a Delaware limited liability company (the “Real Estate Equity Seller”) (each a “Party” and together the “Parties”), and Bank of America, National Association, a national banking association duly organized and existing under the laws of the United States of America, having an office in Chicago, Illinois (the “Escrow Agent”). The Sellers and the Real Estate Equity Seller are collectively referred to herein as the “Seller Parties.”

WHEREAS, this Agreement is being entered into in connection with the closing of the transactions contemplated by that certain Purchase Agreement, dated as of September 12, 2021, by and among the Parties (the “Purchase Agreement”); and

WHEREAS, pursuant to Section 2.09(a) and Section 3.02 of the Purchase Agreement, respectively, at the Closing (as defined in the Purchase Agreement), Purchaser is obligated to deposit into the Escrow Account (as defined below) an amount equal to the sum of (i)

$45,000,000.00 (the “Indemnity Escrow Amount”), and (ii) $[                   ] (the “Delayed Closing Escrow Amount”) for a total of $[             _] (the “Escrow Amounts”).

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties and the Escrow Agent agree as follows:

ARTICLE I
ESTABLISHMENT OF ESCROW

(a)             Concurrently with the execution of this Agreement and at the Closing, Purchaser will deposit by wire transfer the Indemnity Escrow Amount and the Delayed Closing Escrow Amount with the Escrow Agent. The Indemnity Escrow Amount, together with any investment earnings thereon, less any amounts previously disbursed from the Indemnity Escrow Account as of any given point in time shall hereinafter collectively be referred to as the “Indemnity Escrow Fund.” The Delayed Closing Escrow Amount, together with any investment earnings thereon, less any amounts previously disbursed from the Delayed Closing Escrow Account as of any given point in time shall hereinafter collectively be referred to as the “Delayed Closing Escrow Fund.” The Delayed Closing Escrow Fund and the Indemnity Escrow Fund are collectively referred to as the “Escrow Fund.”

(b)            The Parties hereby appoint the Escrow Agent, and the Escrow Agent hereby agrees to serve, as the escrow agent and depositary subject to the terms and conditions set forth herein. The Escrow Agent shall receive (i) the Indemnity Escrow Amount and agrees to hold the Indemnity Escrow Fund in a separate and distinct account (the “Indemnity Escrow Account”) which is hereby established and which will be held and disbursed by the Escrow Agent only in accordance with the express terms and conditions of this Agreement and (ii) the Delayed Closing Escrow Amount and agrees to hold the Delayed Closing Escrow Fund in a separate and distinct account (the “Delayed Closing Escrow Account”) which is hereby established and which will be held and disbursed by the Escrow Agent only in accordance with the express terms and conditions of this Agreement. The Indemnity Escrow Account and the Delayed Closing Escrow Account are collectively referred to as the “Escrow Accounts.” The Escrow Agent shall maintain the Escrow Accounts separately and shall not under any circumstances commingle funds in the Escrow Accounts. The Escrow Agent is not required to question the authority of the person making the deposits.

ARTICLE II
INVESTMENT OF ESCROW FUND

2.1           The Escrow Agent is hereby directed to invest (i) the Indemnity Escrow Fund, including earnings thereon, in [a Bank of America Interest-Bearing Deposit Account1 (“Deposit Account”)] or such other account offered by the Escrow Agent from time to time as the Parties may jointly instruct the Escrow Agent in writing and (ii) the Delayed Closing Escrow Fund, including earnings thereon, in a Deposit Account or such other account offered by the Escrow Agent from time to time as the Seller Parties may instruct the Escrow Agent by written notice. Additional information about the Deposit Account is attached hereto as Schedule I.

2.2           Upon receipt of the Escrow Amounts from Purchaser, the Escrow Agent will invest the applicable Escrow Funds in the indicated investments within two (2) Business Days after receipt of the Escrow Amounts. The Escrow Funds shall not be subject to set off by the Escrow Agent or any of its Affiliates and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any Party hereto or the Escrow Agent.

2.3           The Escrow Agent shall not be responsible to any Party or to any other person or entity for any loss or liability arising in respect of any investment made in accordance with the terms of this Article II. The Escrow Agent shall send account statements to each of the Parties on a monthly basis reflecting activity in the Escrow Accounts for the preceding month.

1 Parties to discuss/agree upon default investment option.

ARTICLE III

DISBURSEMENTS FROM THE ESCROW ACCOUNTS

3.1           The Escrow Agent shall only disburse amounts held in either of the Escrow Accounts (other than any interest and earnings) upon (1) receipt of a joint written instruction executed by the Parties substantially in the form of Annex I (“Disbursement Request”) from the [Parties]2 by 11:00 a.m. CST three (3) Business Days prior to the requested disbursement date, (2) pursuant to a written instruction from an authorized signer of either Purchaser or [the Seller Parties,] as applicable, given to effectuate an attached copy of a final non-appealable binding order or judgment or award from a court or other arbiter of competent jurisdiction and authority in favor of such Party (such determination, a “Final Order”) or (3) solely in the case of the Delayed Closing Escrow Account, by 11:00 a.m. CST three (3) Business Days following the occurrence of the 105th day following the Effective Date (upon which date under this clause (3), all remaining amounts in the Delayed Closing Escrow Account shall be disbursed to [applicable Seller Parties]); provided, however, that if on or prior to such 105th day any of the Seller Parties or their affiliates experiences a Bankruptcy Event, then this clause (3) shall also require a Disbursement Request from the Parties prior to disbursement. Notwithstanding anything herein to the contrary, any earnings or interest accruing within the Escrow Accounts shall be for the account of the Seller Parties and shall be distributed by the Escrow Agent to [applicable Seller Parties] on a monthly basis. For the avoidance of doubt, if any Disbursement Request authorizes the disbursement of all of the then-remaining Escrow Funds, such Disbursement Request shall constitute a Termination Notice (as defined below) and shall be treated as such in accordance with the provisions of Article VI. Further, the Escrow Agent is authorized to obtain confirmation of such Disbursement Request by telephone call-back to the person or persons designated for verifying such requests on Exhibit B (such person verifying the request shall be different than the person initiating the request). The Escrow Agent is authorized to disinvest the requisite amount of Escrow Funds from the applicable Escrow Account one (1) Business Day prior to the requested disbursement date, or may do so earlier if the Escrow Agent determines in its sole good faith discretion that disinvesting more than one (1) Business Day prior to the disbursement date is necessary in order to assure the availability of funds on the requested disbursement date.

3.2             Any payment from the Escrow Account will be made without any deduction or withholding for or on account of any Tax unless such deduction or withholding is required by applicable law. If the Escrow Agent is required by law to make any such deduction or withholding, the Parties hereby irrevocably authorize the Escrow Agent to make such deduction or withholding (as the case may be) from any payment from the Escrow Account and the Escrow Agent will not pay any additional amount in respect of that deduction or withholding.

3.3             Escrow Agent will act on any Disbursement Request or Final Order subject to its rights under Article IV.

ARTICLE IV
COMPENSATION; EXPENSES

As compensation for its services to be rendered under this Agreement, for each year or any portion thereof, the Escrow Agent shall receive a fee in the amount specified in Exhibit A to this Agreement and shall be reimbursed upon request for any expenses specified in Exhibit A incurred or made by it in connection with the carrying out of its duties under this Agreement. Such fees and expenses shall be paid 50% by Purchaser and 50% by the Seller Parties. Amounts due for fees and expenses at the time this Agreement is executed shall be deemed to have been invoiced at such time and for purposes of this Article IV shall be deemed an invoice.

2 Sellers to determine prior to Closing if one or more of the Seller Parties to be appointed representative for all the Seller Parties for purposes of acting under this Agreement.

ARTICLE V
EXCULPATION AND INDEMNIFICATION

5.1           (a) The obligations and duties of the Escrow Agent are confined to those specifically set forth in this Agreement, which obligations and duties shall be deemed purely ministerial in nature. No additional obligations and duties of the Escrow Agent shall be inferred or implied from the terms of any other documents or agreements, notwithstanding references herein to other documents or agreements. The terms and provisions of this Agreement shall control the duties of the Escrow Agent in all respects notwithstanding the terms and provisions of any other agreement between any of the Parties that may conflict or are inconsistent with any of the terms and provisions of this Agreement. The Escrow Agent shall not be subject to, or be under any obligation to ascertain or construe the terms and conditions of any other instrument, or to interpret this Agreement in light of any other agreement whether or not now or hereafter deposited with or delivered to the Escrow Agent or referred to in this Agreement. The Escrow Agent shall not be obligated to inquire as to the form, execution, sufficiency, or validity of any such instrument nor to inquire as to the identity, authority, or rights of the person or persons executing or delivering same. The Escrow Agent shall have no duty to know or inquire as to the performance or nonperformance of any provision of any other agreement, instrument, or document. The Parties shall provide the Escrow Agent with a list of authorized representatives, initially authorized hereunder as set forth on Exhibit B; as such Exhibit B may be amended or supplemented from time to time by delivery of a revised and re- executed Exhibit B to the Escrow Agent. The Escrow Agent may, but is not required to, investigate payment instructions, make further inquiries, and, where required, block or reject services due to domestic or global economic or trade-based sanctions. Notwithstanding the foregoing sentence, the Escrow Agent is authorized to comply with and rely upon any notices, instructions or other communications believed by it to have been sent or given by a Party or by a person or persons authorized by the Parties. The Escrow Agent specifically allows for receiving direction by written or electronic transmission from an authorized representative with the following caveat, the Parties agree on a joint basis to indemnify and hold harmless the Escrow Agent against any and all claims, losses, damages, liabilities, judgments, costs and expenses (including reasonable attorneys’ fees) (collectively, “Losses”) incurred or sustained by the Escrow Agent as a result of or in connection with the Escrow Agent’s reliance upon and compliance with instructions or directions given by written or electronic transmission, provided, however, that such Losses have not arisen from the fraud, gross negligence or willful misconduct of the Escrow Agent, it being understood that forbearance on the part of the Escrow Agent to verify or confirm that the person giving the instructions or directions, is, in fact, an authorized person shall not be deemed in and of itself to constitute fraud, gross negligence or willful misconduct.

(b) In the event instructions are given to the Escrow Agent pursuant to the terms of this Agreement (other than with respect to fund transfers to be made contemporaneously with the execution of this Agreement), regardless of the method used to transmit such instructions, such instructions must be given by an individual designated on Exhibit B. Further, the Escrow Agent is authorized to obtain and rely upon confirmation of such instructions by telephone call-back to the person or persons designated for verifying such instructions on Exhibit B (such person verifying the instruction shall be different than the person initiating the instruction). The Escrow Agent may require any Party hereto that is entitled to direct the delivery of fund transfers to designate a phone number or numbers for purposes of confirming the requested transfer. The Parties agree that the Escrow Agent may delay the initiation of any fund transfer until all security measures it deems to be necessary and appropriate have been completed and shall incur no liability for such delay.

5.2             The Escrow Accounts shall be maintained in accordance with applicable laws, rules and regulations and policies and procedures of general applicability to escrow accounts established by the Escrow Agent. The Escrow Agent shall not be liable for any act that it may do or omit to do hereunder in good faith and in the exercise of its own best judgment or for any damages not directly resulting from its fraud, gross negligence or willful misconduct. Without limiting the generality of the foregoing sentence, in no event will the Escrow Agent be liable for any lost profits or other indirect, special, incidental or consequential damages which the Parties may incur or experience by reason of having entered into or relied on this Agreement or arising out of or in connection with the Escrow Agent’s duties hereunder, notwithstanding that the Escrow Agent was advised or otherwise made aware of the possibility of such damages. The Escrow Agent shall not be liable for acts of God, acts of war, breakdowns or malfunctions of machines or computers, interruptions or malfunctions of communications or power supplies, labor difficulties, actions of public authorities, or any other similar cause or catastrophe beyond the Escrow Agent’s reasonable control.

5.3             In the event the Escrow Agent is notified of any dispute, disagreement or legal action relating to or arising in connection with the Escrow Accounts, the Escrow Funds, or the performance of the Escrow Agent’s duties under this Agreement, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and funds and may wait for settlement of any such controversy by final appropriate legal proceedings, arbitration, or other means as, in the Escrow Agent’s discretion, it may require. Furthermore, if confronted with conflicting demands such that it determines in good faith that it risks incurring expense or liability regardless of any action it may take or refrain from taking, the Escrow Agent may, at its option, file an action of interpleader requiring the Parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized, at its option, to deposit with the court in which such action is filed, all documents and funds held in escrow, except all costs, expenses, charges, and reasonable attorneys’ fees incurred by the Escrow Agent due to the interpleader action and which the Parties agree on a joint basis to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all subsequent obligations under this Agreement.

5.4             The Parties hereby agree, on a joint basis, to indemnify and hold the Escrow Agent, and its directors, officers, employees and agents, harmless from and against all costs, damages, judgments, attorneys’ fees (whether such attorneys shall be regularly retained or specifically employed), expenses, obligations and liabilities of every kind and nature which the Escrow Agent, and its directors, officers, employees and agents may incur, sustain, or be required to pay in connection with or arising out of this Agreement, unless the aforementioned results from the Escrow Agent’s fraud, gross negligence or willful misconduct, and to pay the Escrow Agent on demand the amount of all such costs, damages, judgments, attorneys’ fees, expenses, obligations, and liabilities. The costs and expenses of enforcing this right of indemnification also shall be paid by the Parties. The foregoing indemnities in this Section 5.4 shall survive the resignation or substitution of the Escrow Agent and the termination of this Agreement.

ARTICLE VI
TERMINATION OF AGREEMENT

6.1             The Parties may at any time terminate this Agreement by delivering to the Escrow Agent a joint written notice substantially in the form of Exhibit C (the “Termination Notice”), which shall set forth instructions for all of the then-remaining Escrow Funds in each Escrow Account. The Termination Notice shall be received by the Escrow Agent not fewer than two (2) Business Days prior to the requested termination date. If the Termination Notice does not set forth instructions for the return or delivery of the then-remaining Escrow Funds, then such notice shall be invalid and of no effect.

6.2             The Escrow Agent is authorized to disinvest the remaining Escrow Funds one

(1) Business Day prior to the requested date of termination set forth in the Termination Notice, or may do so earlier if the Escrow Agent determines in its sole good faith discretion that disinvesting more than one (1) Business Day prior to the requested date is necessary in order to assure the availability of funds on the requested termination date. Notwithstanding any other provision hereof, this Agreement shall not terminate before all amounts in the Escrow Accounts (including interest which has accrued but cannot be distributed prior to being posted) shall have been distributed by the Escrow Agent in accordance with the terms of this Agreement.

ARTICLE VII
RESIGNATION OF ESCROW AGENT

The Escrow Agent may resign at any time upon giving at least thirty (30) days prior written notice to the Parties, provided that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: the Parties shall use their commercially reasonable efforts to select a successor escrow agent within thirty (30) days after receiving such notice. If the Parties fail to appoint a successor escrow agent within such time, the Escrow Agent shall have the right at the expense of the Parties (such expense to be apportioned among the Parties in accordance with Article IV) to petition any court of general jurisdiction sitting in Cook County, Illinois for the appointment of a successor escrow agent. The successor escrow agent shall be accomplish via an instrument in writing executed by the resigning escrow agent, the successor escrow agent and the Parties execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon delivery of such instrument, the Escrow Agent (or any resigning escrow agent) shall be discharged from any further duties and liability under this Agreement. The Escrow Agent shall be paid any outstanding fees and expenses prior to transferring assets to a successor escrow agent. The Escrow Agent also may be removed, with or without cause, by the Parties acting jointly at any time by providing written notice to the Escrow Agent.

ARTICLE VIII
NOTICES

8.1             All notices required by this Agreement shall be in writing and shall be deemed to have been received (a) immediately if sent by facsimile transmission (with a confirming copy sent the same Business Day by registered or certified mail), or by hand delivery (with signed return receipt), (b) the next Business Day if sent by nationally recognized overnight courier or (c) the second following Business Day if sent by registered or certified mail, in any case to the respective addresses as follows:

If to the Purchaser:

Group 1 Automotive, Inc.

800 Gessner, Suite 500

Houston, Texas 77024

Attention: General Counsel

with a copy to (such copy not to constitute notice):

Vinson & Elkins LLP

1001 Fannin, Suite 2500

Houston, Texas 77002

Attention: Gillian Hobson

E-mail: ghobson@velaw.com

If to the Seller Parties:

[Company Name]

[Street Address]

[Suite Number]

[City, State, Zip]

Attention: [Contact Person]

Telephone: [Contact Person’s Direct Line]

Fax: [Contact Person’s Direct Line]

Email address:

with a copy to (such copy not to constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

155 N. Wacker Drive

Chicago, IL 60606

Attention: Howard L. Ellin

   Kimberly A. deBeers

E-mail: howard.ellin@skadden.com

       kimberly.debeers@skadden.com

If to the Escrow Agent:

Bank of America, National Association

Global Custody and Agency Services

540 W. Madison St

IL4-540-21-03

Chicago, Illinois 60661

Attention: Tatjana Brown

Telephone: (312) 992-3272

Fax: (312) 453-4443

Email address: gcas_amrs_escrow_client_service@bofa.com

8.2             Notices and other communications including Disbursement Requests provided for hereunder may be delivered or furnished by electronic mail provided that any Disbursement Request or other notice be attached to an email message in PDF format and provided further that any notice or other communication sent to an e-mail address shall be deemed received upon and only upon the sender’s receipt of affirmative acknowledgement of receipt from the intended recipient. For purposes hereof no acknowledgement of receipt generated on an automated basis shall be deemed sufficient for any purpose hereunder or admissible as evidence of receipt.

ARTICLE IX
TAX REPORTING

9.1           For each calendar year (or portion thereof) that the Escrow Accounts are in existence, all interest or other income earned with respect to the Escrow Accounts shall be allocated to the Seller Parties and reported by the Escrow Agent to the Internal Revenue Service (and any other relevant taxing authority) on IRS Form 1099 (or other appropriate form) as income earned from the Escrow Accounts by the Seller Parties whether or not such income is distributed. The Parties and the Escrow Agent agree to not take any position on any tax return that is inconsistent with the foregoing unless otherwise required following a final “determination” as defined under Section 1313(a) of the Code.

9.2           Each Party agrees to provide the Escrow Agent with a properly completed Internal Revenue Service Form W-9 or W-8 (or applicable successor form), as applicable, provided that if the separate existence of a Party is disregarded for U.S. federal income tax purposes, the regarded owner of such Party shall complete such form on behalf of such Party. Each Party acknowledges that the Escrow Agent may be unable to perform its duties hereunder if it is not provided with the applicable form. Accordingly, the Parties understand and agree that unless and until each Party hereto provides an Internal Revenue Service Form W-9 or W-8, as applicable, to the Escrow Agent, the Escrow Accounts shall not be invested as otherwise provided herein nor shall disbursements be made from the Escrow Account as otherwise provided at Article III. The Parties understand and agree that (i) an Internal Revenue Service Form W-9 (or applicable successor form) that is not more than 30 days old is required in the case of a Party that is a “United States person” within the meaning of Section 7701(a) (30) of the Code and (ii) the applicable Internal Revenue Service Form W-8ECI, W-8IMY, W-8EXP, W-8BEN, W-8BEN-E (or applicable successor form), with all required attachments (if applicable), is required in the case of a Party that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code. Any applicable Internal Revenue Service form required to be delivered hereunder shall be delivered: (i) as of the date of this Agreement, (ii) before December 31 of each third succeeding calendar year, (iii) promptly upon reasonable demand by the Escrow Agent, and (iv) promptly upon learning that any such tax form previously provided by a Party has expired or become obsolete or incorrect. Upon reasonable demand by the Escrow Agent, any Party shall promptly provide any other form or documentation that may be reasonably requested in writing by the Escrow Agent so as to reduce or eliminate any deduction or withholding that may be applicable to any payments made from the Escrow Accounts.

9.3           Each Party hereby (i) represents and warrants that, as of the date this Agreement, each of the Escrow Accounts is not a Qualified Settlement Fund, Designated Settlement Fund, or Disputed Ownership Fund within the meaning of Section 468B of the Code (and the Treasury regulations thereunder) and (ii) covenants that it shall not take any action on or after the date of this Agreement, that causes the Escrow Accounts to become such a Qualified Settlement Fund, Designated Settlement Fund, or Disputed Ownership Fund at any time.

ARTICLE X
MISCELLANEOUS PROVISIONS

10.1          This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois and the parties hereto consent to jurisdiction in the State of Illinois and venue in any state or federal court located in the City of Chicago.

10.2          Any bank or corporation into which the Escrow Agent may be merged or with which it may be consolidated, or any bank or corporation to whom the Escrow Agent may transfer a substantial amount of its escrow business, shall be the successor to the Escrow Agent without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

10.3          This Agreement may be amended, modified, and/or supplemented only by an instrument in writing executed by each Party and the Escrow Agent.

10.4          This Agreement may be executed by the Parties hereto individually or in one or more counterparts, each of which shall be an original and all of which shall together constitute one and the same agreement. This Agreement, signed and transmitted by facsimile transmission or in PDF format, is to be treated as an original document and the signature of any party hereon, if so transmitted, is to be considered as an original signature, and the document so transmitted is to be considered to have the same binding effect as a manually executed original.

10.5          The headings used in this Agreement are for convenience only and shall not constitute a part of this Agreement. Any references in this Agreement to any other agreement, instrument, or document are for the convenience of the Parties hereto and shall not constitute a part of this Agreement.

10.6          As used in this Agreement, “Business Day” means a day other than a Saturday, Sunday, or other day when banking institutions in Chicago, Illinois are authorized or required by law or executive order to be closed.

10.7         This Agreement constitutes a contract solely among the parties by which it has been executed and is enforceable solely by the parties by which it has been executed and no other persons. It is the intention of the Parties and the Escrow Agent that this Agreement may not be enforced on a third party beneficiary or any similar basis.

10.8         The Parties and the Escrow Agent agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative this Agreement shall be construed with the invalid or inoperative provisions deleted and the rights and obligations of the Parties hereto shall be construed and enforced accordingly.

10.9         No party hereto shall assign its rights hereunder until (i) its assignee has submitted to the Escrow Agent Patriot Act disclosure materials and the Escrow Agent has determined that on the basis of such materials it may accept such assignee as a customer and (ii) assignee has delivered an IRS Form W-8 or W-9, as applicable, to the Escrow Agent which the Escrow Agent has determined to have been properly completed. In addition, the foregoing rights to assign shall be subject, in the case of any Party having an obligation to indemnify the Escrow Agent, to the Escrow Agent’s approval based upon the financial ability of assignee to indemnify it being reasonably comparable to the financial ability of assignor, which approval shall not be unreasonably withheld.

10.10       Escrow Agent will treat information related to this Agreement as confidential but, unless prohibited by law, the Parties authorize the transfer or disclosure of any information relating to this Agreement to and between the subsidiaries, officers, affiliates and other representatives and advisors of the Escrow Agent and third parties selected by any of them, wherever situated, for confidential use in the ordinary course of business, and further acknowledge that Escrow Agent and any such subsidiary, officer, Affiliate or third party may transfer or disclose any such information as required by any law, court, regulator or legal process. Escrow Agent consents to any disclosure of the rights, powers and duties of the Escrow Agent under this Agreement in connection with any filings made by any Party in any bankruptcy cases and in any notices required to be made in any such bankruptcy cases.

10.11       It is the intent of the Parties that neither the Purchaser nor any Seller Party shall have any right, title or interest in the Escrow Fund and that the Escrow Fund shall not be an asset or property of either the Purchaser or a Seller Party until such time, and then only to the extent, that such Party becomes entitled to receive a distribution out of the applicable Escrow Account pursuant to the terms of, and subject to the conditions set forth in, this Agreement, and that neither a voluntary or involuntary case under any applicable bankruptcy, insolvency or similar law, nor the appointment of a receiver, trustee, custodian or similar official in respect of the Purchaser or any Seller Party (any such event, a “Bankruptcy Event”) shall affect, modify, convert or otherwise change the contingent nature of its respective right to a distribution of the portion of the applicable Escrow Amount to which such Party may become entitled under this Agreement. In furtherance of the foregoing, in connection with any Bankruptcy Event in which either the Purchaser or any Seller Party is the debtor, the Escrow Fund shall not constitute property of such debtor’s estate within the meaning of 11 U.S.C. § 541. The Purchaser and each Seller Party acknowledges that it has no power of dominion and control over the Escrow Fund and acknowledges that it shall not have access to the Escrow Fund, except as specifically provided in this Agreement (and subject, as between the Purchaser and the Seller Parties, to the terms of the Purchase Agreement).

10.12       Solely in the event that, notwithstanding Section 10.11 of this Agreement, a court of competent jurisdiction (whether or not in connection with a Bankruptcy Event) determines that all or any portion of the Escrow Fund is property of any Seller Party, (a) the Seller Parties hereby grant (effective as of the date hereof) to the Purchaser a first-priority security interest in, and hereby pledges and assigns to the Purchaser, all of its right, title and interest in the Escrow Fund to secure the applicable Seller Parties’ obligations hereunder; (b) the Purchaser shall be entitled to take all actions necessary to further perfect or maintain the security interest created by the Seller Parties hereunder in the Escrow Fund; (c) the establishment and maintenance of the applicable Escrow Account hereunder is intended to constitute possession of the Escrow Fund for the purposes of perfecting the security interests herein created by this Section 10.12; and (d) all such amounts comprising the Escrow Fund shall constitute the Purchaser’s “cash collateral” within the meaning of sections 361 and 363 of the Bankruptcy Code, and the Purchaser does not consent to the use by any of the Seller Parties of such cash collateral, and no Seller Party shall have a right to use or apply any such cash collateral unless and until such Seller Party shall have obtained a court order authorizing use of the same, and the Purchaser shall have been provided with “adequate protection” of its interests in the Escrow Fund, within the meaning of sections 361 and 363 of the Bankruptcy Code.

[signatures appear on the following page(s)]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

Purchaser:

GROUP 1 AUTOMOTIVE, INC.

By:
Name:
Title:

[Party Defined Name]:

[DESIGNATE PARTY]

By:
Name:
Title:

Escrow Agent:

BANK OF AMERICA, NATIONAL ASSOCIATION

By:
Name:
Title:

Escrow Agreement

EXHIBIT A

ESCROW AGENT FEE SCHEDULE

Set-Up Fee:	$[•]

Tax Reporting Set-up Fee:	$[•]

Administration Fee:	$[ ]
Covers the first [ ] months from the date of this agreement (‘the Initial Period”). Should the escrow account remain open beyond the Initial Period, Escrow Agent may bill an additional fee of [$ ] annually without proration.

Wire Disbursement Fee	Six (6) disbursements via wire transfer are included in the Annual Administration Fee. $150 per disbursement will be assessed for any additional disbursements.

THE SET-UP FEES AND ADMINISTRATION FEES FOR THE INITIAL PERIOD ARE DUE UPON EXECUTION OF THE ESCROW AGREEMENT.*

Escrow Agent reserves the right to bill at cost for all out-of-pocket expenses, including out-of-pocket expenses. Out-of-pocket expenses include, but are not limited to, professional services (e.g. legal or accounting), travel expenses, telephone and facsimile transmission costs, postage (including express mail and overnight delivery charges), and copying charges.

*(The Administration Fee will be invoiced in advance, without pro-ration for partial periods. Wire disbursement fees and expenses will be invoiced on an annual basis in arrears.)

[AN “EXHIBIT B” MUST BE COMPLETED AND EXECUTED FOR EACH PARTY TO THE AGREEMENT] ALL MUST INDICATE AT LEAST TWO NAMES, ALONG WITH THE CONTRACT INFORMATION ON THE FORM BELOW.

***Please note: An individual verifying a disbursement request must be different from the person initiating the request.

***NO ELECTRONIC SIGNATURES – Hand written signatures only.

EXHIBIT B

Escrow Agreement Dated as of [date] by and among [Designate Parties]

Certificate of Authorized Representatives – [Designate Party]

Name:	Name:

Title:	Title:

Primary Phone:	Primary Phone:

Alternate Phone:	Alternate Phone:

E-mail:	E-mail:

Signature:	Signature:

Authority Level:		Authority Level:

☐	Authorized signatory initiating disbursement requests	☐	Authorized signatory initiating disbursement requests

☐	Call back contact to verify disbursement	☐	Call back contact to verify disbursement

Name:	Name:

Title:	Title:

Primary Phone:	Primary Phone:

Alternate Phone:	Alternate Phone:

E-mail:	E-mail:

Signature:	Signature:

Authority Level:		Authority Level:

☐	Authorized signatory initiating disbursement requests	☐	Authorized signatory initiating disbursement requests

☐	Call back contact to verify disbursement	☐	Call back contact to verify disbursement

The Escrow Agent is authorized to comply with and rely upon any notices, instructions or other communications believed by it to have been sent or given by the person or persons identified above including without limitation, to initiate and verify funds transfers as indicated.

[Name of Party]:

By:
Name:
Title:

Date: ________________

[AN “EXHIBIT B” MUST BE COMPLETED AND EXECUTED FOR EACH PARTY TO THE AGREEMENT] ALL MUST INDICATE AT LEAST TWO NAMES, ALONG WITH THE CONTRACT INFORMATION ON THE FORM BELOW.

***Please note: An individual verifying a disbursement request must be different from the person initiating the request.

***NO ELECTRONIC SIGNATURES – Hand written signatures only.

EXHIBIT B

Escrow Agreement Dated as of [date] by and among [Designate Parties]

Certificate of Authorized Representatives – [Designate Party]

Name:	Name:

Title:	Title:

Primary Phone:	Primary Phone:

Alternate Phone:	Alternate Phone:

E-mail:	E-mail:

Signature:	Signature:

Authority Level:		Authority Level:

☐	Authorized signatory initiating disbursement requests	☐	Authorized signatory initiating disbursement requests

☐	Call back contact to verify disbursement	☐	Call back contact to verify disbursement

Name:	Name:

Title:	Title:

Primary Phone:	Primary Phone:

Alternate Phone:	Alternate Phone:

E-mail:	E-mail:

Signature:	Signature:

Authority Level:		Authority Level:

☐	Authorized signatory initiating disbursement requests	☐	Authorized signatory initiating disbursement requests

☐	Call back contact to verify disbursement	☐	Call back contact to verify disbursement

The Escrow Agent is authorized to comply with and rely upon any notices, instructions or other communications believed by it to have been sent or given by the person or persons identified above including without limitation, to initiate and verify funds transfers as indicated.

[Name of Party]:

By:
Name:
Title:

Date: ________________

EXHIBIT C
FORM OF TERMINATION NOTICE

[Date]

Bank of America, National Association

Global Custody and Agency Services

540 W. Madison St

IL4-540-21-03

Chicago, Illinois 60661

Attention: Tatjana Brown

Fax: (312) 453-4443

Email address: gcas_amrs_escrow_client_service@bofa.com

NOTICE OF TERMINATION

Escrow Account Number #[                ]

Ladies and Gentlemen:

We refer you to that certain Escrow Agreement (the “Agreement”), dated as of [•], among Group 1 Automotive, Inc., a Delaware corporation, GPB Portfolio Automotive, LLC, a Delaware limited liability company, Capstone Automotive Group, LLC, a Delaware limited liability company, Capstone Automotive Group II, LLC, a Delaware limited liability company, Automile Parent Holdings, LLC, a Delaware limited liability company, Automile TY Holdings, LLC, a Delaware limited liability company, Prime Real Estate Holdings, LLC, a Delaware limited liability company, and Bank of America, National Association, a photocopy of which is attached hereto. Capitalized terms used but not defined in this letter shall have the meanings given them in the Agreement.

We hereby notify you, in accordance with the terms and provisions of Article VI of the Agreement, that we are terminating the Agreement and that this letter constitutes a Termination Notice (as defined in the Agreement) for all purposes under the Agreement. Accordingly, we request that you terminate the Agreement as of [•]3. Those undertakings that, under the provisions of the Agreement, shall survive termination of the Agreement shall continue as provided therein. The Escrow Funds shall, concurrently with the termination of the Agreement, be delivered by federal wire transfer as follows:

(i)	Disbursement Date:
(ii)	Dollar Amount $
(iii)	Beneficiary Name:
(iv)	Beneficiary Address, City, State Zip Code and Country (v)Beneficiary Bank Name:
(vi)	Beneficiary Bank ABA/Routing # (9 digits):
(vii)	Beneficiary Account Number:
(viii)	Reference:
(ix)	Provision of Agreement pursuant to which request is being made:

3 Date should be no fewer than 2 Business Days after the date of this Notice.

(x)	If Intermediary Bank is required, please include Intermediary Bank Name, Intermediary Bank Address, SWIFT Code and any other relevant bank information required.

The undersigned acknowledge that interest and earnings on any Escrow Funds which has accrued as of the Disbursement Date but which has not posted will be disbursed to the Seller Parties upon posting pursuant to the instructions to be provided by [Seller Parties].

The undersigned acknowledge that the Escrow Agent will act on this Notice of Termination subject to its rights under Article VI of the Agreement.

Very truly yours,

[Party Defined Name]:	[Party Defined Name]:
[DESIGNATE PARTY]	[DESIGNATE PARTY]

By:	By:
Name:	Name:
Title:	Title:

SCHEDULE I

ESCROW ACCOUNT INVESTMENT INFORMATION

INFORMATION AND DISCLOSURES REGARDING INVESTMENT IN A BANK OF AMERICA, N.A. INTEREST BEARING DEPOSIT ACCOUNT

Interest Bearing Deposit Account:

U.S. and non U.S. Corporate and Institutional Investor Use Only

TERMS AND CONDITIONS - The Interest Bearing Deposit Account (“IBDA”) is a demand deposit account held at Bank of America, N.A. To deposit funds in IBDA you must establish and maintain an account with Bank of America, N.A. (the “Bank”) pursuant to the terms of a written account agreement, including the Escrow Agreement (the “Relationship Terms”). Your funds may only be placed on deposit in or withdrawn from IBDA by the Escrow Agent acting on your behalf under the Relationship Terms and under the terms and conditions set forth herein. You will receive a statement from the Escrow Agent reflecting any balances held in IBDA at Bank and such balances, and any deposits to or withdrawals from IBDA on your behalf, will not be reflected on any other statement you receive from Bank.

An IBDA is a type of demand deposit account as described in, and subject to, the Bank Deposit Agreement and Disclosures, and may be reflected on your account statement as Interest Bearing Deposit Account. IBDA will pay interest at a rate determined by the Bank based on market conditions. Market conditions and/or other factors may cause the Bank to change the rate at any time, without notice or limit. In the event the rate changes, Escrow Agent will reflect the implementation of the new rate on your account statement as of the effective date of the change. The Bank reserves the right to pay no interest on the account, in which case the account may be held as a Non-Interest Bearing Demand Deposit demand deposit account as described in the Bank Deposit Agreement and Disclosures.

Past performance is no guarantee of future results. Funds deposited in IBDA or a Non-Interest Bearing demand deposit account, as applicable are insured to the maximum extent permitted by law and regulation by the Federal Deposit Insurance Corporation. IBDA has a normal cutoff time of 4:00PM (central time) and any cash received after that time will not be invested until the next business day.

ANNEX I
FORM OF DISBURSEMENT REQUEST

[Date]

Bank of America, National Association

Global Custody and Agency Services

540 W. Madison St

IL4-540-21-03

Chicago, Illinois 60661

Attention: Tatjana Brown

Fax: (312) 453-4443

Email address: gcas_amrs_escrow_client_service@bofa.com

DISBURSEMENT REQUEST

Escrow Account Number #[          ]

Ladies and Gentlemen:

We refer you to that certain Escrow Agreement (the “Agreement”), dated as of [•], among Group 1 Automotive, Inc., a Delaware corporation, GPB Portfolio Automotive, LLC, a Delaware limited liability company, Capstone Automotive Group, LLC, a Delaware limited liability company, Capstone Automotive Group II, LLC, a Delaware limited liability company, Automile Parent Holdings, LLC, a Delaware limited liability company, Automile TY Holdings, LLC, a Delaware limited liability company, Prime Real Estate Holdings, LLC, a Delaware limited liability company, and Bank of America, National Association, as Escrow Agent. Capitalized terms used but not defined in this letter shall have the meanings given them in the Agreement.

You are hereby directed to disburse funds held in the [applicable Escrow Account] as follows:

(i)	Disbursement Date:
(ii)	Dollar Amount $
(iii)	Beneficiary Name:
(iv)	Beneficiary Address, City, State Zip Code and Country
(v)	Beneficiary Bank Name:
(vi)	Beneficiary Bank ABA/Routing # (9 digits):
(vii)	Beneficiary Account Number:
(viii)	Reference:
(ix)	[The subaccount from which the disbursement is to be made (if applicable).] (x)Section of Agreement pursuant to which the Disbursement Request is being made.
(xi)	If Intermediary Bank is required, please include Intermediary Bank Name, Intermediary Bank Address, SWIFT Code and any other relevant bank information required.

The undersigned acknowledge that the Escrow Agent will act on this Disbursement Request subject to its rights under Article IV.

Very truly yours,

[Party Defined Name]:	[Party Defined Name]:
[DESIGNATE PARTY]	[DESIGNATE PARTY]

By:	By:
Name:	Name:
Title:	Title:

Annex A

Non-Dealership Lessees

Property Owner	Landlord	Tenant	Address
AMR Real Estate Holdings, LLC	AMR Real Estate Holdings, LLC	Sprint Spectrum L.P.	2100 Washington Street, Hanover, MA 02339
Casa Development, Inc.	AMR Auto Holdings - VH, LLC	Dutch & American Trading Company, LLC	425 Lincoln Street, Hingham, MA 02043

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Annex B

Non-Business Entities

1.	Non-Prime Closed Stores, LLC
2.	AMR Auto Holdings - ACII, LLC
3.	AMR Auto Holdings - HD, LLC
4.	AMR Auto Holdings - IN, LLC
5.	AMR Auto Holdings - KH, LLC
6.	AMR Auto Holdings - SB, LLC
7.	AMR Auto Holdings - SN, LLC
8.	AMR Auto Holdings - UW, LLC
9.	AMR Auto Holdings - VS, LLC
10.	AMR Auto Holdings - TO, LLC
11.	AMR Auto Holdings - TH, LLC
12.	AMR Auto Holdings - TY, LLC
13.	AMR Auto Holdings - CH, LLC
14.	AMR Auto Holdings - SH, LLC
15.	AMR Auto Holdings – LC, LLC
16.	Automile Gallery Holdings, LLC
17.	Prime Flip, LLC
18.	Staretz LLC
19.	AMR Auto Holdings - WPWN, LLC
20.	Country Motors II, Inc.
21.	Blackhill Road Realty, LLC
22.	Capstone Automotive Management, LLC
23.	KRAG Holdings, LLC
24.	Capstone KRAG Holdings, LLC
25.	PAG Management Tri State, LLC
26.	4410 NY-12 Realty, LLC
27.	18675 US Route 11 Realty, LLC
28.	18748 Route 11 Realty, LLC
29.	18712 Route 11 Realty, LLC
30.	18493 Route 11 Realty, LLC
31.	18476 Route 11 Realty, LLC
32.	18447 Route 11 Realty, LLC
33.	11333 US 30 Realty, LLC
34.	11331 US 30 Realty, LLC
35.	11310 Center Highway Realty, LLC
36.	11250 US 30 Realty, LLC
37.	8900 University Boulevard Realty, LLC
38.	3205 FM Realty, LLC
39.	3200 Library Road Realty, LLC

99

40.	3005 FM Realty, LLC
41.	2006 N. Center Avenue Realty, LLC
42.	111 E. Highway 6 Realty, LLC
43.	50 Buttermilk Hollow Realty, LLC
44.	35 Bypass Realty, LLC
45.	54 Caprara Drive Realty, LLC
46.	GPB Cars 12, LLC
47.	Capstone Cars of Syracuse, LLC
48.	FX Caprara Chevrolet Buick LLC
49.	FX Caprara Imports of Watertown, LLC
50.	FX Caprara VW, LLC, LLC
51.	FX CDJR of Alexandria Bay, LLC
52.	FX CDJR of Watertown, LLC
53.	GPB Cars 5, LLC
54.	Great Neck Ford, LLC
55.	Pulaski Ford LLC
56.	Lash Auto Group 2, LLC
57.	Lash Auto Group LLC
58.	Jersey Nissan, LLC
59.	Lash Auto Group 1, LLC
60.	DJD Holdings 2, LLC
61.	DJD Holdings, LLC
62.	KRAG Chevrolet of Cranberry, LLC
63.	KRAG Chevrolet of North Huntingdon, LLC
64.	KRAG Chevrolet of Somerset, LLC
65.	KRAG Ford of Adamsburg, LLC
66.	KRAG Subaru, LLC
67.	KRAG M, LLC
68.	KRAG Ford, LLC
69.	Alvin Autoworld, LLC
70.	Ron Carter Autoworld, LLC
71.	Ron Carter Auto Accessories, LLC
72.	AMR Automotive Reinsurance Limited
73.	Prime Automotive Reinsurance Limited

100

Annex C

Dealerships

Dealership	Legal Name	Street Address	City, State	Zip	EIN/FID
Prime Acura	AMR Auto Holdings - AC, LLC	395 Providence Highway	Westwood, MA	02090	26-0471798
Audi Westwood	AMR Auto Holdings - PA, LLC	375 Providence Highway	Westwood, MA	02090	26-0471759
BMW of Norwood	AMR Auto Holdings - BN, LLC	920 Providence Highway	Norwood, MA	02062	32-0570900
South Shore BMW	AMR Auto Holdings - BR, LLC	1040 Hingham Street	Rockland, MA	02370	36-4902527
Prime Chrysler Dodge Jeep Ram	AMR Auto Holdings - JS, LLC	824 Portland Road	Saco, ME	04072	35-2641912
World Chrysler Dodge Jeep Ram	World CDJR, LLC	681 Shrewsbury Avenue	Shrewsbury, NJ	07702	32-0508159
Prime Ford Auburn	AMR Auto Holdings - FA, LLC	780 Washington Street	Auburn, MA	01501	47-1591488
Prime Ford	Saco Auto Holdings - FLMM, LLC	857 Portland Road	Saco, ME	04072	26-0475702
Prime Buick GMC	AMR Auto Holdings - BG, LLC	1845 Washington Street	Hanover, MA	02339	80-0790489
Rockville Centre GMC	Rockville Centre GMC, LLC	510 Sunrise Hwy	Rockville Centre, NY	11570	38-3982028
Staten Island Buick GMC	Staten Island Buick GMC, LLC	1855 Hylan Blvd.	Staten Island, NY	10305	38-3954451
Prime Honda	AMR Auto Holdings - HN, LLC	1575 VFW Pkwy	West Roxbury, MA	02132	26-0471929
Prime Honda 128	AMR Auto Holdings - HNR, LLC	88-98 Walkers Brook Dr.	Reading, MA	01867	30-1096706
Prime Honda Saco	Saco Auto Holdings - HN, LLC	754 Portland Road	Saco, ME	04072	26-0475367
Land Rover Hanover	AMR Auto Holdings - LH,LLC	2144 Washington Street	Hanover, MA	02339	35-2610511
Prime Mazda	AMR Auto Holdings - MN, LLC	920 Providence Highway	Norwood, MA	02062	36-4902360
Mercedes-Benz of Hanover	AMR Auto Holdings - MH, LLC	1877 Washington Street	Hanover, MA	02339	27-3116200
Mercedes-Benz of Manchester	AMR Auto Holdings - MM, LLC	875 Gold Street	Manchester. NH	03103	35-2565758
Mercedes-Benz of Westwood	AMR Auto Holdings - MW, LLC	425 Providence Hwy	Westwood, MA	02090	26-0471690
Prime Motor Cars	Sawdran, LLC	137 US-1	Scarborough, ME	04074	20-1703076
South Shore Mini	AMR Auto Holdings - MINR, LLC	1040 Hingham Street	Rockland, MA	02370	38-4085732

101

Dealership	Legal Name	Street Address	City, State	Zip	EIN/FID
Porsche Westwood	AMR Auto Holdings - PO, LLC	411 Providence Highway	Westwood, MA	02090	30-1013326
Prime Subaru Manchester	AMR Auto Holdings - SM, LLC	205 John E. Devine Dr.	Manchester, NH	03102	35-2604501
World Subaru	World Subaru, LLC	688 Shrewsbury Avenue	Tinton Falls, NJ	07701	36-4850210
Bill Kolb Jr. Subaru	Orangeburg Subaru, LLC	252 NY 303	Orangeburg, NY	10962	81-4686087
Prime Toyota Route 2	AMR Auto Holdings - LN, LLC	700 Old Union Turnpike	Lancaster, MA	01523	46-2957097
Prime Toyota	Lupo, LLC	783 Portland Road	Saco, ME	04072	20-0419186
Prime Volvo Cars South Shore	AMR Auto Holdings - VH, LLC	1030 Hingham Street	Rockland, MA	02370	81-2523797
Volkswagen of Norwood	AMR Auto Holdings - VWN, LLC	1280 Providence Hwy	Norwood, MA	02062	35-2631780
Prime Volkswagen	Saco Auto Holdings - VW, LLC	784 Portland Road	Saco, ME	04072	26-0475410
Norwell Collision Center	AMR Auto Holdings - NC, LLC	154 Washington Street	Norwell, MA	02061	35-2606279
Saco Collision Center	AMR RE Holdings	751 Portland Road	Saco, ME	04072	26-1114944
West Roxbury Collision Center	AMR RE Holdings	151-155 Rivermoor Street	West Roxbury, MA	02132	26-1114944

102